As Filed with the Securities and Exchange Commission on May 14, 2010	Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

China Century Dragon Media, Inc.
(Name of Registrant As Specified in its Charter)

Delaware	7311	26-1583852
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
Incorporation	Classification Code Number)
or Organization)

Room 801, No. 7, Wenchanger Road,
Jiangbei, Huizhou City, Guangdong Province, China
0086-0752-3138789
(Address and Telephone Number of Principal Executive Offices)

Corporation Service Company
2711 Centerville Road
Suite 400
Wilmington, DE 19808
800-222-2122
(Name, Address and Telephone Number of Agent for Service)

Copies to
Thomas J. Poletti, Esq.	David Ficksman, Esq.
Melissa A. Brown, Esq.	TroyGould PC
K&L Gates LLP	1801 Century Park East, Suite 1600
10100 Santa Monica Blvd., 7th Floor	Los Angeles, CA 90067-2367
Los Angeles, CA 90067	Telephone: (310) 789-1290
Telephone: (310) 552-5000	Facsimile: (310) 789-1490
Facsimile: (310) 552-5001

Approximate Date of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

			Proposed		Proposed
			Maximum		Maximum		Amount of
Title of Each Class of	Amount To Be		Offering Price		Aggregate		Registration
Securities To Be Registered	Registered (1)		Per Share		Offering Price		Fee
Common Stock, $0.0001 par value per share	2,875,000	(2)	4.00	(2)	$11,500,000	(2)	$819.95
Common Stock, $0.0001 par value per share	3,566,838	(3)	4.00	(4)	$14,267,352	(4)	$1,017.26
Underwriter’s Warrants to Purchase Common Stock	125,000	(5)	N/A		N/A		N/A	(6)
Common Stock Underlying Underwriter’s Warrants, $0.0001 par value per share	125,000	(7)	N/A		$600,000	(8)	$42.78
Total Registration Fee							$1,879.99	(9)

(1)
In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of additional shares of Common Stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
The registration fee for securities to be offered by the Registrant is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Includes shares that the Underwriter has the option to purchase from the selling stockholders and the Registrant to cover over-allotments, if any.

(3)
This Registration Statement also covers the resale under a separate resale prospectus (the “Resale Prospectus”) by selling stockholders of the Registrant of up to 3,566,838 shares of Common Stock previously issued to the selling stockholders as named in the Resale Prospectus.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(5)
Represents the maximum number of warrants, each of which will be exercisable at a percentage of the per share offering price, to purchase the Registrant’s common stock to be issued to the Underwriter in connection with the public offering.

(6)
In accordance with Rule 457(g) under the Securities Act, because the shares of the Registrant’s common stock underlying the Underwriter’s warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(7)	Represents the maximum number of shares of the Registrant’s common stock issuable upon exercise of the Underwriter’s warrants.

(8)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based on an estimated maximum exercise price of $4.80 per share, or 120% of the maximum offering price.

(9)	Paid herewith.

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement contains two prospectuses, as set forth below.

•
Public Offering Prospectus.  A prospectus to be used for the public offering by the Registrant (the “Public Offering Prospectus”) of up to 2,500,000 shares of the Registrant’s common stock (in addition to 375,000 shares that may be sold upon exercise of the Underwriter’s over-allotment option, if any) through the Underwriter named on the cover page of the Public Offering Prospectus.  We are also registering the warrants and shares of common stock underlying the warrants to be received by the Underwriter in this offering.

•	Resale Prospectus. A prospectus to be used for the resale by selling stockholders of up to 3,566,838 shares of the Registrant’s common stock (the “Resale Prospectus”).

The Resale Prospectus is substantively identical to the Public Offering Prospectus, except for the following principal points:

•	they contain different outside front covers;
•	they contain different Offering sections in the Prospectus Summary section beginning on page 2;
•	they contain different Use of Proceeds sections on page 31;
•	the Capitalization and Dilution sections on pages 32 and 33, respectively, of the Public Offering Prospectus are deleted from the Resale Prospectus;
•
the “Selling Stockholders” portion of the Beneficial Ownership of Certain Beneficial Owners, Management, and Selling Stockholders on page 61 of the Public Offering Prospectus is deleted from the Resale Prospectus;

•	a Selling Stockholder section is included in the Resale Prospectus beginning on page 70A;
•	references in the Public Offering Prospectus to the Resale Prospectus will be deleted from the Resale Prospectus;
•	the Underwriting section from the Public Offering Prospectus on page 70 is deleted from the Resale Prospectus and a Plan of Distribution is inserted in its place;
•	the Legal Matters section in the Resale Prospectus on page 73 deletes the reference to counsel for the Underwriter; and
•	the outside back cover of the Public Offering Prospectus is deleted from the Resale Prospectus.

The Registrant has included in this Registration Statement, after the financial statements, a set of alternate pages to reflect the foregoing differences of the Resale Prospectus as compared to the Public Offering Prospectus.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject To Completion	May 14, 2010

2,500,000 Shares

China Century Dragon Media, Inc.

Common Stock

This is a public offering of our common stock.  We are a reporting company under Section 13 of the Securities Exchange Act of 1934, as amended. Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to apply for the listing of our common stock on the NASDAQ Global Market or the NYSE Amex Equities under the symbol “[___].”  There can, however, be no assurance that our common stock will be accepted for listing on either such exchange.

We are offering all of the 2,500,000 shares of our common stock offered by this prospectus.  We expect that the public offering price of our common stock will be between $3.00 and $4.00 per share.

Investing in our common stock involves a high degree of risk.  Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 9 of this prospectus

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share			Total
Public offering price	$	[___	]	$	[___	]
Underwriting discounts and commissions	$	[___	]	$	[___	]
Proceeds, before expenses, to China Century Dragon Media, Inc.	$	[___	]	$	[___	]
Proceeds, before expenses, to selling stockholders	$	[___	]	$	[___	]

The Underwriter has a 45-day option to purchase up to 375,000 additional shares of common stock at the public offering price solely to cover over-allotments, if any, if the Underwriter sells more than 2,500,000 shares of common stock in this offering (the “Over-allotment Shares”).  The Underwriter agreed to purchase 70% of the Over-allotment Shares from the selling stockholders identified in this prospectus and the remaining shares from us.  We will not receive any proceeds from the sale of the shares, if any, by the selling stockholders.  If the Underwriter exercises this option in full, the total underwriting discounts and commissions will be $[__], and total proceeds, before expenses, to the selling stockholders will be $[__] and the additional proceeds to us, before expenses, from the over-allotment option exercise will be $[__].

We have agreed to pay the Underwriter an aggregate non-accountable expense allowance of 3.0% of the gross proceeds of this offering or $[__], based on a public offering price of $[__] per share.

The Underwriter will also receive warrants to purchase a number of shares equal to 5% of the shares of our common stock sold in connection with this offering, or 125,000 shares, exercisable at a per share price equal to 120% of the offering price of this offering.  The Underwriter is offering the common stock as set forth under “Underwriting.”  Delivery of the shares will be made on or about [__________], 2010.

WestPark Capital, Inc.

The Date of this Prospectus is ____________________, 2010

[INSIDE FRONT COVER]

TABLE OF CONTENTS

PROSPECTUS SUMMARY	2
SUMMARY FINANCIAL DATA	8
RISK FACTORS	9
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	28
USE OF PROCEEDS	31
DIVIDEND POLICY	31
CAPITALIZATION	32
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	33
DILUTION	33
SELECTED CONSOLIDATED FINANCIAL DATA	35
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	36
DESCRIPTION OF BUSINESS	46
MANAGEMENT	55
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	60
BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT, AND SELLING STOCKHOLDERS	61
DESCRIPTION OF SECURITIES	63
SHARES ELIGIBLE FOR FUTURE SALE	67
UNDERWRITING	70
LEGAL MATTERS	73
EXPERTS	73
ADDITIONAL INFORMATION	73
INDEX TO FINANCIAL STATEMENTS	F-1

PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS	II-9
SIGNATURES	II-15

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus.  We and the selling stockholders have not, and the Underwriter has not, authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

i

PROSPECTUS SUMMARY

Because this is only a summary, it does not contain all of the information that may be important to you. You should carefully read the more detailed information contained in this prospectus, including our financial statements and related notes. Our business involves significant risks. You should carefully consider the information under the heading “Risk Factors” beginning on page 9.

As used in this prospectus, unless otherwise indicated, the terms “we,” “our,” “us,” “Company” and “China Media” refer to China Century Dragon Media, Inc., a Delaware corporation, formerly known as SRKP 25, Inc. (“SRKP 25”). We conduct our business through Beijing CD Media Advertisement Co., Ltd., a company incorporated under the laws of the People’s Republic of China, (“CD Media Beijing”), an entity controlled by our wholly-owned subsidiary, Huizhou CD Media Co., Ltd., a company incorporated under the laws of the People’s Republic of China (“CD Media Huizhou”) through a series of contractual arrangements.

The “selling stockholders” refers, collectively, to the selling stockholders named in this prospectus under the heading “Beneficial Ownership of Certain Beneficial Owners, Management, and Selling Stockholders” who have agreed to sell to the Underwriter up to 70% of the Over-allotment Shares sold in this offering, if any.

“China” or “PRC” refers to the People’s Republic of China. “RMB” or “Renminbi” refers to the legal currency of China and “$” or “U.S. Dollars” refers to the legal currency of the United States.

Company Overview

We are a television advertising company in China that primarily offers blocks of advertising time on certain channels on China Central Television (“CCTV”). In addition, we provide certain production services to help our clients integrate market resources and find partners to assist with producing the commercials. We purchase advertising time on certain of the nationally broadcast television channels of CCTV, the state television broadcaster of the PRC and China’s largest television network, which we repackage and sell to our customers. We assist our customers in identifying the most appropriate advertising time slots for their television commercials based on the customer’s advertising goals and in developing a cost-effective advertising program to maximize their return on their advertising investment.

Our goal is to become a leading provider of integrated advertising services in China. We intend to achieve this goal by implementing the following strategies:

•
Maximize our existing resources to increase our profitability. We plan to increase our profitability by (1) expanding our sale force; (2) strengthening relationships with our existing clients to increase renewals of contracts and cross-promoting our production services to existing clients; and (3) exploring new opportunities for expanding our production service offerings to new and existing clients.

•
Expand our purchases of advertising time on CCTV.  We intend to increase our purchases of advertising time aired on CCTV to help our clients reach a diverse audience.  We also intend to purchase advertising directly from CCTV which we believe will provide access to a wider variety of advertising opportunities.

•
Develop regional television advertising opportunities.  We intend to build relationships with providers of advertising time aired on certain highly rated regional television networks.  We believe that our purchase of advertising time aired on regional networks will allow us to offer our clients new ways to reach their target audience and allow us to expand our client base to advertisers who desire a more targeted marketing strategy.

•
Enhance our television production services.  We plan to actively market our production capabilities to potential as well as to existing clients.  We intend to open a production studio which will allow us to shoot commercial television advertisements and public service announcements for clients in China, as well as enable us to produce proprietary television programming.

•
Expand into new advertising platforms. We intend to expand our media resources in new advertising media platforms, including the Internet, radio, mobile devices and indoor or outdoor flat panel displays.  We believe that our expansion into new media platforms will enable us to offer added value to our clients by providing them with an avenue to reach consumers and will strengthen our competitiveness in the advertising industry.

•
Pursue acquisitions to broaden our service offerings and advertising platforms.  We will consider strategic acquisitions that will provide us with a broader range of service offerings and access to new markets and new advertising media platforms.

Corporate Information

We were incorporated in the State of Delaware on December 17, 2007.  We were originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation. On April 30, 2010, we (i) closed a share exchange transaction, described below, pursuant to which we became the 100% parent of CD Media (Holding) Co., Limited, a British Virgin Islands corporation (“CD Media BVI”), (ii) assumed the operations of CD Media BVI and its subsidiaries, including CD Media Huizhou, and (iii) changed our name from SRKP 25, Inc. to China Century Dragon Media, Inc.  CD Media Huizhou controls CD Media Beijing through contractual arrangements.  While CD Media Huizhou has no direct equity ownership in CD Media Beijing, through the contractual agreements CD Media Huizhou receives the economic benefits of CD Media Beijing’s operations.

Our principal executive offices and corporate offices are located at Room 801, No. 7, Wenchanger Road, Jiangbei, Huizhou City, Guangdong Province, China.  Our telephone number is 0086-0752-3138789.

We are a reporting company under Section 13 of the Securities Exchange Act of 1934, as amended.  Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to apply for the listing of our common stock on either the NASDAQ Global Market or the NYSE Amex Equities.

Recent Events

Share Exchange

Effective as of March 31, 2010, we entered into a share exchange agreement with CD Media BVI, CD Media Huizhou, CD Media Beijing and the shareholders of CD Media BVI.  Effective as of April 23, 2010, the parties to the share exchange agreement entered into an amended and restated share exchange agreement (the “Exchange Agreement”).  Pursuant to the Exchange Agreement, we agreed to issue an aggregate of 19,100,000 shares of our common stock in exchange for all of the issued and outstanding securities of CD Media BVI (the “Share Exchange”).  On April 30, 2010, the Share Exchange closed and CD Media BVI became our wholly-owned subsidiary and we immediately changed our name from “SRKP 25, Inc.” to “China Century Dragon Media, Inc.”  We issued a total of 19,100,000 shares of common stock to the shareholders of CD Media BVI and their designees in exchange for all of the issued and outstanding shares of CD Media BVI.

Prior to the closing of the Share Exchange and the closing of the Private Placement, as described below, our stockholders canceled an aggregate of 4,450,390 shares held by them such that there were 2,646,000 shares of common stock outstanding immediately prior to the Share Exchange.  Our stockholders also canceled warrants to purchase an aggregate of 5,677,057 shares of common stock such that the stockholders held warrants to purchase an aggregate of 1,419,333 shares of common stock immediately prior to the Share Exchange.  Each warrant is entitled to purchase one share of our common stock at $0.0001 per share and expires five years from the closing of the Share Exchange.  The stockholders did not receive any consideration for the cancellation of the shares and warrants.

Immediately after the closing of the Share Exchange and closing of the Private Placement, we had 25,312,838 outstanding shares of common stock, no shares of Preferred Stock, no options, and warrants to purchase 1,419,333 shares of common stock.  We paid a $215,750 success fee to WestPark Capital, Inc. (“WestPark Capital”) for services provided in connection with the Share Exchange, including coordinating the share exchange transaction process, interacting with principals of the shell corporation and negotiating the definitive purchase agreement for the shell, conducting a financial analysis of CD Media BVI, conducting due diligence on CD Media BVI and its subsidiaries and managing the interrelationships of legal and accounting activities.

The transactions contemplated by the Exchange Agreement, as amended, were intended to be a “tax-free” contribution and/or reorganization pursuant to the provisions of Sections 351 and/or 368(a) of the Internal Revenue Code of 1986, as amended.

Private Placement

On April 30, 2010, concurrently with the closing of the Share Exchange, we closed a private placement of shares of common stock (the “Private Placement”).  The net proceeds from the Private Placement will be used for working capital. Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 3,566,838 shares of common stock at $1.50 per share, for gross proceeds of approximately $5.35 million.  We paid WestPark Capital a commission equal to 10.0% with a non-accountable fee of 4.0% of the gross proceeds from the Private Placement.  We also agreed to retain WestPark Capital for a period of five months following the closing of the Private Placement to provide us with financial consulting services for which we will pay WestPark Capital $4,000 per month.  Out of the proceeds of the Private Placement, we paid $300,000 to Keen Dragon Group Limited, a third party unaffiliated with CD Media BVI, the Company, or WestPark Capital for services in connection with arranging the reverse merger.

We agreed to file a registration statement covering the common stock sold in the Private Placement within 30 days of the closing of the Private Placement pursuant to the subscription agreement entered into with each investor and to cause such registration statement to be declared effective by the SEC no later than 150 days from the date of filing or 180 days from the date of filing if the registration statement is subject to a full review by the SEC.

Each of the  stockholders and warrantholders of SRKP 25 prior to the completion of the Share Exchange (the “Existing Securityholders”) and each of the investors in the Private Placement also entered into a lock-up agreement pursuant to which they agreed that (i) if the proposed public offering that we expect to conduct is for $10 million or more, then the investors and the Existing Securityholders would not be able to sell or transfer their shares until at least six months after the public offering’s completion, and (ii) if the offering is for less than $10 million, then one-tenth of their shares would be released from the lock-up restrictions ninety days after the offering and there would be a pro rata release of the shares thereafter every 30 days over the following nine months.  WestPark Capital in its discretion, may also release some or all the shares from the lock-up restrictions earlier, however, (i) no early release shall be made with respect to Existing Securityholders prior to the release in full of all such lock-up restrictions on shares of the common stock acquired in the Private Placement and (ii) any such early release shall be made pro rata with respect to all investors’ shares acquired in the Private Placement. We currently intend this offering to be in an amount of at least $10 million. However, there can be no assurance of the actual size of this offering.

Some of the controlling stockholders and control persons of WestPark Capital were also, prior to the completion of the Share Exchange, controlling stockholders and control persons of SRKP 25, Inc., our predecessor, including Richard Rappaport, who is the Chief Executive Officer of the WestPark Capital and was the President and a significant stockholder of SRKP 25, Inc. prior to the Share Exchange, and Anthony C. Pintsopoulos, who is the President and Treasurer of WestPark Capital and was one of the controlling stockholders and an officer and director of SRKP 25, Inc. prior to the Share Exchange.  Mr. Rappaport is the sole owner of the membership interests in the parent of WestPark Capital.  Kevin DePrimio, Robert Schultz and Jason Stern, each employees of WestPark Capital, were also stockholders of SRKP 25, Inc. and are also our stockholders.  Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with the Company upon the closing of the Share Exchange.  Mr. Rappaport beneficially owns approximately 11.5% of our outstanding shares as of the date of this prospectus, and Messrs. Rappaport, Pintsopoulos, DePrimio, Schultz and Stern collectively beneficially own approximately 13.2% of our outstanding shares as of the date of this prospectus.

Corporate Structure

The corporate structure of the Company is illustrated as follows:

Contractual Arrangements

PRC laws, rules and regulations impose special requirements on foreign investors having ownership of PRC companies providing advertising services in the PRC.  In order to invest in the advertising industry in the PRC, a foreign investor must have at least two years of direct operations in the advertising industry outside the PRC.  We are a Delaware corporation and have not had any direct operations in the advertising industry outside of China. Therefore, we are unable to own a direct interest in a company providing advertising services in the PRC and our PRC subsidiary, CD Media Huizhou, cannot obtain the required business licenses to provide advertising services.  We operate our advertising operations through contractual arrangements with CD Media Beijing.  CD Media Huizhou, CD Media Beijing and CD Media Beijing’s shareholders entered into a series of contractual arrangements in March 2010 that provide us with effective control over the operations of CD Media Beijing and of the related economic benefits of CD Media Beijing in consideration for the services provided by CD Media Huizhou.  We intend to continue our business operations in China upon the expiration of these contractual arrangements by renewing them or entering into new contractual arrangements if the then current PRC law does not allow us to directly operate advertising businesses in China. We believe that, under these contractual arrangements, we have sufficient control over CD Media Beijing to renew or enter into new contractual arrangements prior to the expiration of the current arrangements on terms that would enable us to continue to operate our business in China after the expiration of the current arrangements.

Exclusive Business Cooperation Agreement.    Pursuant to the exclusive business cooperation agreement entered into on March 30, 2010 between CD Media Huizhou and CD Media Beijing, CD Media Huizhou provides technical and consulting services related to the business operations of CD Media Beijing. As consideration for such services, CD Media Beijing has agreed to pay service fees as specified by CD Media Huizhou in its fee notice to CD Media Beijing from time to time. The fees payable are calculated based on the rates set forth in the agreement or otherwise agreed upon between the parties. The term of this agreement is 10 years from the date thereof. CD Media Beijing may terminate the agreement upon CD Media Huizhou’s gross negligence or commission of a fraudulent act against CD Media Beijing.  CD Media Huizhou may terminate the agreement at any time upon giving 30 days’ prior written notice to CD Media Beijing.

Exclusive Option Agreement.    CD Media Huizhou entered into option agreements on March 30, 2010 with each of the shareholders of CD Media Beijing, Xu Wen, Cheng Yongxia and Zheng Hongbo, as well as CD Media Beijing itself, pursuant to which CD Media Huizhou has an exclusive option to purchase, or to designate another qualified person to purchase, to the extent permitted by PRC law and foreign investment policies, part or all of the equity interests in CD Media Beijing owned by Xu Wen, Cheng Yongxia and Zheng Hongbo. The purchase price for the entire equity interest shall equal the actual capital contributions paid into the registered capital of CD Media Beijing by each of the CD Media Beijing shareholders. Each of the exclusive option agreements has a 10 year term.

Power of Attorney.    Xu Wen, Cheng Yongxia and Zheng Hongbo each signed a power of attorney dated March 30, 2010 providing CD Media Huizhou the power to act as his exclusive agent with respect to all matters related to his ownership of the ownership interest in CD Media Beijing, including the right to attend shareholders’ meetings of CD Media Beijing and the right to exercise voting rights to which he is entitled under PRC law.

Equity Interest Pledge Agreement.    Pursuant to equity pledge agreements dated March 30, 2010, each of Xu Wen, Cheng Yongxia and Zheng Hongbo pledged his equity interest in CD Media Beijing to CD Media Huizhou to secure CD Media Beijing’s obligations under the exclusive business cooperation agreement as described above. In addition, the shareholders of CD Media Beijing agreed not to transfer, sell, pledge, dispose of or create any encumbrance on any equity interests in CD Media Beijing that would affect CD Media Huizhou’s interests. The equity pledge agreement will expire when CD Media Beijing fully performs its obligations under the exclusive business cooperation agreement described above.

In the opinion of Han Kun Law Offices, our PRC legal counsel:

•	the ownership structure of our company complies with current PRC laws, rules and regulations;

•	our contractual arrangements with CD Media Beijing and its shareholders are valid and binding on all parties to these arrangements, and do not violate current PRC laws, rules or regulations; and

•	the business operations of CD Media Huizhou, CD Media Beijing and its subsidiaries comply with current PRC laws, rules and regulations.

Our PRC legal counsel has, however, advised us that the PRC regulatory authorities may take a view that is contrary to the above opinions of our PRC legal counsel. If the PRC government determines that the above-described agreements that establish the structure for operating our PRC advertising businesses do not comply with applicable restrictions on foreign investment in the advertising industry, we could be subject to severe penalties including being prohibited from continuing operation. See “Risk Factors—Risks Related to Our Corporate Structure.”

The Offering

Common stock we are offering	2,500,000 shares (1)

Common stock included in Underwriter’s option to purchase shares from the selling stockholders to cover over-allotments, if any (up to 70% of the over-allotment option)	262,500 shares

Common stock included in Underwriter’s option to purchase shares from us to cover over-allotments, if any	112,500 shares

Common stock outstanding after the offering	27,812,838 shares (2)

Offering price	$3.00 to $4.00 per share (estimate)

Use of proceeds
We intend to use the net proceeds of this offering for working capital and general corporate purposes.  See “Use of Proceeds” on page 31 for more information on the use of proceeds. We will not receive any proceeds from the sale of any shares in this offering by the selling stockholders.

Conflicts of interest
Affiliates of WestPark Capital beneficially own approximately 13.2% of our company and, therefore, WestPark Capital has a “conflict of interest” under FINRA Rule 2720.  Accordingly, this offering is being conducted in accordance with FINRA Rule 2720, which requires that a “qualified independent underwriter” as defined in FINRA Rule 2720 participate in the preparation of the registration statement and prospectus and exercise its usual standards of due diligence in respect thereto.  [_________] is assuming the responsibilities of acting as the qualified independent underwriter in the offering.  The public offering price will be no higher than that recommended by [________].  See “Underwriting—Conflicts of Interest” on page 70 for more information.

Risk factors
Investing in these securities involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 9.

Proposed symbol	We intend to apply for the listing of our common stock on the NASDAQ Global Market or the NYSE Amex Equities under the symbol “[___].”

Concurrent resale registration
Upon the effectiveness of the Registration Statement of which this prospectus forms a part, 3,566,838 shares of our common stock will be registered for resale by the holders of such shares.  None of these securities are being offered by us and we will not receive any proceeds from the sale of these shares. For additional information, see above under “Prospectus Summary — Recent Events.”

____________________

(1)
Excludes (i) up to 125,000 shares of common stock underlying warrants to be received by the Underwriter in this offering, and (ii) 3,566,838 shares of our common stock held by the selling stockholders that are concurrently being registered with this offering for resale by such selling stockholder under a separate prospectus, and (iii) the 112,500 shares of our common stock that we may issue upon the Underwriter’s over-allotment option exercise.  The exercise of the Underwriter’s over-allotment option to purchase the 262,500 shares from selling stockholders named in this prospectus to cover over-allotments, if any, will not affect the number of shares outstanding after this offering.

(2)
Based on 25,312,838 shares of common stock issued and outstanding as of the date of this prospectus and (ii) 2,500,000 shares of common stock issued in the public offering.  Excludes (i) the Underwriter’s warrants to purchase a number of shares equal to 5% of the shares of common stock sold in this offering excluding the shares sold in the over-allotment option, and (ii) 1,419,333 shares of common stock underlying warrants that are exercisable at $0.0001.  Excludes the 112,500 shares of our common stock that we may issue upon the Underwriter’s over-allotment option exercise and is not affected by the 262,500 shares that the Underwriter may purchase from selling stockholders named in this prospectus.

SUMMARY FINANCIAL DATA

The following summary financial information contains consolidated statement of operations data for each of the years in the five-year period ended December 31, 2009 and the consolidated balance sheet data as of year-end for each of the years in the five-year period ended December 31, 2009.  The consolidated statement of operations data and balance sheet data were derived from the audited consolidated financial statements, except for data for the years ended and as of December 31, 2006 and 2005. Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Consolidated Statements of Operations	Years Ended December 31,
	2009	2008	2007	2006	2005
				(unaudited)	(unaudited)
	(all amounts are in US Dollars and in thousands, except share and per share amounts)

Revenue	$74,480	$44,684	$17,103	$6,231	$1,926
Gross profit	14,734	8,186	4,264	1,417	(66)
Income (loss) from operations	12,040	6,135	1,820	636	(131)
Net income (loss)	$9,010	$4,605	$1,223	$711	$(130)
Earnings per share—basic and diluted	$0.47	$0.24	$0.06	$0.04	$(0.01)
Weighted average shares outstanding – basic and diluted	19,100,000	19,100,000	19,100,000	19,100,000	19,100,000

Consolidated Balance Sheets	December 31,
	2009	2008	2007	2006	2005
				(unaudited)	(unaudited)
	(all amounts are in US Dollars and in thousands)
Total Current Assets	$13,678	$11,158	$4,545	2,265	1,443
Total Assets	20,532	11,188	4,564	2,267	1,443
Total Current Liabilities	4,844	4,579	2,767	1,777	2,229
Total Stockholders' Equity (Deficiency)	15,687	6,609	1,797	490	(786)

The acquisition of CD Media BVI by us on April 30, 2010 pursuant to the Share Exchange was accounted for as a recapitalization by us. The recapitalization was, at the time of the Share Exchange, the merger of a private operating company (CD Media BVI) into a non-operating public shell corporation (us) with nominal net assets and as such is treated as a capital recapitalization, rather than a business combination. As a result, the assets of the operating company are recorded at historical cost. The transaction is the equivalent to the issuance of stock by the private company for the net monetary assets of the shell corporation. The pre-acquisition financial statements of CD Media BVI are treated as the historical financial statements of the consolidated companies. The financial statements presented will reflect the change in capitalization for all periods presented, therefore the capital structure of the consolidated enterprise, being the capital structure of the legal parent, is different from that appearing in the financial statements of CD Media BVI in earlier periods due to this recapitalization.

RISK FACTORS

Any investment in our common stock involves a high degree of risk.  Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock.  Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur.  Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system.  If and when our common stock is traded, the trading price could decline due to any of these risks, and an investor may lose all or part of his or her investment.  Some of these factors have affected our financial condition and operating results in the past or are currently affecting our company.  This prospectus also contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

RISKS RELATED TO OUR OPERATIONS

We operate in the advertising industry which is subject to changing economic conditions.  A decline in the general economic conditions in the PRC could have a material adverse effect on our business and financial condition.

All of our revenues are generated from our advertising business in the PRC, which in turn is subject to downturns in the PRC economy.  Advertisers typically decrease their purchases of advertising time during economic downturns.  Additionally, advertisers may decrease their purchases of television advertising time to shift to other forms of advertising media upon an adverse change in the PRC economy. Any decrease in demand for advertising time or services from advertisers would negatively affect our revenues and profitability and cause a material adverse effect on our business and results of operations.

Our CCTV-related business has been, and is expected to continue to be, critical to our business and financial performance.

Our CCTV-related business has been, and is expected to continue to be, critical to our business and financial performance.  In particular, we primarily derive revenues from representing advertising clients to place their advertisements on CCTV, the largest television network in China.  Furthermore, we believe that our track record and performance in securing prime-time advertising time on CCTV have contributed, and may continue to contribute, significantly to our brand name and the development of our client base of Chinese advertisers, which are expected to have a substantial impact on our overall business. Consequently, the continued success in our business is subject to a number of risks, including the following:

•
CCTV may change its sales method at any time as it wishes and without prior notice. While CCTV currently uses third-party agencies to sell a significant portion of its advertising time slots to companies such as ours,  CCTV also sells a portion of its advertising time slots directly by itself or through auctions. If CCTV introduces new methods of sales that are materially different from the methods it is currently using, it may take us a significant amount of time to develop expertise, if at all, in buying advertising time on CCTV under any new sales method.

•
CCTV may begin to specify a limit on total advertising time that may be purchased by advertisers represented by one advertising agency in the future, in which case our growth potential would be limited as we would not be able to represent our advertising clients to purchase more CCTV advertising time when we exceed the limit.

•
CCTV’s advertising time, particularly prime-time advertising time, is limited and is highly coveted by advertisers and advertising agencies. As a result, there is intense competition for such advertising time. In particular, we face intense competition for CCTV related advertising business from a number of domestic competitors, such as Walk-On Advertising Co., Ltd. (San Ren Xing) and Vision CN Communications Group (Tong Lu), Charm Communications, Inc. and China Mass Media Corp., which may have competitive advantages, such as significantly greater financial, marketing or other resources or stronger market reputation.

Any of these risks could result in a significant decrease in our revenues, which in turn would have a material adverse effect on our business, results of operations, financial condition and prospects.

We depend on a limited number of suppliers for our advertising time.  The loss of any of these suppliers would cause a disruption to our operations and a material adverse effect on our business.

We purchase a significant amount of our advertising time from a few suppliers who act as agents for CCTV.  Our top three suppliers accounted for 20.1%, 30.5% and 49.5% of our total purchases of advertising time during the years ended December 31, 2009, 2008 and 2007, respectively.  If our relationship with any of these suppliers were to end, we would have to obtain advertising time from other suppliers.  We cannot guaranty our investors that we will be able to obtain an adequate supply of advertising time from other suppliers.  Additionally, advertising time that we are able to obtain from other suppliers may not be in as popular time slots or be on as popular CCTV channels as the advertising time that we currently purchase and our customers may not be willing to pay as much for this advertising time.  Our results of operations would be hurt if we are not able to obtain adequate supplies of advertising time that is attractive to our customers.

An unfavorable change in CCTV’s market position could materially and adversely affect our ability to generate revenues and income.

As the largest television network in China, CCTV currently has 21 public channels and 19 pay television channels and reaches approximately 90% of the households in the PRC.  Due to CCTV’s vast coverage across the PRC, advertising time on CCTV channels is seen as an attractive marketing platform by advertisers for advertising their products and services.  Additionally, due to its ownership by the PRC central government, CCTV benefits from special treatment provided by the PRC government, such as the requirement that CCTV-1 be broadcast by all regional television networks in China, making CCTV-1 an attractive channel for advertisers.  CCTV is not the only television network in the PRC.  CCTV faces growing competition from other television networks for market share.  A decline in CCTV’s market position could negatively affect the prices that we are able to charge for the advertising time we purchase that are aired on CCTV, which could negatively impact our ability to generate revenues and income.

We rely on access to advertising time slots during television programs to place our clients’ advertisements and the desirability of the advertising time slots we obtain depends on the popularity of the relevant television programs and other factors that are difficult to predict.

The value of our adverting time slots on CCTV depends on the ratings, popularity and viewership demographics of the shows during which our advertising time slots occur.  We cannot predict the popularity of television programs.  Poor ratings for programs to which our advertising time slots are attached could negatively affect the prices that we can charge for our advertising time purchased for airing on CCTV, which could negatively affect our revenues and results of operations.

Our ability to adjust the fees we charge for our services is limited and any substantial increase in the prices charged by CCTV for the advertising time slots available to us may reduce our revenues and profitability.

In negotiating with our advertising clients, we set the prices for our advertising packages based on a number of factors, including the popularity of programs to which our time slots are attached, viewer demographics for such programs, prices charged by our competitors and market demand.  We negotiate the pricing terms for the advertising time slots that we purchase from third parties for airing on CCTV on an annual basis.  We then charge our customers a premium for the advertising time slots and retain the difference in prices as a commission.  These third parties typically increase the prices charged to us for the advertising time slots each year. Our ability to bargain for lower prices for the advertising time slots is limited and while we are typically able to pass on such price increases to our advertising clients, we cannot assure you that we will always be able to pass such increases on to our customers.  If these third parties substantially raise the prices charged to us for the advertising time slots we purchase and we are unable to pass on such costs to our advertising clients, our results of operations would be materially adversely affected.

We may experience difficulties in our planned expansion into regional television networks, which could result in a decrease in our revenues and profitability.

Currently we purchase all of our advertising time slots for airing on CCTV.  As we expand our business, we intend to purchase advertising time from third parties promoters for airing on satellite and regional television networks, or from such networks directly, to expand our products and service offerings.  Our experience in selling advertising time slots on CCTV channels may not translate to selling advertising time slots on such networks.  Our implementation of this strategy could divert resources away from our existing business, which could result in a decrease in our revenues and profitability.

We plan to secure media resources in new advertising media platforms. We may not be successful in that business due to our lack of experience and expertise with respect to those new media platforms and we may face many other risks and uncertainties.

We intend to secure media resources in new advertising media platforms, such as the Internet, radio, mobile devices and indoor or outdoor flat panel displays. Our expertise and experience in television advertising may not be readily applied to advertising businesses involving those new media platforms.  Our existing and potential competitors may have competitive advantages, such as significantly greater financial, marketing or other resource or expertise and experience with respect to new advertising media platforms. As a result, we may not be able to successfully secure media resources in new advertising media platforms on favorable terms, or at all.

Furthermore, the market in China for advertising services involving some of those new media platforms is relatively new and its potential is uncertain. Our success in securing and managing media resources in new advertising media platforms depends on the acceptance of advertising on those new media platforms by our advertising clients and their continuing interest in such advertising as a component of their advertising strategies.

Implementing our plan to secure media resources in new advertising media platforms will also require us to:

•	continue to identify and obtain media resources in those new media platforms that are attractive to advertisers;

•	significantly expand our capital expenditures to pay for media resources;

•	obtain related governmental approvals; and

•	expand the number of operations and sales staff that we employ.

We cannot assure you that we will be able to successfully secure media resources in new advertising media platforms or that the related business will generate new revenues to pay for any increased capital expenditures or operating costs. If we are unable to successfully implement our strategy relating to new advertising media platforms, or if such expansion does not otherwise benefit our business, our prospects and competitive position may be materially harmed and our business, financial condition and results of operations may be materially and adversely affected.

China regulates media content extensively and we may be subject to government actions based on the advertising content we design for advertising clients or services we provide to them.

PRC advertising laws and regulations require advertisers, advertising operators and advertising distributors, including businesses such as ours, to ensure that the content of the advertisements they prepare or distribute is fair and accurate and is in full compliance with applicable laws, rules and regulations. Violation of these laws, rules or regulations may result in penalties, including fines, confiscation of advertising fees, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In circumstances involving serious violations, the PRC government may revoke a violator’s license for advertising business operations.

Our business includes assisting advertising clients in designing and producing advertisements, as well as executing their advertising campaign. Under our agreements with third parties providing advertising time on CCTV we are typically responsible for the compliance with applicable laws, rules and regulations with respect to advertising content that we provide to the media. In addition, some of our advertising clients provide completed advertisements for us to display on CCTV. Although these advertisements are subject to internal review and verification of CCTV, their content may not fully comply with applicable laws, rules and regulations. Further, for advertising content related to special types of products and services, such as alcohol, cosmetics, pharmaceuticals and medical procedures, we are required to confirm that our clients have obtained requisite government approvals, including operating qualifications, proof of quality inspection of the advertised products and services, government pre-approval of the content of the advertisement and filings with the local authorities. We endeavor to comply with such requirements, including by requesting relevant documents from the advertising clients and employing qualified advertising inspectors who are trained to review advertising content for compliance with applicable PRC laws, rules and regulations. However, we cannot assure you that violations or alleged violations of the content requirements will not occur with respect to our operations. If the relevant PRC governmental agencies determine the content of the advertisements that we represent violated any applicable laws, rules or regulations, we could be subject to penalties. Although our agreements with our clients normally require them to warrant the fairness, accuracy and compliance with relevant laws and regulations of their advertising content and agree to indemnify us for violations of these warranties, these contractual remedies may not cover all of our losses resulting from governmental penalties. Violations or alleged violations of the content requirements could also harm our reputation and impair our ability to conduct and expand our business.

We may be exposed to liabilities from allegations that certain of our clients’ advertisements may be false or misleading or that our clients’ products may be defective.

Our advertising customers may become subject to claims that their advertisements are false or misleading or that their products are defective.  We may be joined as a defendant along with our clients in litigation or administrative proceedings related to such claims.  These actions could be costly to defend and could result in harm to our reputation.  If we are made a party to any proceedings relating to such claims, our results of operations would be materially adversely affected.

We receive a significant portion of our revenues from a few large clients, and the loss of one or more of these clients could materially and adversely impact our business, results of operations and financial condition.

We derive a significant portion of our revenues from a limited number of large advertising clients. For example, our ten largest advertising clients accounted for approximately 61.1%, 47.7% and 35.2% of our total revenues in 2009, 2008 and 2007, respectively. Our clients generally are able to reduce advertising and marketing spending or cancel an advertising campaign at any time for any reason. It is possible that our clients could reduce their advertising spending in a given period in comparison with historical patterns, and they could reduce their advertising spending for future periods. A significant reduction in advertising and marketing spending by our large clients, or the loss of one or more of our large clients, to the extent the loss in our revenues resulting from the loss of these clients is not replaced by new client accounts or increased business from existing clients, would lead to a substantial decline in our revenues, which could have a material adverse effect on our business, results of operations and financial condition.

 Because we do not have long-term contracts with our customers, our customers can terminate their relationship with us at any time, which could cause a material adverse effect on our results of operations.

We generally do not have exclusive or long-term agreements with our advertising clients.  As a result, our customers may terminate their agreements and we may lose our business with them if they are unsatisfied with our services or for other reasons.  Most of our contracts with our advertisers are for a term of one year or less.  We cannot rely on long-term contracts to protect us from the negative financial effects of a decline in the demand for television advertising time.  We, therefore, must rely on our attractive advertising time slots, our high-quality production services and our favorable pricing to attract and retain customers.  We cannot assure you that we will be able to maintain our relationships with our current customers or that we will be able to attract new customers.  If a considerable number of our current clients terminate their relationships with us and we are unable to replace such clients, our revenues and net income could decrease and cause a material adverse effect on our results of operations.

If we are unable to adapt to changing advertising trends and preferences of advertisers, television channels and viewers, we will not be able to compete effectively.

The market for television advertising requires us to continuously identify new advertising trends and the preferences of advertisers, television channels and viewers, which may require us to develop new features and enhancements for our services. We may incur development and acquisition costs or to hire new managers or other personnel in order to keep pace with new market trends, but we may not have the financial and other resources necessary to fund and implement these development or acquisition projects or to hire suitable personnel. Further, we may fail to respond to changing market preferences in a timely fashion. If we cannot succeed in developing and introducing new services on a timely and cost-effective basis, the demand for our advertising services may decrease and we may not be able to compete effectively or attract advertising clients, which would have a material adverse effect on our business and prospects.

We are subject to risks relating to the nature of China’s advertising industry, including frequent and sudden changes in advertising proposals.

The nature of the advertising business in China is such that sudden changes in advertising proposals and actual advertisements are frequent. In China, television stations remain responsible for the content of advertisements, and as a result, television stations may reject or recommend changes to the content of advertisements. We strive to minimize problems related to work for clients by encouraging the conclusion of basic written agreements, but we are exposed to the risk of unforeseen incidents or disputes with advertising clients. In addition, similar to other companies in our industry in the PRC where relationships between advertising clients within a particular industry and advertising companies are not typically exclusive, we are currently acting for multiple clients within a single industry in a number of industries. If this practice in China were to change in favor of exclusive relationships and if our efforts to respond to this change were ineffective, our business, results of operations and financial condition could be materially and adversely affected.

We are subject to intense competition in the industry in which we operate, which could cause loss of our market share and material harm to our profitability.

The advertising industry is highly competitive and fragmented in China. We compete for business with other advertising companies based on the desirability of the advertising time slots we offer for advertising, the broadcast area of the television network, the services we offer and the prices for our advertising time and our services.  We compete directly with advertising agencies that provide television airtime to advertisers and with other companies that purchase advertising timeslots from CCTV and other television networks.

Some of our competitors may have direct relationships with CCTV, stronger relationships with third party providers that purchase advertising time directly from CCTV, larger market shares, greater media resources, larger access to advertising customer bases and greater financial resources than us.  Additionally, we may face competition from new foreign-owned entrants into the PRC advertising industry.  Additionally, we face competition for advertisers’ spending from companies offering advertising services on non-traditional advertising platforms, including the Internet, street furniture, billboard, frame and public transport advertising companies, and with other traditional advertising media, such as newspapers, magazines and radio.  Greater competition in the advertising industry could result in lower prices for our products, which would lead to decreased revenues and net income.

We rely on computer software and hardware systems in our operations, the failure of which could adversely affect our business, results of operations and financial condition.

We are dependent upon our computer software and hardware systems in designing our advertisements and keeping important operational and market information. In addition, we rely on our computer hardware for the storage, delivery and transmission of data. Any system failure that causes interruptions to the input, retrieval and transmission of data or increase in the service time could disrupt our normal operations. Although we have a disaster recovery plan that is designed to address the failures of our computer software and hardware systems, we may not be able to effectively carry out this disaster recovery plan or restore our operations within a sufficiently short time frame to avoid business disruptions. Any failure in our computer software or hardware systems could decrease our revenues and harm our relationships with advertisers, television channels and other media companies, which in turn could have a material adverse effect on our business, results of operations and financial condition.

Our failure to maintain a skilled a dedicated sales and marketing team, our sales and revenues could decrease and cause an adverse effect on our results of operations.

We depend on our dedicated sales staff persons to sell our advertising packages and to increase awareness, acceptance and use of our consulting services.  We experience a high turnover rate among our sales and marketing personnel and we cannot assure you that we will be able to retain our current staff members or replace staff members who leave.  As our business grows, we will need to increase the size of our sales and marketing staff.  Because industry demand for experienced sales and marketing employees exceeds the number of personnel available, the competition for attracting and retaining these employees is intense.  If we are unable to hire, retain, integrate or motivate our current or new sales personnel, our sales and marketing efforts may be materially impaired and our business, financial condition and results of operations could be materially and adversely affected.

We do not carry any business interruption or liability insurance.  As a result, we may incur uninsured losses, increasing the possibility that you would lose your entire investment in our company.

We could be exposed to liabilities or other claims for which we would have no insurance protection.  We do not currently maintain any business interruption insurance or any other comprehensive insurance policy, except for a key-man life insurance policy on certain of officers and directors and liability insurance on our automobiles.  As a result, we may incur uninsured liabilities and losses as a result of the conduct of our business.  Business disruption insurance is available to a limited extent in China, but we have determined that the risks of disruption, the cost of such insurance and the difficulties associated with acquiring such insurance make it impractical for us to have such insurance. Should uninsured losses occur, any purchasers of our common stock could lose their entire investment.

Our labor costs are likely to increase as a result of changes in Chinese labor laws.

We expect to experience an increase in our cost of labor due to recent changes in Chinese labor laws which are likely to increase costs further and impose restrictions on our relationship with our employees. In June 2007, the National People’s Congress of the PRC enacted new labor law legislation called the Labor Contract Law and more strictly enforced existing labor laws. The new law, which became effective on January 1, 2008, amended and formalized workers’ rights concerning overtime hours, pensions, layoffs, employment contracts and the role of trade unions. As a result of the new law, we have had to increase the salaries of our employees, provide additional benefits to our employees, and revise certain other of our labor practices. The increase in labor costs has increased our operating costs, which increase we have not always been able to pass through to our customers. In addition, under the new law, employees who either have worked for us for 10 years or more or who have had two consecutive fixed-term contracts must be given an “open-ended employment contract” that, in effect, constitutes a lifetime, permanent contract, which is terminable only in the event the employee materially breaches our rules and regulations or is in serious dereliction of his or her duties. Such non-cancelable employment contracts will substantially increase our employment related risks and limit our ability to downsize our workforce in the event of an economic downturn. No assurance can be given that we will not in the future be subject to labor strikes or that we will not have to make other payments to resolve future labor issues caused by the new laws. Furthermore, there can be no assurance that the labor laws will not change further or that their interpretation and implementation will vary, which may have a negative effect upon our business and results of operations.

Our business may be adversely affected by the global economic downturn, in addition to the continuing uncertainties in the financial markets.

The global economy is currently in a pronounced economic downturn. Global financial markets are continuing to experience disruptions, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates, and uncertainty about economic stability. Given these uncertainties, there is no assurance that there will not be further deterioration in the global economy, the global financial markets and consumer confidence. Any economic downturn generally or any decrease in consumer spending in the PRC, could cause advertisers to reduce their spending on advertisements, would have a material adverse effect on our business, cash flows, financial condition and results of operations.

Although we believe we have adequate liquidity and capital resources to fund our operations internally, in light of current market conditions, our inability to access the capital markets on favorable terms, or at all, may adversely affect our financial performance. The inability to obtain adequate financing from debt or capital sources could force us to self-fund strategic initiatives or even forego certain opportunities, which in turn could potentially harm our performance.

We may pursue future growth through strategic acquisitions and alliances which may not yield anticipated benefits and may adversely affect our operating results, financial condition and existing business.

We may seek to grow in the future through strategic acquisitions in order to complement and expand our business. The success of our acquisition strategy will depend on, among other things:

•	the availability of suitable candidates;

•	competition from other companies for the purchase of available candidates;

•	our ability to value those candidates accurately and negotiate favorable terms for those acquisitions;

•	the availability of funds to finance acquisitions;

•	the ability to establish new informational, operational and financial systems to meet the needs of our business;

•	the ability to achieve anticipated synergies, including with respect to complementary products or services; and

•	the availability of management resources to oversee the integration and operation of the acquired businesses.

If we are not successful in integrating acquired businesses and completing acquisitions in the future, we may be required to reevaluate our acquisition strategy. We also may incur substantial expenses and devote significant management time and resources in seeking to complete acquisitions. Acquired businesses may fail to meet our performance expectations. If we do not achieve the anticipated benefits of an acquisition as rapidly as expected, or at all, investors or analysts may not perceive the same benefits of the acquisition as we do. If these risks materialize, our stock price could be materially adversely affected.

We may need additional capital to implement our current business strategy, which may not be available to us, and if we raise additional capital, it may dilute your ownership in us.

We currently depend on net revenues to meet our short-term cash requirements.  In order to grow revenues and sustain profitability, we will need additional capital.  Obtaining additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment.  These factors may make the timing, amount, terms and conditions of additional financing unattractive to us.  We cannot assure you that we will be able to obtain any additional financing.  If we are unable to obtain the financing needed to implement our business strategy, our ability to increase revenues will be impaired and we may not be able to sustain profitability.

Our failure to effectively manage growth could harm our business.

We have rapidly and significantly expanded our services offerings since our inception and will endeavor to further expand our service offerings in the future.  Any additional significant growth in the market for our services or our entry into new markets may require and expansion of our employee base for managerial, operational, financial, sales and marketing and other purposes. During any growth, we may face problems related to our operational and financial systems and controls, including quality control and service capacities. We would also need to continue to expand, train and manage our employee base. Continued future growth will impose significant added responsibilities upon the members of management to identify, recruit, maintain, integrate, and motivate new employees.

Aside from increased difficulties in the management of human resources, we may also encounter working capital issues, as we will need increased liquidity to finance the purchase of additional advertising time slots, develop new services and the hiring of additional employees. For effective growth management, we will be required to continue improving our operations, management, and financial systems and controls. Our failure to manage growth effectively may lead to operational and financial inefficiencies that will have a negative effect on our profitability. We cannot assure investors that we will be able to timely and effectively meet that demand and maintain the quality standards required by our existing and potential customers.

We may be subject to intellectual property infringement claims, which could result in litigation and substantial costs to defend.

We place advertisements provided by our advertising clients on television and may be subject to claims of infringement based on our clients’ advertisements.  Some of our existing contracts with our advertising clients do not provide us with indemnity from our clients for any intellectual property infringement claims relating to the advertisements provided by our clients.  We cannot be certain that our operations or any aspects of our business do not or will not infringe upon patents, copyrights or other intellectual property rights held by third parties. We may receive notice of claims of infringement of other parties’ proprietary rights.  Such actions could result in litigation and we could incur significant costs and diversion of resources in defending such claims.  The party making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief.  Even if such litigation is not successful, it could result in substantial costs and diversion of resources and management’s attention from the operation of our business.

We face risks related to natural disasters, terrorist attacks or other unpredictable events in China which could have a material adverse effect on our business and results of operations.

Our business could be materially and adversely affected by natural disasters, terrorist attacks or other events in China where all of our operations are located.  For example, in early 2008, parts of China suffered a wave of strong snow storms that severely impacted public transportation systems. In May 2008, Sichuan Province in China suffered a strong earthquake measuring approximately 8.0 on the Richter scale that caused widespread damage and casualties.  The May 2008 Sichuan earthquake has had a material adverse effect on the general economic conditions in the areas affected by the earthquake.  The occurrence of any future disasters such as earthquakes, fires, floods, wars, terrorist attacks, computer viruses, transportation disasters or other events, or our information system or communications network breaks down or operates improperly as a result of such events, our facilities may be seriously damaged, and we may have to stop or delay operations.  We may incur expenses relating to such damages, which could have a material adverse effect on our business and results of operations.

We may adopt an equity incentive plan under which we may grant securities to compensate employees and other services providers, which would result in increased share-based compensation expenses and, therefore, reduce net income.

We may adopt an equity incentive plan under which we may grant shares or options to qualified employees. Under current accounting rules, we would be required to recognize share-based compensation as compensation expense in our statement of operations, based on the fair value of equity awards on the date of the grant, and recognize the compensation expense over the period in which the recipient is required to provide service in exchange for the equity award. We have not made any such grants in the past, and accordingly our results of operations have not contained any share-based compensation charges. The additional expenses associated with share-based compensation may reduce the attractiveness of issuing stock options under an equity incentive plan that we may adopt in the future. If we grant equity compensation to attract and retain key personnel, the expenses associated with share-based compensation may adversely affect our net income. However, if we do not grant equity compensation, we may not be able to attract and retain key personnel or be forced to expend cash or other compensation instead. Furthermore, the issuance of equity awards would dilute the shareholders’ ownership interests in our company.

RISKS RELATED TO OUR CORPORATE STRUCTURE

If the PRC government determines that the agreements establishing the structure for operating our China business do not comply with applicable PRC laws, rules and regulations, we could be subject to severe penalties including being prohibited from continuing our advertising operations in the PRC.

Foreign entities that invest in companies that operate in the advertising industry in the PRC must have at least two years of direct operations in the advertising industry outside of the PRC.  We are a Delaware corporation and have not engaged in any advertising operations outside of the PRC and, therefore, are unable to directly provide advertising services in China.  As a result, our PRC subsidiary, CD Media Huizhou cannot obtain the proper business licenses in China to provide advertising services.  We provide our advertising services through CD Media Beijing, which is owned directly by three PRC citizens.  CD Media Huizhou controls the operations of CD Media Beijing and receives the economic benefits and bears the economic risks of CD Media Beijing through a series of contractual arrangements.

There are considerable uncertainties regarding the interpretation and application of current and future PRC laws, rules and regulations, including but not limited to the laws, rules and regulations governing the validity and enforcement of our contractual arrangements with CD Media Beijing. Although our PRC legal counsel has advised us that our corporate structure, including our contractual arrangements with CD Media Beijing, complies with all applicable PRC laws, rules and regulations, we cannot assure you that the PRC government will not take a view contrary to the opinion of our PRC legal counsel and determine that our corporate structure and our contractual arrangement violate PRC law, rules and regulations.  Our PRC legal counsel has also advised us that if the PRC government decides that our contractual agreements with CD Media Beijing that establish the framework for our advertising operations in the PRC violate PRC restrictions on foreign ownership of advertising businesses, the PRC may impose harsh penalties upon us, including but not limited to the following:

•	revoking the business and operating licenses of CD Media Huizhou and/or CD Media Beijing;
•	ending or restricting any transactions among CD Media Huizhou and CD Media Beijing;
•	imposing fines;
•	confiscating our, CD Media Huizhou’s or CD Media Beijing’s income;
•	imposing restrictions on our operations with which we may be unable to comply;
•	requiring us to restructure our corporate structure or operations; or
•	restricting or prohibiting the use of any proceeds of an offering of our securities to finance our operations in the PRC.

The imposition of any such penalties would have a material adverse effect on our business and results of operations.

We rely on contractual arrangements with CD Media Beijing, our consolidated affiliated entity in China, and its shareholders, which may not be as effective in providing us with operational control or enabling us to derive economic benefits as through ownership of controlling equity interest.

We rely upon, and expect to continue to rely upon, contractual arrangements with CD Media Beijing, our consolidated affiliated entity in China, and its shareholders to operate our advertising business. These contractual arrangements provide us with effective control over CD Media Beijing and the economic benefits and risks of CD Media Beijing.  If CD Media Beijing or any of its shareholders fails to perform their responsibilities under any of our contractual arrangements, we may incur substantial costs to enforce such agreements and rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damage.  We cannot assure investors that we will be successful in enforcing such agreements.

If (i) the applicable PRC authorities invalidate these contractual arrangements for violation of PRC laws, rules and regulations, (ii) CD Media Beijing or its shareholders terminate these contractual arrangements or (iii) CD Media Beijing or its shareholders fail to perform their obligations under these contractual arrangements, we would not be able to continue our business operations in China or to derive economic benefits from operations of CD Media Beijing. Additionally, if we cannot renew these contractual arrangements upon their expiration, we would not be able to continue our business operations unless the then current PRC law allows us to directly operate advertising businesses in China.

If CD Media Beijing or all or part of its assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could severely disrupt our business and result in a material adverse effect to our results of operations. If CD Media Beijing undergoes a voluntary or involuntary liquidation proceeding, its shareholders or unrelated third-party creditors may claim rights to some or all of CD Media Beijing’s assets, which would inhibit our ability to operate our advertising business and derive the economic benefits of CD media Beijing.

All of these contractual arrangements are governed by PRC laws.  Accordingly, these contracts will be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event we are unable to enforce these contractual arrangements, we may not be able to exercise effective control over our operating entities, and we may be precluded from operating our business, which would have a material adverse effect on our financial condition and results of operations.

The PRC tax authorities may scrutinize our contractual arrangements with CD Media Beijing, which could result in the tax authorities determining that we owe additional taxes or that we are not entitled  for certain tax exemptions, or both, which could substantially increase our taxes owed and have a negative impact on our financial condition.

Under applicable PRC laws, rules and regulations, arrangements and transactions among related parties may be subject to audits or challenges by the PRC tax authorities. Neither we nor our PRC legal counsel are able to determine whether any of our contractual arrangements with CD Media Beijing will be regarded by the PRC tax authorities as arm’s length transactions because, to our knowledge, the PRC tax authorities have not issued a ruling or interpretation in respect of the type of transaction structure similar to ours. The relevant tax authorities may determine that our contractual relationships with CD Media Beijing and its shareholders were not entered into on an arm’s length basis. If any of the transactions between CD Media Huizhou, our wholly owned subsidiary in China, and CD Media Beijing, our affiliated entity, and its shareholders, including our contractual arrangements with CD Media Beijing, are determined not to have been entered into on an arm’s length basis, or are found to result in an impermissible reduction in taxes under PRC laws, the PRC tax authorities may adjust the profits and losses of CD Media Beijing and assess more taxes on it. In addition, the PRC tax authorities may impose late payment surcharges and other penalties to CD Media Beijing for underpaid taxes. Our net income may be materially and adversely affected if CD Media Beijing’s tax liabilities increase or if it is found to be subject to late payment surcharges or other penalties.

We rely principally on dividends and other distributions on equity paid by our wholly-owned operating subsidiary to fund any cash and financing requirements we may have, and any limitation on the ability of our operating subsidiary to pay dividends to us could have a material adverse effect on our ability to conduct our business.

As a holding company, we rely principally on dividends and other distributions on equity paid by CD Media Huizhou, our PRC operating subsidiary, for our cash requirements, including the funds necessary to service any debt we may incur or for operating a public company. If CD Media Huizhou incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. In addition, the PRC tax authorities may require us to adjust our taxable income under the contractual arrangements CD Media Huizhou currently has in place with CD Media Beijing in a way that would materially and adversely affect CD Media Huizhou’s ability to pay dividends and other distributions to us. Furthermore, relevant PRC laws, rules and regulations permit payments of dividends by CD Media Huizhou only out of its retained earnings, if any, determined in accordance with PRC accounting standards and regulations. Under PRC laws, rules and regulations, CD Media Huizhou is also required to set aside a portion of its net income each year to fund specific reserve funds. These reserves are not distributable as cash dividends.  The statutory general reserve fund requires annual appropriations of 10% of after-tax income to be set aside prior to payment of dividends until the cumulative fund reaches 50% of the registered capital. As a result CD Media Huizhou is restricted in its ability to transfer a portion of its net assets to us whether in the form of dividends, loans or advances. Any limitation on the ability of CD Media Huizhou to pay dividends to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.

RISKS RELATED TO US DOING BUSINESS IN CHINA

As substantially all of our assets are located in the PRC and all of our revenues are derived from our operations in China, changes in the political and economic policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters. Under the current government leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the government of the PRC will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

Our operations are subject to PRC laws and regulations that are sometimes vague and uncertain. Any changes in such PRC laws and regulations, or the interpretations thereof, may have a material and adverse effect on our business.

The PRC’s legal system is a civil law system based on written statutes. Decided legal cases do not have so much value as precedent in China as those in the common law system prevalent in the United States. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to, governmental approvals required for conducting business and investments, laws and regulations governing the advertising industry, as well as commercial, antitrust, patent, product liability, environmental laws and regulations, consumer protection, and financial and business taxation laws and regulations.

The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

Our PRC subsidiary, CD Media Huizhou, is considered a foreign invested enterprise under PRC laws, and as a result is required to comply with PRC laws and regulations, including laws and regulations specifically governing the activities and conduct of foreign invested enterprises. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses. If the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;

•	revoking our business license, other licenses or authorities;

•	requiring that we restructure our ownership or operations; and

•	requiring that we discontinue any portion or all of our business.

Investors may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws or other foreign laws against us or our management.

All of our current operations are conducted in China. Moreover, all of our directors and officers are nationals and residents of China. All or substantially all of the assets of these persons are located outside the United States and in the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons. In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

The scope of the business license for CD Media Beijing in China is limited, and we may not expand or continue our business without government approval and renewal, respectively.

Our principal operating entity, CD Media Beijing, can only conduct business within its approved business scope, which ultimately appears on its business license.  CD Media Beijing’s business license covers its present business to design, create, handle(as agent), and release advertisements in PRC for domestic and foreign investors; to arrange cultural communications (excluding shows); to undertake exhibitions and presentations;  and to provide advertising consulting services (excluding intermediary services).  Companies that operate outside the scope of their licenses can be subjected to fines, disgorgement of income and ordered to cease operations.  Prior to expanding our business beyond that of our business licenses, we are required to apply and receive approval from the relevant PRC government authorities.  In order for us to expand our business beyond the scope of our license, we will be required to enter into a negotiation with the PRC authorities for the approval to expand the scope of our business.  We cannot assure investors that we will be able to obtain the necessary government approval for any change or expansion of CD Media Beijing’s business.

Contract drafting, interpretation and enforcement in China involves significant uncertainty.

We have entered into numerous contracts governed by PRC law, many of which are material to our business. As compared with contracts in the United States, contracts governed by PRC law tend to contain less detail and are not as comprehensive in defining contracting parties’ rights and obligations. As a result, contracts in China are more vulnerable to disputes and legal challenges. In addition, contract interpretation and enforcement in China is not as developed as in the United States, and the result of any contract dispute is subject to significant uncertainties. Therefore, we cannot assure you that we will not be subject to disputes under our material contracts, and if such disputes arise, we cannot assure you that we will prevail.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate. Our failure to obtain the prior approval of the China Securities Regulatory Commission, or the CSRC, for our planned public offering and the listing and trading of our common stock could have a material adverse effect on our business, operating results, reputation and trading price of our common stock.

The PRC State Administration of Foreign Exchange, or “SAFE,” issued a public notice in November 2005, known as Circular 75, concerning the use of offshore holding companies controlled by PRC residents in mergers and acquisitions in China. This circular requires that (1) a PRC resident shall register with a local branch of the SAFE before he or she establishes or controls an overseas special purpose vehicle, or SPV, for the purpose of overseas equity financing (including convertible debt financing); (2) when a PRC resident contributes the assets of or his or her equity interests in a domestic enterprise to an SPV, or engages in overseas financing after contributing assets or equity interests to an SPV, such PRC resident must register his or her interest in the SPV and any changes in such interest with a local branch of the SAFE; and (3) when the SPV undergoes a material change outside of China, such as a change in share capital or merger or acquisition, the PRC resident shall, within 30 days from the occurrence of the event that triggers the change, register such change with a local branch of the SAFE. In addition, SAFE issued updated internal implementing rules, or the Implementing Rules in relation to Circular 75. The Implementing Rules were promulgated and became effective on May 29, 2007, known as Circular 106. Such Implementing Rules provide more detailed provisions and requirements regarding the overseas investment foreign exchange registration procedures. However, even after the promulgation of Implementing Rules there still exist uncertainties regarding the SAFE registration for PRC residents’ interests in overseas companies. If any PRC resident stockholder of a SPV fails to make the required SAFE registration and amended registration, the onshore PRC subsidiaries of that offshore company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore entity.  Failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions. Because of uncertainty in how the SAFE notice will be interpreted and enforced, we cannot be sure how it will affect our business operations or future plans. For example, CD Media Huizhou’s ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with the SAFE notice by our PRC resident beneficial holders over whom we have no control.  In addition, we cannot assure you that such PRC residents will be able to complete the necessary approval and registration procedures required by the SAFE regulations.  Failure by any PRC resident beneficial holder to register as required with the relevant branch of SAFE could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit CD Media Huizhou’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

On August 8, 2006, the PRC Ministry of Commerce (“MOFCOM”), joined by the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission and SAFE, released a substantially amended version of the Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises (the “Revised M&A Regulations”), which took effect on September 8, 2006 and was further amended on June 22, 2009. These new rules significantly revised China’s regulatory framework governing onshore-to-offshore restructurings and foreign acquisitions of domestic enterprises. These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions. Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

Among other things, the revised M&A Regulations include new provisions that purport to require that an offshore special purpose vehicle, or SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings. However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement. Our PRC counsel, Han Kun Law Offices, believes that it is uncertain whether the transaction is subject to CSRC's approval, and in reality, many other similar companies have completed similar transactions like the share exchange and private placement contemplated under the Exchange Agreement without CSRC's approval and our PRC legal counsel is not aware of any situation in which the CSRC has imposed a punishment or penalty in connection with any such transactions.  However, if the CSRC or other PRC Government Agencies subsequently determine that CSRC approval is required for the share exchange and private placement contemplated under the Exchange Agreement, we may face material regulatory actions or other sanctions from the CSRC or other PRC Government Agencies.

If the CSRC or another PRC regulatory agency subsequently determines that CSRC approval was required for our restructuring, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock.

Also, if later the CSRC requires that we obtain its approval, we may be unable to obtain a waiver of the CSRC approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our common stock. Furthermore, published news reports in China recently indicated that the CSRC may have curtailed or suspended overseas listings for Chinese private companies.

It is uncertain how our business operations or future strategy will be affected by the interpretations and implementation of Circular 75 and the Revised M&A Regulations. It is anticipated that application of the new rules will be subject to significant administrative interpretation, and we will need to closely monitor how MOFCOM, SAFE, CSRC and other ministries apply the rules to ensure that our domestic and offshore activities continue to comply with PRC law. Given the uncertainties regarding interpretation and application of the new rules, we may need to expend significant time and resources to maintain compliance

If the land use rights of our landlord are revoked, we would be forced to relocate operations.

Under Chinese law, land is owned by the state or rural collective economic organizations. The state issues to the land users the land use right certificate. Land use rights can be revoked and the land users could be forced to vacate at any time when redevelopment of the land is in the public interest. The public interest rationale is interpreted quite broadly and the process of land appropriation may be less than transparent. We do have any land use rights and each of our facilities relies on land use rights of a landlord, and the loss of such rights would require us to identify and relocate our operations, which could have a material adverse effect on our financial conditions and results of operations.

We will not be able to complete an acquisition of prospective acquisition targets in the PRC unless their financial statements can be reconciled to U.S. generally accepted accounting principles in a timely manner.

Companies based in the PRC may not have properly kept financial books and records that may be reconciled with U.S. generally accepted accounting principles. If we attempt to acquire a significant PRC target company and/or its assets, we would be required to obtain or prepare financial statements of the target that are prepared in accordance with and reconciled to U.S. generally accepted accounting principles. Federal securities laws require that a business combination meeting certain financial significance tests require the public acquirer to prepare and file historical and/or pro forma financial statement disclosure with the SEC. These financial statements must be prepared in accordance with, or be reconciled to U.S. generally accepted accounting principles and the historical financial statements must be audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB. If a proposed acquisition target does not have financial statements that have been prepared in accordance with, or that can be reconciled to, U.S. generally accepted accounting principles and audited in accordance with the standards of the PCAOB, we will not be able to acquire that proposed acquisition target. These financial statement requirements may limit the pool of potential acquisition targets with which we may acquire and hinder our ability to expand our retail operations. Furthermore, if we consummate an acquisition and are unable to timely file audited financial statements and/or pro forma financial information required by the Exchange Act, such as Item 9.01 of Form 8-K, we will be ineligible to use the SEC’s short-form registration statement on Form S-3 to raise capital, if we are otherwise eligible to use a Form S-3. If we are ineligible to use a Form S-3, the process of raising capital may be more expensive and time consuming and the terms of any offering transaction may not be as favorable as they would have been if we were eligible to use Form S-3.

We face uncertainty from China’s Circular on Strengthening the Administration of Enterprise Income Tax on Non-Resident Enterprises' Share Transfer Income (“Circular 698”) that was released in December 2009 with retroactive effect from January 1, 2008.

The Chinese State Administration of Taxation (SAT) released a circular (Guoshuihan No. 698 – Circular 698) on December 10, 2009 that addresses the transfer of shares of Chinese resident companies by nonresident companies.  Circular 698, which is effective retroactively to January 1, 2008, may have a significant impact on many companies that use offshore holding companies to invest in China.  Circular 698, which provides parties with a short period of time to comply its requirements, indirectly taxes foreign companies on gains derived from the indirect sale of a Chinese company.  Where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise by selling the shares in an offshore holding company, and the latter is located in a country or jurisdiction where the effective tax burden is less than 12.5% or where the offshore income of his, her, or its residents is not taxable, the foreign investor is required to provide the tax authority in charge of that Chinese resident enterprise with the relevant information within 30 days of the transfers. Moreover, where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise through an abuse of form of organization and there are no reasonable commercial purposes such that the corporate income tax liability is avoided, the PRC tax authority will have the power to re-assess the nature of the equity transfer in accordance with PRC’s “substance-over-form” principle and deny the existence of the offshore holding company that is used for tax planning purposes.

There is uncertainty as to the application of Circular 698.  For example, while the term "indirectly transfer" is not defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. Moreover, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax in the country or jurisdiction and to what extent and the process of the disclosure to the tax authority in charge of that Chinese resident enterprise.  In addition, there are not any formal declarations with regard to how to decide “abuse of form of organization” and “reasonable commercial purpose,” which can be utilized by us to balance if our company complies with the Circular 698.  As a result, we may become at risk of being taxed under Circular 698 and we may be required to expend valuable resources to comply with Circular 698 or to establish that we should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations.

The foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition.

Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including dollars, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system. Since 1994, the value of the Renminbi relative to the U.S. dollar has remained stable and has appreciated slightly against the U.S. Dollar. Countries, including the United States, have argued that the Renminbi is artificially undervalued due to China’s current monetary policies and have pressured China to allow the Renminbi to float freely in world markets. In July 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of designated foreign currencies. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further and more significant appreciation of the Renminbi against the U.S. dollar.

As we may rely on dividends and other fees paid to us by our subsidiary and affiliated consolidated entities in China, any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues, earnings and financial position, and the amount of, and any dividends payable on, our shares in U.S. dollars. To the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our shares or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us. In addition, since our functional and reporting currency is the U.S. dollar while the functional currency of our subsidiary and affiliated consolidated entities in China is Renminbi, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would have a positive or negative effect on our reported financial results, which may not reflect any underlying change in our business, results of operations or financial condition.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. According to the National Bureau of Statistics of China, the change in China’s Consumer Price Index increased to 8.5% in April 2008. If prices for our products and services rise at a rate that is insufficient to compensate for the rise in the costs of supplies such as raw materials, it may have an adverse effect on our profitability.

Furthermore, in order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. In January 2010, the Chinese government took steps to tighten the availability of credit including ordering banks to increase the amount of reserves they hold and to reduce or limit their lending. The implementation of such policies may impede economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. In April 2006, the People’s Bank of China raised the interest rate again. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products and services.

Because our funds are held in banks which do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit. A significant portion of our assets are in the form of cash deposited with banks in the PRC, and in the event of a bank failure, we may not have access to our funds on deposit. Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As our ultimate holding company is a Delaware corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with the State Administration of Foreign Exchange of the PRC, or SAFE. We may also face regulatory uncertainties that could restrict our ability to adopt an equity compensation plan for our directors and employees and other parties under PRC law.

On March 28, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also known as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options.   Domestic individuals who are granted shares or share options by companies listed on overseas stock exchanges based on the employee share option or share incentive plan are required to register with the State Administration of Foreign Exchange or its local counterparts. Pursuant to Circular 78, PRC individuals participating in the employee stock option plans of the overseas listed companies shall entrust their employers, including the overseas listed companies and the subsidiaries or branch offices of such offshore listed companies in China, or engage domestic agents to handle various foreign exchange matters associated with their employee stock options plans. The domestic agents or the employers shall, on behalf of the domestic individuals who have the right to exercise the employee stock options, apply annually to the State Administration of Foreign Exchange or its local offices for a quota for the conversion and/or payment of foreign currencies in connection with the domestic individuals’ exercise of the employee stock options. The foreign exchange proceeds received by the domestic individuals from sale of shares under the stock option plans granted by the overseas listed companies must be remitted into the bank accounts in China opened by their employers or PRC agents.    We intend to adopt an equity compensation plan in the future and make option grants to our officers and directors, most of whom are PRC citizens. Circular 78 may require our officers and directors who receive option grants and are PRC citizens to register with SAFE. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming. If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees. In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

Under the New EIT Law, we and CD Media BVI may be classified as “resident enterprises” of China for tax purpose, which may subject us and CD Media BVI to PRC income tax on taxable global income.

Under the new PRC Enterprise Income Tax Law (the “New EIT Law”) and its implementing rules, both of which became effective on January 1, 2008, enterprises are classified as resident enterprises and non-resident enterprises. An enterprise established outside of China with its “de facto management bodies” located within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese domestic enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management body as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. Due to the short history of the New EIT law and lack of applicable legal precedents, it remains unclear how the PRC tax authorities will determine the PRC tax resident treatment of a foreign company such as us and CD Media BVI. Both our and CD Media BVI’s members of management are located in China. If the PRC tax authorities determine that we or CD Media BVI is a “resident enterprise” for PRC enterprise income tax purposes, a number of PRC tax consequences could follow.   First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income, including interest income on the proceeds from this offering, as well as PRC enterprise income tax reporting obligations. Second, the New EIT Law provides that dividend paid between “qualified resident enterprises” is exempted from enterprise income tax. A recent circular issued by the State Administration of Taxation regarding the standards used to classify certain Chinese-invested enterprises controlled by Chinese enterprises or Chinese group enterprises and established outside of China as “resident enterprises” clarified that dividends and other income paid by such “resident enterprises” will be considered to be PRC source income, subject to PRC withholding tax, currently at a rate of 10%, when recognized by non-PRC shareholders. It is unclear whether the dividends that we or CD Media BVI receives from CD Media Huizhou will constitute dividends between “qualified resident enterprises” and would therefore qualify for tax exemption, because the definition of qualified resident enterprises is unclear and the relevant PRC government authorities have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. We are actively monitoring the possibility of “resident enterprise” treatment for the applicable tax years and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible. As a result of the New EIT Law, our historical operating results will not be indicative of our operating results for future periods and the value of our common stock may be adversely affected.

Dividends payable by us to our foreign investors and any gain on the sale of our shares may be subject to taxes under PRC tax laws.

If dividends payable to our shareholders are treated as income derived from sources within China, then the dividends that shareholders receive from us, and any gain on the sale or transfer of our shares, may be subject to taxes under PRC tax laws.

Under the New EIT Law and its implementing rules, PRC enterprise income tax at the rate of 10% is applicable to dividends payable by us to our investors that are non-resident enterprises so long as such non-resident enterprise investors do not have an establishment or place of business in China or, despite the existence of such establishment of place of business in China, the relevant income is not effectively connected with such establishment or place of business in China, to the extent that such dividends have their sources within the PRC. Similarly, any gain realized on the transfer of our shares by such investors is also subject to a 10% PRC income tax if such gain is regarded as income derived from sources within China and we are considered as a resident enterprise which is domiciled in China for tax purpose. Additionally, there is a possibility that the relevant PRC tax authorities may take the view that the purpose of us and CD Media BVI is holding CD Media Huizhou, and the capital gain derived by our overseas shareholders or investors from the share transfer is deemed China-sourced income, in which case such capital gain may be subject to a PRC withholding tax at the rate of up to 10%. If we are required under the New EIT Law to withhold PRC income tax on our dividends payable to our foreign shareholders or investors who are non-resident enterprises, or if you are required to pay PRC income tax on the transfer or our shares under the circumstances mentioned above, the value of your investment in our shares may be materially and adversely affected.

In January, 2009, the State Administration of Taxation promulgated the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises (“Measures”), pursuant to which, the entities which have the direct obligation to make the following payment to a non-resident enterprise shall be the relevant tax withholders for such non-resident enterprise, and such payment includes: incomes from equity investment (including dividends and other return on investment), interests, rents, royalties, and incomes from assignment of property as well as other incomes subject to enterprise income tax received by non-resident enterprises in China. Further, the Measures provides that in case of equity transfer between two non-resident enterprises which occurs outside China, the non-resident enterprise which receives the equity transfer payment shall, by itself or engage an agent to, file tax declaration with the PRC tax authority located at place of the PRC company whose equity has been transferred, and the PRC company whose equity has been transferred shall assist the tax authorities to collect taxes from the relevant non-resident enterprise. However, it is unclear whether the Measures refer to the equity transfer by a non-resident enterprise which is a direct or an indirect shareholder of the said PRC company. Given these Measures, there is a possibility that we may have an obligation to withhold income tax in respect of the dividends paid to non-resident enterprise investors.

Any recurrence of Severe Acute Respiratory Syndrome (SARS), Avian Flu, or another widespread public health problem, such as the spread of H1N1 (“Swine”) Flu, in the PRC could adversely affect our operations.

A renewed outbreak of SARS, Avian Flu or another widespread public health problem, , such as the spread of H1N1 (“Swine”) Flu, in China, where all of our operations are located and where the substantial portion of our sales occur, could have a negative effect on our operations. Our business is dependent upon our ability to continue to market and sell advertising time and produce television programs. Such an outbreak could have an impact on our operations as a result of:

•      quarantines or closures of some of our facilities, which would severely disrupt our operations,

•      the sickness or death of our key officers and employees, and

•      a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

Further downturn in the economy of the PRC may slow our growth and profitability.

All of our revenues are generated from sales in China. The growth of the Chinese economy has been uneven across geographic regions and economic sectors, in large part due to the recent downturn in the global economy, which resulted in slow growth of the China economy. While the Chinese economy has recently begun to show signs of improvement, there can be no assurance that growth of the Chinese economy will be steady or that there will not be further deterioration in the global economy as a whole or the Chinese economy in particular. If economic conditions deteriorate further, our business and results of operations could be materially and adversely affected, especially if such conditions result in a decreased use of our products or in pressure on us to lower our prices.

Because our business is located in the PRC, we may have difficulty establishing adequate management, legal and financial controls, which we are required to do in order to comply with U.S. GAAP and securities laws, and which could cause a materially adverse impact on our financial statements, the trading of our common stock and our business

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and, computer, financial and other control systems. Most of our middle and top management staff are not educated and trained in the Western system, and we may have difficulty hiring new employees in the PRC with experience and expertise relating to U.S. GAAP and U.S. public-company reporting requirements. In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002. This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002. Any such deficiencies, material weaknesses or lack of compliance could result in restatements of our historical financial information, cause investors to lose confidence in our reported financial information, have an adverse impact on the trading price of our common stock, adversely affect our ability to access the capital markets and our ability to recruit personnel, lead to the delisting of our securities from the stock exchange on which they are traded, lead to litigation claims, thereby diverting management’s attention and resources, and which may lead to the payment of damages to the extent such claims are not resolved  in our favor, lead to regulatory proceedings, which may result in sanctions, monetary or otherwise, and have a materially adverse effect on our reputation and business.

RISKS RELATED TO OUR OWNERSHIP OF OUR COMMON STOCK AND THIS OFFERING

There is no current trading market for our common stock, and there is no assurance of an established public trading market, which would adversely affect the ability of our investors to sell their securities in the public market.

Our common stock is not currently listed or quoted for trading on any national securities exchange or national quotation system.  We intend to apply for the listing of our common stock on either the NASDAQ Global Market of the NYSE Amex Equities.  There is no guarantee that either of these exchange, or any other securities exchange or quotation system, will permit our shares to be listed and traded.  If we fail to obtain a listing on the NASDAQ Global Market or the NYSE Amex Equities, we will not complete this offering.  Even if such listing is approved, there can be no assurance that any broker will be interested in trading our stock.  Our underwriter, WestPark Capital, is not obligated to make a market in our securities and, even after making a market, can discontinue market making at any time without notice.

The market price and trading volume of shares of our common stock may be volatile.

When and if a market develops for our securities, the market price of our common stock could fluctuate significantly for many reasons, including for reasons unrelated to our specific performance, such as reports by industry analysts, investor perceptions, or negative announcements by customers, competitors or suppliers regarding their own performance, as well as general economic and industry conditions. For example, to the extent that other large companies within our industry experience declines in their share price, our share price may decline as well. In addition, when the market price of a company’s shares drops significantly, shareholders could institute securities class action lawsuits against the company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

In addition to the 2,500,000 shares of common stock offered in this offering, the registration statement of which this prospectus is a part also covers 3,566,838 shares of our common stock issued in a private placement that closed concurrently with the Share Exchange on April 30, 2010.  Each investor in the private placement may sell or transfer any shares of the common stock after the effective date of the registration statement except that they, along with all of our pre-Share Exchange stockholders, entered into a lock-up agreement pursuant to which they agreed that (i) if the proposed public offering that we hope to conduct is for $10 million or more, then the investors would not be able sell or transfer their shares until at least six months after the public offering’s completion, and (ii) if the offering is for less than $10 million, then one-tenth of the investors’ shares would be released from the lock-up restrictions ninety days after offering and there would be a pro rata release of the shares thereafter every 30 days over the following nine months.  We currently intend this offering to be in an amount of at least $10 million. However, there can be no assurance of the actual size of this offering.

WestPark Capital, the placement agent in the Private Placement, in its sole discretion, may allow early releases under the referenced lock-up restrictions provided however that (i) no early release shall be made with respect to pre-Share Exchange shareholders prior to the release in full of all such lock-up restrictions on shares of the common stock acquired in the Private Placement and (ii) any such early release shall be made pro rata with respect to all investors’ shares acquired in the Private Placement.

We have also agreed to register shares of common stock held by our stockholders immediately prior to the Share Exchange and all of the shares of common stock underlying the warrants held by our stockholders immediately prior to the Share Exchange, both of which total 4,065,333 shares of common stock.  All of the shares included in an effective registration statement may be freely sold and transferred, subject to any applicable lock-up agreement.

Additionally, the former stockholder of CD Media BVI and their designees received 19,100,000 shares of common stock in the Share Exchange, and may be eligible to sell all or some of our shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”), subject to certain limitations. Under Rule 144, an affiliate stockholder who has satisfied the required holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Immediately prior to this offering, 1% of our issued and outstanding shares of common stock was approximately 253,128 shares. Non-affiliate stockholders are not subject to volume limitations. Any substantial sale of common stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

If you purchase securities in this offering, you will suffer immediate dilution of your investment.

Assuming our sale of 2,500,000 shares of common stock at an assumed public offering price of $3.50 per share of common stock, which is the mid-point of the estimated initial offering price range set forth on the cover of this prospectus, and after deducting the underwriting discount and commissions and estimated offering expenses, our pro forma, as-adjusted net tangible book value as of December 31, 2009 would be approximately $[__] million, or $[___] per share of common stock outstanding. The pro forma adjusts for the issuance of 3,566,838 shares of common stock in the Private Placement that we closed in April 2010 pursuant to which we received approximately $[__] million in net proceeds and the cancellation of 4,450,390 in connection with the Share Exchange such that there were 2,646,000 shares of common stock outstanding immediately prior to the Share Exchange. The sale of 2,500,000 shares of common stock in this offering represents an immediate increase in net tangible book value of $[___] per share of common stock to our existing stockholders and an immediate dilution of $[___] per share of common stock to the new investors purchasing common stock in this offering. There would be further dilution when our outstanding warrants to purchase 1,419,333 shares of common stock are exercised at $0.0001 per share. In addition, purchasers of common stock in this offering will have contributed approximately [__]% of the aggregate price paid by all owners of our common stock but will own only approximately [__]% of our common stock outstanding after this offering, assuming the exercise of our outstanding warrants to purchase 1,419,333 shares.

The shareholders of CD Media BVI and their designees have significant influence over us.

The former shareholders of CD Media BVI beneficially own or control approximately 75.5% of our outstanding shares of our common stock prior to the completion of this offering.

As a result, the former shareholders of CD Media BVI have significant influence over our company and they, with their combined share ownership, have a controlling influence in determining the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. These stockholders, if they were to vote together, would have the power to prevent or cause a change in control. In addition, without the consent of these stockholders, we could be prevented from entering into transactions that could be beneficial to us. The interests of these stockholders may differ from the interests of our other stockholders.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our securities. We intend to use the net proceeds for working capital and general corporate purposes. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our securities to decline. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

For a further description of our intended use of the proceeds of this offering, see the “Use of Proceeds” section of this prospectus.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. Any failure of these controls could also prevent us from maintaining accurate accounting records and discovering accounting errors and financial frauds. Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our independent registered public accountants. We believe that the annual assessment of our internal controls requirement and the attestation requirement of management’s assessment by our independent registered public accountants will first apply to our annual report for the 2010 fiscal year. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting, or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

We may not be able to achieve the benefits we expect to result from the Share Exchange.

On April 23, 2010, we entered into an Amended and Restated Share Exchange Agreement with CB Media BVI, the shareholders of CD Media BVI, CD Media Beijing and CD Media Huizhou, pursuant to which we agreed to acquire 100% of the issued and outstanding securities of CD Media BVI in exchange for shares of our common stock. On April 30, 2010, the Share Exchange closed, CD Media BVI became our 100%-owned subsidiary, and our sole business operations became that of CD Media BVI and its subsidiaries and CD Media Beijing. We also have a new Board of Directors and management consisting of persons from CD Media BVI and changed our corporate name from SRKP 25, Inc. to China Century Dragon Media, Inc.

We may not realize the benefits that we hoped to receive as a result of the Share Exchange, which include:

•	access to the capital markets of the United States;

•	the increased market liquidity expected to result from exchanging stock in a private company for securities of a public company that may eventually be traded;

•	the ability to use registered securities to make acquisition of assets or businesses;

•	increased visibility in the financial community;

•	enhanced access to the capital markets;

•	improved transparency of operations; and

•	perceived credibility and enhanced corporate image of being a publicly traded company.

There can be no assurance that any of the anticipated benefits of the Share Exchange will be realized with respect to our new business operations. In addition, the attention and effort devoted to achieving the benefits of the Share Exchange and attending to the obligations of being a public company, such as reporting requirements and securities regulations, could significantly divert management’s attention from other important issues, which could materially and adversely affect our operating results or stock price in the future.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. For example, on January 30, 2009, the SEC adopted rules requiring companies to provide their financial statements in interactive data format using the eXtensible Business Reporting Language, or XBRL. We will have to comply with these rules by June 15, 2011. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which is not currently listed or quoted for trading, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act for 1934, as amended (the “Exchange Act”), once, and if, it starts trading. Our common stock may be a “penny stock” if it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

If securities or industry analysts do not publish research or reports or publish unfavorable research about our business, the price and trading volume of our common stock could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of us the trading price for our common stock and other securities would be negatively affected. In the event we obtain securities or industry analyst coverage, if one or more of the analysts who covers us downgrades our securities, the price of our securities would likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, interest in the purchase of our securities could decrease, which could cause the price of our common stock and other securities and their trading volume to decline.

We do not foresee paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth. As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income. Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future. Moreover, investors may not be able to resell their shares of our common stock at or above the price they paid for them.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including in the documents incorporated by reference into this prospectus, includes some statements that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our company’s and our management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the Share Exchange. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following:

•	Our ability to raise additional capital to fund our operations;

•	Our ability to continue obtaining advertising time slots aired on CCTV;

•	The continued strong market position and national coverage of CCTV channels;

•	CCTV’s continuing to use third party agencies to sell advertising time;

•	Our ability to purchase advertising time from satellite and regional television networks;

•	Our ability enter into new advertising media platforms;

•	Exposure to PRC governmental actions regarding the advertising content of our clients;

•	Exposure to intellectual property claims from third parties;

•	Expected growth in consumer spending, average income levels and advertising spending levels;

•	Changes in the laws of the PRC that affect our operations and our corporate structure;

•	Inflation and fluctuations in foreign currency exchange rates;

•	Our ability to obtain all necessary government certifications, approvals, and/or licenses to conduct our business;

•	Development of a public trading market for our securities;

•	The cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations; and

•
The other factors referenced in this Current Report, including, without limitation, under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”

The risks included above are not exhaustive. Other sections of this prospectus may include additional factors that could adversely impact our business and operating results. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus, and the documents that we reference in this prospectus and have filed as exhibits to this prospectus with the Securities and Exchange Commission, completely and with the understanding that our actual future results, levels of activity, performance and achievements may materially differ from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

Based on a per share offering price of $3.50, which is the midpoint of our estimated offering price range, we estimate that the net proceeds from the sale of the 2,500,000 shares of common stock in the offering will be approximately $[____] million after deducting the estimated underwriting discounts and commissions of [__]% and estimated offering expenses of approximately $[___] million.

We intend to use the net proceeds for working capital and general corporate purposes. Other than as indicated in this Use of Proceeds section, we cannot specify with certainty the exact amounts that will be used for each purpose. The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our development efforts, sales and marketing activities, the amount of cash generated or used by our operations and competition. We may find it necessary or advisable to use portions of the proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. We have no current intentions to acquire any other businesses. Pending these uses, the proceeds will be invested in short-term, investment grade, interest-bearing securities.

The Underwriter has a 45-day option to purchase up to 375,000 additional shares of common stock at the public offering price solely to cover over-allotments, if any, if the Underwriter sells more than 2,500,000 shares of common stock in this offering. The Underwriter agreed to purchase up to 70% of the over-allotment shares from the selling stockholders identified in this prospectus and the remaining shares from us. We will not receive any proceeds from the sale of the shares by the selling stockholders, if any.

DIVIDEND POLICY

We do not expect to declare or pay any cash dividends on our common stock in the foreseeable future, and we currently intend to retain future earnings, if any, to finance the expansion of our business. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in its discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant. We did not pay cash dividends for the years ended December 31, 2009, 2008, and 2007.

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside at least 10.0% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reaches 50.0% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Furthermore, the ability of our Chinese operating subsidiaries to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balances of the Chinese operating subsidiaries. Because all of our operations are conducted in the PRC and all of our revenues are generated in the PRC, our revenue being earned and currency received are denominated in Renminbi (RMB). RMB is subject to the exchange control regulation in the PRC, and, as a result, we may unable to distribute any dividends outside of the PRC due to PRC exchange control regulations that restrict our ability to convert RMB into US Dollars.

Our inability to receive dividends or other payments from our Chinese operating subsidiary could adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. our funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC, which could adversely affect our business and prospects or our ability to meet our cash obligations. Accordingly, if we do not receive dividends from our Chinese operating subsidiary, our liquidity, financial condition and ability to make dividend distributions to our stockholders will be materially and adversely affected.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2009 (unaudited) on:

•	an actual basis, which

(i)
consists of the 19,100,000 shares of common stock that were issued to the shareholders of CD Media BVI and their designees pursuant to the Share Exchange as outstanding as of December 31, 2009, as the Share Exchange was accounted for as a reverse merger and a recapitalization CD Media BVI and its subsidiaries (see Note 1 to the financial statements); and

(ii)
excludes the 2,646,000 shares of common stock outstanding immediately prior to the issuance of the 19,100,000 shares of common stock after giving effect to the cancellation of 4,450,390 shares in connection with the Share Exchange that closed on April 30, 2010;

•	a pro forma basis, which includes

(i)
the addition of the 2,646,000 shares of common stock outstanding immediately prior to the Share Exchange after giving effect to the cancellation of 4,450,390 shares in connection with the Share Exchange that closed on April 30, 2010; and

(ii)
the sale and issuance of 3,566,838 shares of common stock at $1.50 per share in the Private Placement that closed concurrently with the Share Exchange pursuant to which we received approximately $3.7 million (unaudited) in net proceeds; and

•
an as adjusted to give effect to reflect our receipt of estimated net proceeds of $[___] million from the sale of 2,500,000 shares of common stock in this offering at an assumed public offering price of $3.50, which is the mid-point of the estimated range of the per share offering price, and after deducting estimated underwriting discounts of 9% and commissions and estimated offering expenses of approximately $[___] million.

You should read this table in conjunction with “Use of Proceeds,” “Summary Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	December 31, 2009
	Actual	Pro Forma	Pro Forma, as Adjusted
	(amounts in thousands)

Stockholders’ equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding	$-	$-		$-
Common stock, $0.0001 par value, 100,000,000 shares authorized, 19,100,000 shares issued and outstanding on an actual basis, 25,312,838 issued and outstanding on a pro forma basis, and 27,812,838 issued and outstanding on a pro forma, as-adjusted basis (1)	2	3		3
Additional paid-in capital	630	4,332	[_____		]
Accumulated other comprehensive income	384	384		384
Statutory reserves	790	790		790
Retained earnings (unrestricted)	13,881	13,881		13,881
Total stockholders’ equity	$15,687	$19,390	$	[_____	]
Total capitalization	$20,532	$19,390	$	[_____	]

(1)
The number of our shares of common stock shown above to be outstanding after this offering is based on (i) 19,100,00 shares of common stock issued and outstanding as of December 31, 2009, (ii) April 30, 2010 cancellation of 4,450,390 shares in connection with the Share Exchange such that there were 2,646,000 shares of common stock outstanding, (iii) the April 30, 2010 issuance of 3,566,838 shares of common stock at $1.50 per share in our Private Placement, and (iv) 2,500,000 shares of common stock issued in the public offering.  The number (i) excludes the 112,500 shares of our common stock that we may issue upon the Underwriter’s over-allotment option exercise, (ii) excludes the 1,419,333 shares of common stock that will be issued upon the exercise of outstanding warrants exercisable at $0.0001 per share; (iii) excludes the 125,000 shares of common stock underlying warrants that will be issued to the Underwriter upon completion of this offering, and (iv) is not affected by the 262,500 shares that the Underwriter may purchase from selling stockholders named in this prospectus.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There has never been a public trading market for our common stock and our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system.  We intend to apply for the listing of our common stock on the NASDAQ Global Market or the NYSE Amex Equities.  As of the date of this prospectus, we had 140 stockholders of record.

DILUTION

If you invest in our shares of common stock, you will incur immediate, substantial dilution based on the difference between the public offering price per share you will pay in this offering and the net tangible book value per share of common stock immediately after this offering.

As of December 31, 2009, we had 19,100,000 shares of common stock outstanding, which consists of the shares of common stock that were issued to the former shareholders of CD Media BVI and their designees pursuant to the Share Exchange, which was accounted for as a reverse merger and a recapitalization CD Media BVI and its subsidiaries (see Note 1 to the financial statements).  On a pro forma basis, we had 25,312,838 shares of common stock outstanding as of December 31, 2009 after giving effect to (i) the 2,646,000 shares of common stock outstanding immediately prior to the issuance of the 19,100,000 shares of common stock and after the cancellation of 4,450,390 shares in connection with the Share Exchange that closed on April 30, 2010, and (ii) the sale and issuance of 3,566,838 shares of common stock at $1.50 per share in the Private Placement that closed concurrently with the Share Exchange pursuant to which we received approximately $3.7 million (unaudited) in net proceeds.

On a pro forma basis, our net tangible book value as of December 31, 2009 was approximately $8.9 million, or $0.35 per share (unaudited) based on 25,312,838 shares of common stock outstanding.   Based on the mid-range point of the per share offering price of $3.50, investors will incur further dilution from the sale by us of 2,500,000 shares of common stock offered in this offering, and after deducting the estimated underwriting discount and commissions of [__]% and estimated offering expenses of $[___] million, our pro forma, as adjusted net tangible book value as of December 31, 2009 would have been $[___] million, or $[___] per share.  This represents an immediate increase in net tangible book value of $[___] per share to our existing stockholders and an immediate dilution of $[___] per share to the new investors purchasing shares of common stock in this offering.

The following table illustrates this per share dilution:

Assumed public offering price per share (mid-range price)					$3.50
Pro forma net tangible book value per share as of December 31, 2009		$0.35
Increase per share attributable to new public investors	$	[___	]

Net tangible book value per share after this offering				$	[___	]

Dilution per share to new public investors				$	[___	]

Furthermore, our stockholders hold warrants to purchase 1,419,333 shares of common stock at a per share exercise price of $0.0001.  If all of the warrants were exercised, the as-adjusted net tangible book value per share as of December 31, 2009 would decrease to $[___] per share after this offering, which would represent an immediate increase in net tangible book value of $[___] per share to our existing stockholders and an immediate dilution of $[___] per share to the new investors purchasing shares of common stock in this offering.

The following table sets forth, on a pro forma, as adjusted basis as of December 31, 2009, the difference between the number of shares of common stock purchased from us, the total cash consideration paid, and the average price per share paid by our existing shareholders and the average price to be paid by new investors in this public offering before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, using an assumed public offering price of $3.50 per share of common stock.  The information is as of December 31, 2009 on a pro forma basis giving effect to:

(i)
the cancellation of 4,450,390 shares in connection with the Share Exchange that closed on April, 30, 2010 such that there were 2,646,000 shares of common stock outstanding immediately prior to the Share Exchange;

(ii)	the sale of 3,566,838 shares of common stock at $1.50 per share in our Private Placement that closed concurrently with the Share Exchange; and

(iii)	the issuance of 1,419,333 shares of common stock underlying currently outstanding warrants held by the SRKP 25, Inc. shareholders that are exercisable at $0.0001 per share.

	Shares Purchased		Total Cash Consideration
	Number	Percent	Amount (in thousands)	Percent	Average Price Per Share
Shares issued to shareholder of CD Media BVI in the Share Exchange	19,100,000	65.3%	$650	4.4%	$0.03
SRKP 25, Inc. stockholders outstanding after Share Exchange, including assumed exercise of warrants to purchase 1,419,333 shares of common stock at $0.0001 per share	4,065,333	13.9%	$2	0%	$0.00
Investors in the Private Placement	3,566,838	12.2%	$5,350	36.3%	$1.50
New investors in this offering	2,500,000	8.6%	$8,750	59.3%	$3.50
Total	29,232,171	100.0%	$14,752	100.0%

The total consideration amount for shares of common stock held by our existing stockholders includes total cash paid for our outstanding shares of common stock, including imputed interest allocated for interest free loans that we have received from related parties, as of December 31, 2009 and excludes the value of securities that we have issued for services.

The existing shareholders, which consist of the shareholders of CD Media BVI and their designees who received shares in the Share Exchange, the SRKP 25, Inc. stockholders (assuming exercise of the warrants to purchase 1,419,333 shares), and investors from the Private Placement, will account for 26,732,674 shares of our common stock, or 91.4% of our outstanding shares after this offering.  If the Underwriter’s over-allotment option of 375,000 shares of common stock is exercised in full, 70% of such shares, or 262,500 shares, will be purchased from the selling stockholders, who obtained their shares in the Private Placement, and 30% of the over-allotment shares, or 112,500 shares, will be purchased from us.  In such case, the number of shares held by existing stockholders will be reduced to 26,470,174 shares of common stock, or 90.2% of the total number of shares that will be outstanding after this offering, and the number of shares held by the new investors in this offering will be increased to 2,875,000 shares, or 9.8% of the total number of shares of common stock outstanding after this offering.

The number of our shares of common stock shown above to be outstanding after this offering is based on (i) 7,097,748 shares of common stock issued and outstanding as of December 31, 2009, (ii) the cancellation of 4,450,390 shares in connection with the Share Exchange that closed on April 30, 2010 such that there were 2,646,000 shares of common stock outstanding immediately prior to the Share Exchange; (iii) the sale of 3,566,838 shares of common stock at $1.50 per share in our Private Placement that closed concurrently with the Share Exchange, and (iv) 2,500,000 shares of common stock issued in this public offering. The number of our shares outstanding after this offering as shown above (i) excludes 1,419,333 shares of common stock underlying warrants that are exercisable at $0.0001 per share, (ii) excludes the 112,500 shares of our common stock that we may issue upon the Underwriter’s over-allotment option exercise, and (iii) is not affected by the 262,500 shares that the Underwriter may purchase from selling stockholders named in this prospectus.

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data contains consolidated statement of operations data for each of the years in the five-year period ended December 31, 2009 and the consolidated balance sheet data as of year-end for each of the years in the five-year period ended December 31, 2009.  The consolidated statement of operations data and balance sheet data were derived from the audited consolidated financial statements, except for data for the years ended and as of December 31, 2006 and 2005. Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Consolidated Statements of Operations	Years Ended December 31,
	2009	2008	2007	2006	2005
				(unaudited)	(unaudited)
	(all amounts are in US Dollars and in thousands, except share and per share amounts)

Revenue	$74,480	$44,684	$17,103	$6,231	$1,926
Gross profit	14,734	8,186	4,264	1,417	(66)
Income (loss) from operations	12,040	6,135	1,820	636	(131)
Net income (loss)	9,010	$4,605	$1,223	$711	$(130)
Earnings per share—basic and diluted	$0.47	$0.24	$0.06	$0.04	$(0.01)
Weighted average shares outstanding – basic and diluted	19,100,000	19,100,000	19,100,000	19,100,000	19,100,000

Consolidated Balance Sheets	December 31,
	2009	2008	2007	2006	2005
				(unaudited)	(unaudited)
	(in thousands)
Total Current Assets	$13,678	$11,158	$4,545	2,265	1,443
Total Assets	20,532	11,188	4,564	2,267	1,443
Total Current Liabilities	4,844	4,579	2,767	1,777	2,229
Total Stockholders' Equity	15,687	6,609	1,797	490	(786)

The acquisition of CD Media BVI by us on April 30, 2010 pursuant to the Share Exchange was accounted for as a recapitalization by us. The recapitalization was, at the time of the Share Exchange, the merger of a private operating company (CD Media BVI) into a non-operating public shell corporation (us) with nominal net assets and as such is treated as a capital recapitalization, rather than a business combination. As a result, the assets of the operating company are recorded at historical cost. The transaction is the equivalent to the issuance of stock by the private company for the net monetary assets of the shell corporation. The pre-acquisition financial statements of CD Media BVI are treated as the historical financial statements of the consolidated companies. The financial statements presented will reflect the change in capitalization for all periods presented, therefore the capital structure of the consolidated enterprise, being the capital structure of the legal parent, is different from that appearing in the financial statements of CD Media BVI in earlier periods due to this recapitalization.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes, and the other financial information included in this prospectus.

This prospectus contains forward-looking statements. The words “anticipated,” “believe,” “expect, “plan,” “intend,” “seek,” “estimate,” “project,” “could,” “may,” and similar expressions are intended to identify forward-looking statements. These statements include, among others, information regarding future operations, future capital expenditures, and future net cash flow. Such statements reflect our management’s current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, the current economic downturn adversely affecting demand for the our products; our reliance on our major customers for a large portion of our net sales; our ability to develop and market new products; our ability to raise additional capital to fund our operations; our ability to accurately forecast amounts of supplies needed to meet customer demand; market acceptance of our products; exposure to product liability and defect claims; fluctuations in the availability of raw materials and components needed for our products; protection of our intellectual property rights; changes in the laws of the PRC that affect our operations; inflation and fluctuations in foreign currency rates and various other matters, many of which are beyond our control. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated. Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and there can be no assurance of the actual results or developments.

Overview

Through CD Media Beijing, we are engaged in the promotion, sale and marketing of advertising packages on China television stations. We purchase advertising time packages that air on CCTV-1, CCTV-2 and CCTV-3, three of the main channels of CCTV, the state television station of the PRC, which we repackage and sell to our customers. Currently we deal solely with third parties that act as agents for the sale of advertising time slots by CCTV. In addition, we provide certain production services to help our clients integrate market resources and find partners to assist with producing the commercials.

Our advertising business includes securing all or a portion of the advertising time and other advertising rights, which include soft advertising, such as sponsorship, on a specific television channel or program. We derive revenues in these cases from selling the advertising media resources that we have acquired to advertisers. We account for revenues in these cases on a gross basis to our clients and the cost for purchasing the advertising time slots is allocated to costs of revenues on a straight –line basis because we acquire the advertising media resources in advance at a predetermined price and bear the inventory risk of being a principal in acquiring the advertising media resources. We also have the ability to establish the prices that we charge for selling these advertising media resources to our clients.

Recent Events

SRKP 25 entered into an amended and restated share exchange agreement effective April 23, 2010, with CD Media BVI, CD Media Huizhou, CD Media Beijing, and the shareholders of CD Media BVI pursuant to which the shareholders of CD Media BVI would transfer all of the issued and outstanding securities of CD Media BVI to SRKP 25 in exchange for 19,100,000 shares of SRKP 25’s common stock. On April 30, 2010, the Share Exchange closed and CD Media BVI became a wholly-owned subsidiary of SRKP 25, which immediately changed its name to “China Century Dragon Media, Inc.” A total of 19,100,000 shares were issued to the former shareholders of CD Media BVI. Prior to the closing of the Share Exchange and the closing of the Private Placement, the stockholders of SRKP 25 agreed to the cancellation of an aggregate of 4,450,390 shares and 5,677,057 warrants to purchase shares of common stock held by them such that there were 2,646,000 shares of common stock and warrants to purchase 1,419,333 shares of common stock owned by them immediately after the Share Exchange and Private Placement. The warrants are currently exercisable and expire on April 30, 2015. We paid a $215,750 success fee to WestPark Capital for services provided in connection with the Share Exchange, including coordinating the share exchange transaction process, interacting with principals of the shell corporation and negotiating the definitive purchase agreement for the shell, conducting a financial analysis of CD Media BVI, conducting due diligence on CD Media BVI and its subsidiaries and managing the interrelationships of legal and accounting activities.

Pursuant to the terms of the Share Exchange and a Registration Rights Agreement entered into with each of the original SRKP 25 stockholders, we agreed to register all of the 2,646,000 shares of common stock and all of the 1,419,333 shares of common stock underlying the 1,419,333 warrants held by the original SRKP 25 stockholders, all of which were outstanding immediately prior to the closing of the Share Exchange. These shares will be included in a subsequent registration statement (the “Subsequent Registration Statement”) filed by us no later than the tenth (10th) day after the end of the six (6) month period that immediately follows the date on which we file the registration statement to register the shares issued in the Private Placement (the “Required Filing Date”). We agreed to use reasonable efforts to cause the Subsequent Registration Statement to become effective within one hundred fifty (150) days after the Required Filing Date or the actual filing date, whichever is earlier, or one hundred eighty (180) days after the Required Filing Date or the actual filing date, whichever is earlier, if such Subsequent Registration Statement is subject to a full review by the SEC (the “Required Effectiveness Date”). If we fail to file the Subsequent Registration Statement by the Required Filing Date or if it does not become effective on or before the Required Effectiveness Date we are required to issue, as liquidated damages, to each of the original SRKP 25 stockholders shares (the “Penalty Shares”) equal to a total of 0.0333% of their respective shares for each calendar day that the Subsequent Registration Statement has not been filed or declared effective by the SEC (and until the Subsequent Registration Statement is filed with or declared effective by the SEC), as applicable. However, no Penalty Shares shall be due to the original SRKP 25 stockholders if we are using our best efforts to cause the Subsequent Registration Statement to be filed and declared effective in a timely manner.

In addition, on April 30, 2010, concurrently with the close of the Share Exchange, we closed a private placement of shares of our common stock (the “Private Placement”). Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 3,566,838 shares of common stock at $1.50 per share. As a result, we received gross proceeds in the amount of approximately $5.35 million. We paid WestPark Capital a commission equal to 10.0% with a non-accountable fee of 4.0% of the gross proceeds from the Private Placement. We have also retained WestPark Capital for a period of five months following the closing of the Private Placement to provide us with financial consulting services for which we will pay WestPark Capital $4,000 per month. Out of the proceeds of the Private Placement, we paid $300,000 to Keen Dragon Group Limited, a third party unaffiliated with CD Media BVI, the Company, or WestPark Capital for services in connection with arranging the reverse merger.

Factors Affecting Our Results of Operations

Our business, results of operations and financial condition are significantly affected by a number of factors and trends, including:

Ability to Obtain High Quality Advertising Time Slots on Favorable Terms

We depend on the high quality advertising time slots we obtain from third party providers for airing on CCTV for our advertising agency services. All of our revenues for our advertising agency services are derived from the advertising time slots we obtain from these providers. Our ability to continue to obtain our existing advertising time slots and to add additional high quality advertising time slots will have a significant effect on our results of operations.

The quality of advertising time slots available to us is measured based on the perceived effectiveness of advertisements placed during such time slots, which is in turn affected by the ratings and the geographical and demographic coverage of the relevant television programs. Our results of operations will be affected by any changes with respect to the popularity, rating or coverage of the television programs during which our advertising time slots occur.

Our profitability also depends on the price of advertising time slots charged to us by these third party providers. These providers have been increasing the prices for many of their advertising time slots in recent years, and we expect that they will continue to raise such prices in the future. Our profit margin may be affected if we are not able to obtain the rights to these advertising time slots on favorable terms or pass on the increasing costs to our clients. If any other advertising agency is able to obtain such high quality advertising time slots on terms more favorable than ours, we may lose our clients and our revenues may decline.

Ability to Increase the Size, Quality and the Level of Diversification of Our Advertising Client Base

We compete for the advertising spending of advertisers with other advertising agencies, including both international advertising agencies and domestic Chinese advertising agencies, some of which are also our clients. From time to time these agencies introduce their clients to us, primarily due to our rights over certain advertising time slots on CCTV. We plan to continue to attract new business from potential clients, as well as to gain more business from our existing corporate clients, by increasing our sales efforts and by seeking opportunities to provide these clients with additional services. We will continue to improve the size, quality and level of diversification of our client base, leveraging the high quality advertising time slots we have obtained.

Level of Advertising Spending

Demand for our services and, as a result, growth in our revenues are driven by overall advertising spending in China, which is influenced by the pace of overall economic growth. We expect that the overall economic growth in China will contribute to an increase in advertising spending by international and domestic brand names looking to reach a growing consumer market. The global financial crisis and economic downturn in 2008 and 2009 adversely affected economies and businesses around the world, including those in China. We believe that, as the Chinese economy recovers from the adverse effects of the global financial crisis, advertising spending should increase in both urban areas and smaller cities in China. However, if the global or Chinese economy does not fully recover from the recent financial crisis or another economic downturn occurs, our business, results of operations and financial condition could continue to be materially and adversely affected.

In addition, the demand for our services is affected by the level of television advertising spending in China, which is in turn affected by the popularity of television programs in China and advertisers’ perceptions regarding the effectiveness of television advertising. Television advertising also competes with other advertising media, such as billboards, Internet, mobile phones and out-of-home advertising networks. If television advertising becomes a less favorable choice for advertisers in China, we may not be able to successfully attract enough advertisers for our advertising time slots and our revenues and earnings growth may be adversely affected.

Aside from fluctuations in the level of advertising spending resulting from changes in the overall economic and market conditions in China, our revenues are affected by seasonal fluctuations in consumer spending that also affect the level of advertising spending over time in China. The first and second quarters of each year are expected to be slower seasons for the Chinese advertising industry in general. As a result, our quarterly results of operations may fluctuate significantly from period to period.

Other Factors

In addition to the factors discussed above, our reported results are also affected by the fluctuations in the value of the Renminbi against the U.S. dollar because our reporting currency is the U.S. dollar while the functional currency of our subsidiary and affiliated consolidated entities in China, which operate all of our business, is the Renminbi. In 2007 and 2008, the Renminbi appreciated against the U.S. dollar by approximately 6.5% and 6.5%, respectively, and in 2009, the Renminbi depreciated against the U.S. dollar by approximately 0.1%. The fluctuation of the Renminbi against the U.S. dollar contributed to the fluctuation in our net income reported in U.S. dollar terms in 2007, 2008 and 2009, respectively. For additional information relating to the fluctuations in the value of the Renminbi against the U.S. dollar, see “Risk Factors — Risks Relating to Doing Business in China — The foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition” and “— Quantitative and Qualitative Disclosure About Market Risk — Foreign Exchange Risk.”

Revenues

Substantially all of our revenues are derived from reselling blocks (or slots) of advertising time on several popular television channels of CCTV. We acquire this advertising time in large blocks from certain advertising agencies that work directly with CCTV. We repackage these large blocks into smaller time slots and sell these smaller slots to advertising agencies or other companies. Our pricing depends on the quality, ratings and target audience of the relevant television programs where the advertisements will be broadcast, the sales prices of our competitors, general market conditions and market demand. We typically require payment several weeks before the relevant advertisements are broadcast, and record these prepayments as a current liability. We recognize the revenue ratably over the broadcast period, which is normally one to two weeks. If the advertisements are not broadcast, for instance due to CCTV’s change of program schedule, the advance payments will be returned to our clients.

When we purchase a block of advertising time, we are required to pay a deposit and are committed to pay the remainder of the balance prior to the broadcast. As a result, we bear the risks and rewards in these arrangements. Consequently, revenues are recognized at gross billings to our clients and the cost for purchasing the advertising time slots is recorded as our cost of goods sold and recognized over the same period as the related revenue, which is the broadcast period.

We derive a minimal portion of our revenues from production services. We design, produce and package content for public service announcements and commercial advertisements. For commercial television advertisements, advertisers will pay for our production services and sometimes for the broadcast of the advertisements produced by us if we also arrange for such broadcast. We typically require a prepayment from our clients at the time of the execution of the advertising production agreements and prior to the commencement of our work, but our revenues are typically recognized at the time the final work products are delivered to our clients for broadcast

Cost of Revenues

We purchase blocks of advertising time on certain CCTV programs for a fixed fee. Part or all of the fee is paid in advance and we recognize this cost, as our cost of goods sold, at the same time that we recognize the related revenue, which is ratably over the broadcast periods. The broadcast period typically ranges from one to three weeks and represents substantially all of our cost of goods sold. In 2009, third party providers offering television advertising slots on CCTV significantly increased the media fees for certain programs, which significantly increased our cost of goods sold. However, as a percentage of revenue, cost of goods sold only decreased slightly.

Sales and Marketing Expenses

Our sales and marketing expenses consist primarily of salaries and benefits for our sales and marketing personnel, office rental expenses directly related to our sales and marketing activities, traveling expenses incurred by our sales personnel and promotional and entertainment expenses. Our sales personnel receive performance-based compensation and we market our services primarily through the efforts of our sales and marketing personnel. We expect selling and marketing expenses to increase as we expand our sales force.

General and Administrative Expenses

Our general and administrative expenses primarily consist of salaries and benefits for our management, accounting and administrative personnel, professional service fees, office rental and maintenance expenses directly related to our general office administration activities, depreciation of office equipment, other administrative expenses and allowances for doubtful accounts. We expect our general and administrative expenses to increase as we hire additional personnel, improve our corporate infrastructure and incur additional costs to meet the requirements of being a public company in the U.S.

PRC Business Tax and Related Surcharges

Our PRC subsidiaries, CD Media Huizhou and CD Media Beijing, are required to pay business tax at a rate of 5.0%, and related surcharges at a rate of approximately 3.0%, on our revenues from providing advertising services. Under the PRC tax law, business tax is levied on the net amount of total advertising revenues less media fees paid to the media providers. As we reported revenues from certain of our advertising time slots on a gross basis, our effective business tax rate was approximately 1.08% of our total revenues in 2009.

Critical Accounting Policies and Estimates

We prepare our combined financial statements in conformity with U.S. GAAP, which requires us to make estimates and assumptions that affect the reported amounts of our assets and liabilities as of the date of our financial statements and our revenues and expenses during the financial reporting period. Our estimates and assumptions are based on available information and our historical experience, as well as other estimates and assumptions that we believe to be reasonable. The estimates and assumptions that form the basis for our judgments may not be readily apparent from other sources. We continually evaluate these estimates and assumptions based on the most recently available information, our own experience and other assumptions that we believe to be reasonable. Our actual results may differ significantly from estimated amounts as a result of changes in our estimates or changes in the facts or circumstances underlying our estimates and assumptions. Some of our accounting policies require higher degrees of judgment than others in their application. We consider the policies discussed below to be critical to an understanding of our financial statements as their application places the most significant demands on our management’s judgment. When reviewing our combined financial statements, you should take into account:

•	our critical accounting policies discussed below;

•	the related judgments made by our management and other uncertainties affecting the application of these policies;

•	the sensitivity of our reported results to changes in prevailing facts and circumstances and our related estimates and assumptions; and

•	the risks and uncertainties described under “Risk Factors.”

See note 2 to our combined financial statements for additional information regarding our critical accounting policies.

Revenue Recognition

Substantially all of our revenues are derived from reselling blocks (or slots) of advertising time on several popular television channels of CCTV. We acquire this advertising time in large blocks, repackage the blocks into smaller time slots and sell these smaller slots to advertising agencies or other companies. Our pricing depends on the quality, ratings and target audience of the relevant television programs where the advertisements will be broadcast, the sales prices of our competitors, general market conditions and market demand. We typically require payment several weeks before the relevant advertisements are broadcast, and record these prepayments as a current liability. We recognize the revenue when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collection is reasonably assured, which is generally over the broadcast period.

Revenue arrangements involving multiple deliverables are broken down into single-element arrangements based on their relative fair value for revenue recognition purposes, when possible. We recognize revenues on the elements delivered and defer the recognition of revenues of the undelivered elements until the remaining obligations have been satisfied. Generally, we receive advanced payments for our advertising services and record them as customer advances. Such prepayments are only recognized as revenues when the services are rendered over the broadcast period.

Our business is centered around purchasing blocks of advertising time, repackaging the time into smaller units and reselling the smaller blocks (or slots) to our clients. We generally pay for the blocks of advertising time in advance of reselling it to our customers and we are committed to pay the remainder of the balance prior to the broadcast. In determining whether revenue is reported gross or net, we considered the eight factors outlined in ASC 605-45. We sell the right to utilize advertising space on certain TV channels of CCTV. This right is conveyed to us by CCTV through contractual arrangements and we provide this right to our clients through an unrelated contractual arrangement. As a result, we are the primary obligor in this arrangement. In addition, we acquire the advertising blocks in advance and have unmitigated inventory risk. We are required to pay for the advertising time regardless whether we can resell the time or collect our fees from our customers. We also have latitude in establishing the price; discretion in supplier selection; and we assume the credit risk for the amount billed to our customers. Based on these factors, revenues are recognized at gross billings to our clients and the cost for purchasing the advertising time slots is recorded as our cost of goods sold and recognized over the same period as the related revenue, which is the broadcast period.

We derive a minimal portion of our revenues from production services. We design, produce and package content for public service announcements and commercial advertisements. For commercial television advertisements, advertisers will pay for our production services and sometimes for the broadcast of the advertisements produced by us if we also arrange for such broadcast. We typically require a prepayment from our clients at the time of the execution of the advertising production agreements and prior to the commencement of our work, but our revenues are typically recognized at the time the final work products are delivered to our clients for broadcast.

We report revenues gross of business tax and related surcharges, which are charged to cost of goods sold.

Income Tax

The Company accounts for income taxes in accordance with current accounting standards, which require an asset and liability approach for financial accounting and reporting for income taxes and allow recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company adopted the accounting standard for uncertainty in income taxes which prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the Company has taken or expects to take on a tax return (including a decision whether to file or not to file a return in a particular jurisdiction).

Results of Operations

The following table sets forth information from our statements of operations for the years ended December 31, 2009, 2008 and 2007, in US Dollars (in thousands) and as a percentage of revenue:

	Years Ended December 31,
	2009		2008		2007

Revenue	$74,480	100.0%	$44,684	100%	$17,103	100%
Cost of goods sold	(59,746)	80.2%	(36,498)	81.7%	(12,839)	75.1%
Gross profit	14,734	19.8%	8,186	18.3%	4,264	24.9%

General and administrative
Selling expenses	2,110	2.8%	1,673	3.8%	2,068	12.1%
General and administrative	575	0.8%	371	0.8%	374	2.2%
Depreciation of equipment	9	*	7	*	2	*
Total operating expenses	2,694	3.6%	2,051	4.6%	2,444	14.3%

Income from operations	12,040	16.2%	6,135	13.7%	1,820	10.6%
Gain on disposal of assets	1	*	-	-	-	-
Interest income	2	*	5	*	5	*

Income before income taxes	12,043	16.2%	6,140	13.7%	1,825	10.7%
Income taxes	3,033	4.1%	1,535	3.4%	602	3.5%
Net income	$9,010	12.1%	$4,605	10.3%	$1,223	7.2%

    *Less than 0.1%

Years ended December 31, 2009 and 2008

Revenues were $74.5 million for the year ended December 31, 2009, an increase of $29.8 million, or 66.7%, compared to $44.7 million for the same period in 2008. The increase was attributable to an increase in the total advertising time slots sold by us in the year ended December 31, 2009, compared to the year ended December 31, 2008. We sold a total of 11,459 minutes of advertising time in 2009 as compared to 7,843 minutes in 2008, which is a 45% increase in the number of minutes sold at a higher average price per minute. Revenues from our production services decreased to $12,000 during the year ended December 31, 2009, as compared to $14,000 in 2008. We expect that revenues from production services will increase in total dollars in future periods as we focus on growth of this area of our business.

Cost of goods sold was $59.7 million for the year ended December 31, 2009, an increase of $23.2 million, or 63.6%, compared to $36.5 million for the same period in 2008. Cost of goods sold consists of the costs to obtain the advertising time slots from television networks. The increase of cost of goods sold was primarily a result of a 45% increase in the number of advertising minutes purchased in 2009 as compared to 2008 and a 40.9% increase in the average cost of the adverting minutes purchased. As a percentage of revenue, cost of goods sold for the years ended December 31, 2009 and 2008 were 80.2% and 81.7%, respectively.

Gross profit for the year ended December 31, 2009 was $14.7 million, or 19.8% of revenues, an increase of $6.5 million or 79.3% compared to $8.2 million, or 18.3% of revenues, for the comparable period in 2008. The increase in our gross profit margin for the year ended December 31, 2009 is primarily due to our ability to charge more per unit for advertising time in 2009 as compared to 2008 allowing us a slight increase in gross profit per dollar sold.

Selling expenses were $2.1 million for the year ended December 31, 2009, an increase of $0.4 million, or 23.5%, compared to $1.7 million for the same period in 2008. The increase primarily resulted from an increase in marketing expenses we spent on expanding our business.

General and administrative expenses were $575,000 for the year ended December 31, 2009, an increase of $204,000, or 55.0%, compared to $371,000 for the same period in 2008. The increase was primarily a result of an increase in rental costs of $43,781 in the year ended December 31, 2009 as compared to the comparable period in 2008, an increase in compensation-related expenses of $21,453 in the year ended December 31, 2009 as compared to the comparable period in 2008 and an increase in payment to staff welfare and bonus funds. Additionally, our general offices expenses increased $43,781 in the year ended December 31, 2009 as compared to the year ended December 31, 2008.

Income taxes for the year ended December 31, 2009 were $3.0 million, an increase of $1.5 million over income taxes of $1.5 million for the year ended December 31, 2008. The increase in income taxes was primarily a result of an increase in our taxable income. Our income tax rate for fiscal 2009 and fiscal 2008 was 25%.

Net income for the year ended December 31, 2009 was $9.0 million, an increase of 95.7% over net income of $4.6 million for the year ended December 31, 2008, based on the factors described above.

Years ended December 31, 2008 and 2007

Revenues were $44.7 million for the year ended December 31, 2008, an increase of $27.6 million, or 161.4%, compared to $17.1 million for the same period in 2007. The increase in revenue was attributed mainly an increase in the number of our customers and to an increase 40.8% increase in advertising time slots sold and a 35.5% increase in the average price per minute of advertising time sold in 2008 compared to 2007. The increase in the amount and price of advertising time sold resulted from the 2008 Olympic Games held in Beijing, which caused advertisers in China to purchase more advertising time at higher prices than in 2007. Revenues from our advertising agency services were $44.7 million during the year ended December 31, 2008 as compared to $17.1 million in 2007. We sold a total of 7,843 minutes of advertising time in 2008 as compared to 4,639 minutes in 2007. Revenues from our production services were $14,000 during the year ended December 31, 2008 as compared to $29,000, respectively, in 2007.

Cost of goods sold was $36.5 million for the year ended December 31, 2008, an increase of $23.7 million, or 185.2%, compared to $12.8 million for the same period in 2007. The increase of cost of goods sold was primarily a result of an increase in prices charged by CCTV for advertising time due to the 2008 Olympic Games in Beijing and also the additional time slots we purchased from our vendors to generate our revenues. As a percentage of revenue, cost of goods sold for the years ended December 31, 2008 and 2007 were 81.7% and 75.1%, respectively.

Gross profit for the year ended December 31, 2008 was $8.2 million, or 18.3% of revenues, compared to $4.3 million, or 24.9% of revenues, for the comparable period in 2007. The decrease in our gross profit margin for the year ended December 31, 2008 is primarily due to our inability to increase our rates in 2008 to keep up with increased unit costs.

Selling expenses were $1.7 million for the year ended December 31, 2008, a decrease of $0.4 million, or 19.0%, compared to $2.1 million for the same period in 2007. The decrease primarily resulted from a reduction in commission expenses, traveling expenses and entertainment fees in fiscal 2009 as compared to fiscal 2008, compared to additional marketing related costs spent in 2007 in preparation for the 2008 Olympic Games held in Beijing

General and administrative expenses remained relatively flat at $371,000 for the year ended December 31, 2008, as compared to $374,000 for the same period in 2007.

Interest income for the year ended December 31, 2008 remained flat at $5,000, compared to $5,000 for the comparable period in 2007.

Income taxes for the year ended December 31, 2008 were $1.5 million, an increase of $0.9 million over income taxes of $0.6 million for the year ended December 31, 2007. The increase in income taxes was primarily a result of an increase in taxable income partially offset by a decrease in our income tax rate. Our income tax rate for fiscal 2008 was reduced by the PRC government to 25% from 33% for fiscal 2007.

Net income for the year ended December 31, 2008 was $4.6 million, an increase of 283.3% over net income of $1.2 million for the year ended December 31, 2007.

Liquidity and Capital Resources

We had cash and cash equivalents of approximately $0.7 million as of December 31, 2009, as compared to approximately $1.2 million as of December 31, 2008. Our funds are kept in financial institutions located in the PRC, which do not provide insurance for amounts on deposit. Moreover, we are subject to the regulations of the PRC which restrict the transfer of cash from the PRC, except under certain specific circumstances. Accordingly, such funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC.

On April 30, 2010, we received gross proceeds of approximately $5.35 million in the closing of a private placement transaction (the “Private Placement”). Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 3,566,838 shares of Common Stock at $1.50 per share. We paid WestPark Capital a commission equal to 10.0% with a non-accountable fee of 4.0% of the gross proceeds from the Private Placement. We are also retaining WestPark Capital for a period of five months following the closing of the Private Placement to provide us with financial consulting services for which we will pay WestPark Capital $4,000 per month. Out of the proceeds of the Private Placement, we paid $300,000 to Keen Dragon Group Limited, a third party unaffiliated with CD Media BVI, the Company, or WestPark Capital for services in connection with arranging the reverse merger.

We are required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including pension insurance, medical insurance, unemployment insurance, and job injuries insurance, and maternity insurance, in accordance with relevant regulations. Total contributions to the funds were approximately $13,000 in each of the , years ended December 31, 2009, 2008 and 2007, respectively. We expect that the amount of our contribution to the government’s social insurance funds will increase in the future as we expand our workforce and operations and commence contributions to an employee housing fund.

Net cash used in operating activities was $614,000 for the year ended December 31, 2009, compared to net cash used in operating activities of $266,000 for the year ended December 31, 2008. The $348,000 difference was primarily attributable to an increase in deposits for the purchase of advertising time. Net cash used in operating activities was $266,000 for the year ended December 31, 2008, compared to net cash provided by operating activities of $1.0 million for the year ended December 31, 2007. The decrease in cash provided by operating activities was primarily due to an increase in prepaid deposits for the purchase of advertising time.

Net cash used in investing activities amounted to approximately $6,000 and $17,000 for the years ended December 31, 2009 and 2008, respectively. The decrease in net cash used in investing activities was primarily attributable to a $15,000 gain from cash received on disposal of fixed assets during the year ended December 31, 2009. Net cash used in investing activities remained relatively flat for the years ended December 31, 2008 and 2007, amounting to $17,000 and $18,000, respectively.

Net cash used in financing activities was nil during the years ended December 31, 2009 and 2008. Net cash used in financing activities was $390,000 during the year ended December 31, 2007 was related to the repayment of shareholder advances.

Based upon our present plans, we believe that our working capital together with cash flow from operations and funds available to us through financing will be sufficient to fund our capital needs for at least the next 12 months. We expect that our primary sources of funding for our operations for the upcoming 12 months and thereafter will result from our operations and possibility of conducting debt and equity financings. However, our ability to maintain sufficient liquidity depends partially on our ability to achieve anticipated levels of revenue, while continuing to control costs. If we did not have sufficient available cash, we would have to seek additional debt or equity financing through other external sources, which may not be available on acceptable terms, or at all. Failure to maintain financing arrangements on acceptable terms would have a material adverse effect on our business, results of operations and financial condition.

Contractual obligations

The following table describes our contractual commitments and obligations as of December 31, 2009:

	Payments due by Period (in $)
Contractual Obligations	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	More Than 5 Years
Operating Lease Obligations	$298,970	$230,796	$68,174	$-	$-
Total	$298,970	$230,796	$68,174	$-	$-

Seasonality

The seasonal fluctuation in consumer spending in the PRC affects the level of advertising spending in China.  Our revenues, therefore, are affected by such seasonal fluctuations in consumer spending.  We experience higher revenues in the fourth quarter due to the greater number of holidays during the fourth quarter and lower revenues in the first quarter due to advertisers’ tendencies to be more conservative in spending early in their annual advertising budgets for the calendar year.

Quarterly Information (unaudited)

The table below presents selected (unaudited) results of operations for the quarters indicated.  All amounts are in thousands except share and per share data.

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,
	2009	2009	2009	2009	Total
Revenues	$36,377	$14,344	$12,373	$11,386	$74,480
Gross profit	$7,549	$2,819	$2,311	$2,055	$14,734
Net Income	$4,971	$1,639	$1,263	$1,137	$9,010
Earnings per share – Basic and Diluted	$0.26	$0.09	$0.07	$0.06	$0.47
Weighted-average shares outstanding – Basic and Diluted	19,100,000	19,100,000	19,100,000	19,100,000	19,100,000

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,
	2008	2008	2008	2008	Total
Revenues	$13,514	$11,283	$11,094	$8,793	$44,684
Gross profit	$1,815	$2,509	$2,153	$1,710	$8,187
Net Income	$946	$1,474	$1,243	$942	$4,605
Earnings per share – Basic and Diluted	$0.05	$0.08	$0.07	$0.05	$0.24
Weighted-average shares outstanding – Basic and Diluted	19,100,000	19,100,000	19,100,000	19,100,000	19,100,000

 Off-Balance Sheet Arrangements

We have no material off-balance sheet transactions.

Quantitative and Qualitative Disclosure Regarding Market Risk

Interest Rate Risk

We may face some risk from potential fluctuations in interest rates, although our debt obligations are primarily short-term in nature, but some bank loans have variable rates. If interest rates have great fluctuations, our financing cost may be significantly affected.

Foreign Currency Risk

Substantially all of our operations are conducted in the PRC, and our primary operational currency is the Chinese Renminbi (“RMB”).  Substantially all of our revenues and expenses are denominated in RMB. However, we use the United States dollar for financial reporting purposes. Conversion of RMB into foreign currencies is regulated by the People’s Bank of China through a unified floating exchange rate system. Although the PRC government has stated its intention to support the value of the RMB, there can be no assurance that such exchange rate will not again become volatile or that the RMB will not devalue significantly against the U.S. dollar. Exchange rate fluctuations may adversely affect the value, in U.S. dollar terms, of our net assets and income derived from our operations in the PRC.

Country Risk

The substantial portion of our assets and operations are located and conducted in China. While the PRC economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations applicable to us. If there are any changes in any policies by the Chinese government and our business is negatively affected as a result, then our financial results, including our ability to generate revenues and profits, will also be negatively affected.

Change in Auditors

MaloneBailey, LLP

On April 30, 2010, we dismissed AJ. Robbins, PC ("AJ. Robbins") as our independent registered public accounting firm following the change in control of the Company on the closing of the Share Exchange. SRKP 25, Inc. engaged AJ. Robbins to audit its financial statements for the year ended December 31, 2009. The decision to change accountants was approved and ratified by our Board of Directors. The report of AJ. Robbins on the financial statements of the Company for the year ended December 31, 2009 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principle, except for an explanatory paragraph relative to the Company’s ability to continue as a going concern. Additionally, during the Company's two most recent fiscal years and any subsequent interim period, there were no disagreements with AJ. Robbins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

While AJ. Robbins was engaged by the Company, there were no disagreements with AJ. Robbins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure with respect to the Company, which disagreements if not resolved to the satisfaction of AJ. Robbins would have caused it to make reference to the subject matter of the disagreements in connection with its report on the Company’s financial statements for the fiscal year ended December 31, 2009.

The Company provided AJ. Robbins with a copy of the disclosures to be included in Item 4.01 of this Current Report on Form 8-K and requested that AJ. Robbins furnish the Company with a letter addressed to the Commission stating whether or not AJ. Robbins agrees with the foregoing statements. A copy of the letter from AJ. Robbins to the Commission, dated May 6, 2010, is attached as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2010.

We engaged MaloneBailey, LLP (“MaloneBailey”) as our independent registered public accounting firm as of April 30, 2010. MaloneBailey is and has been CD Media BVI’s independent registered public accounting firm.

DESCRIPTION OF BUSINESS

Overview

We are engaged in the promotion, sale and marketing of advertising packages on Chinese television stations. We purchase advertising time packages that air on CCTV-1, CCTV-2 and CCTV-3, three of the main channels of China Central Television (“CCTV”), the state television station of the PRC, which we repackage and sell to our customers. Currently we deal solely with third parties that act as agents for the sale of advertising time slots by CCTV. We also assist our clients in developing cost-effective advertising programs to maximize their return on their advertising investments by identifying the most appropriate advertising time slots and message points of the advertisements.

We have obtained a large amount of quality advertising time aired on CCTV, including advertising rights to a number of daily television programs on CCTV-1, CCTV-2 and CCTV-3.

Our clients are primarily entities seeking to advertise their own products or services that purchase advertising packages, either directly from us or indirectly through third party advertising agencies. These entities include large companies in China such as Hualong Group, Dabao Group, Grace China Co., Ltd. and Hengan International Group Co., Ltd., most of which purchase time packages from us through their advertising agencies.

Industry

General

China is one of the world’s largest consumer markets. In 2009, China’s gross domestic product (“GDP”) increased 8.7% over 2008 according to the National Bureau of Statistics of China. China’s GDP for 2008 increased 9% over 2007. This rapid economic growth in China has led to greater levels of personal disposable income and increased spending among China’s expanding middle-class consumer base. Notwithstanding China’s economic growth, with a population of 1.3 billion people, China’s economic output and consumption rates are still small on a per capita basis compared to developed countries. As China’s economy develops, we believe that disposable income and consumer spending levels will continue to become closer to that of developed countries like the United States.

China’s Advertising Market

With China’s economic growth, its advertising market has also grown rapidly. China’s major advertising spending categories consist of television, print, radio, and internet, with television having the widest coverage and the greatest impact. The continued rapid growth in China’s advertising market has been, and is expected to be, largely driven by the rapid growth in disposable income and corresponding consumer spending of China’s growing middle class. This growth in disposable income is expected to be a key driver in supporting advertising spending growth as corporate budget decisions on advertising are expected to be largely driven by disposable income growth, not by economic cycles.

The advertising agency industry in China is still highly fragmented, with a large number of small, independent domestic agencies mainly focusing on resales of advertising time. The majority of these companies act as sellers of advertising time for television networks that have limited capabilities to conduct the sales internally. Brand development is essential in China. In light of Chinese consumers’ general brand-sensitiveness and brand-responsiveness, advertising strategies in China tend to focus on increasing brand penetration and awareness, through product-based advertising strategies. We believe that the intense competition among both international and domestic companies to increase awareness of their brands in China will cause advertisers to continue to make substantial investments in their brand-building and advertising campaigns targeted at the market in China. In addition, China’s advertising spending per capita and as a percentage of GDP has been low relative to other countries, suggesting that there is growth potential as the consumer market develops and companies compete through advertising to attract consumer spending.

Television

China has emerged as the largest television viewing nation in the world with a national television coverage of over 96% or a potential audience of over 1.2 billion individuals. Television channels have increased to over 3,000 in 2009, and the number of hours of television programming increased to over 2,700,000 in 2009.

Despite the large number of television stations in China, there are only a limited number of television networks that provide national coverage, among which CCTV, the national broadcasting network owned by China’s central government, still provides the most comprehensive national coverage for advertisers. CCTV has 21 public channels that can be viewed nationwide. Although there is one nationally broadcast satellite channel in each province, none of these channels reaches CCTV’s level of coverage or has a wide selection of highly rated programs. As a result, CCTV continues to be the preferred choice of television advertisers.

Competitive Strengths

We believe the following strengths contribute to our competitive advantages:

Comprehensive television advertising offerings

Our core resource consists of television advertising time that we have purchased from third parties that either act as agents for the sale of advertising time slots by or purchase advertising time slots directly from CCTV on some of the most watched television channels in China. We seek to enhance our clients advertising campaigns by identifying strategies and helping to create a comprehensive television advertising plan that suits their specific needs. We conduct market research and assist our customers in implementing a messaging strategy and in choosing the most appropriate advertising times and packages to help our customers maximize their advertising investment. Our production services team assists clients in designing television advertisements to best meet their advertising objectives. We provide distribution channels on a national scale to implement our clients’ marketing and branding campaigns through our access to certain highly rated CCTV programs and also monitor and assess the advertisements.

Popular product and service mix

For 2010, we have secured advertising rights on CCTV-1, CCTV-2 and CCTV-3 during a variety of daily television programs ranging from children’s programs to entertainment shows and from daily news programs to drama series. With our prime time advertising time packages as well as our cost-efficient daytime advertising packages, we are able to offer flexible, bundled advertising packages designed to suit our clients advertising needs and preferences, maximize the advertising impact of their television offerings and achieve our clients’ advertising and marketing goals.

Diversified customer base

During the year ended December 31, 2009, we had over 1,000 different customers across China. Our client base spans a wide range of sectors and industries, such as telecommunications, pharmaceuticals, financial services, textile, food and other consumer product industries. We believe the range and depth of our client base enhances our reputation in the advertising industry and positions us to continue to attract new advertisers. Our integrated advertising agency services and our production services allow us to be more responsive to clients’ specific requirements. As a result, we enjoy significant flexibility in tailoring our service offerings to meet clients’ needs and enhance our service quality and effectiveness.

Experienced management team

Our senior management team has extensive business and industry experience, including an understanding of changing market trends, consumer needs, technologies and our ability to capitalize on the opportunities resulting from these market changes. Members of our senior management team also have significant experience with respect to key aspects of our operations, including sales and marketing.

Strategy

Our goal is to become a leading provider of integrated advertising services in China. We intend to achieve this goal by implementing the following strategies:

Maximize our existing resources to increase our profitability

We plan to use our CCTV advertising resources and advertising production services expertise to further increase our profitability by:

•	expanding our sale force by recruiting experienced and knowledgeable sales personnel to increase the use of our current portfolio advertising time packages and to attract new advertising customers;

•	strengthening relationships with our existing clients to increase renewals of contracts and cross-promoting our production services to our advertising agency services clients; and

•	exploring new opportunities for expanding our production service offerings to new and existing clients.

Expand our purchases of advertising time on CCTV

We intend to increase our purchases of advertising time aired on CCTV based on our analysis of our advertising clients’ evolving needs and the inventory of available advertising time. We believe that increasing the number and variety of advertising time slots within the CCTV network will enable us to serve the needs of our clients who need to reach a diverse group of television viewers. In the future, we intend to purchase advertising directly from CCTV which we believe will provide access to a wider variety of advertising opportunities.

Develop regional television advertising opportunities

We intend to leverage our successful business model to build relationships with providers of advertising time aired on certain highly rated regional television networks. We plan to target regional markets by providing services that are focused on and responsive to the needs of local advertisers and the preferences of local television viewers and by approaching regional television networks or third party agents or providers to purchase advertising time directly from them. We believe that our purchase of advertising time aired on regional networks will allow us to offer our clients new ways to reach their target audience and allow us to expand our client base to regional advertisers who desire a more targeted marketing strategy.

Enhance our television production services

We plan to actively market our production capabilities to potential as well as to existing clients and make these services part of our core value-added service package to increase customer loyalty. We intend to open a production studio which will allow us to shoot commercial television advertisements and public service announcements for clients in China. Upon further expansion of our business scope, a production studio will also enable us to produce proprietary television programming, such as entertainment programs, television drama and documentary series for broadcasting on CCTV and other regional television networks. We believe that building a library of attractive proprietary content will improve our overall financial and operational stability by mitigating the risk and impact of adverse changes in any one of our operating environments, such as a potential slowdown in one or more advertising channels, and by generating additional revenues from selling our content to CCTV and other regional networks.

Expand into new advertising platforms

We intend to expand our media resources in new advertising media platforms, including the Internet, radio, mobile devices and indoor or outdoor flat panel displays. These advertising platforms, especially the Internet and mobile devices, are becoming increasingly popular alternative advertising mediums among advertisers. We believe that our expansion into new media platforms will enable us to offer added value to our clients by providing them with an avenue to reach consumers and will strengthen our competitiveness in the advertising industry.

Pursue acquisitions to broaden our service offerings and advertising platforms

The advertising market in China remains highly fragmented, and the majority of advertising companies are regionally focused with relatively few attaining national scale. We will consider strategic acquisitions that will provide us with a broader range of service offerings and access to new markets and new advertising media platforms. When evaluating potential acquisition targets, we will consider factors such as market position, growth potential and earnings prospects and strength and experience of management.

Advertising Packages

We purchase blocks of advertising time from third-party agents of CCTV and repackage the time blocks into smaller time slots, which is then sold to our customers. These third parties agents act as wholesale distributors of advertising time, and acquire the time blocks directly from CCTV. We currently only sell advertising time for airing on CCTV. Advertising packages are packages of advertisements that air together at various times during the day and during a wide variety of programs on three CCTV channels, CCTV-1, the most watched CCTV channel, CCTV-2, a financial information channel that is the seventh most watched channel in China, and CCTV-3, an arts and entertainment channel that is the third most watched television channel in China.

Advertisers or their agencies typically provide advertising content to be broadcast in the time slots they purchase from us. We set the prices of advertising slots based on the quality, ratings and target audience of the relevant television programs where the advertisements will be broadcast, the sales prices of our competitors, general market conditions and market demand. Different advertising time slots are sold at different prices. We negotiate the pricing terms for the advertising time slots with third party providers that either act as agents for CCTV or purchase advertising time directly from CCTV. We charge our customers a premium for the advertising time slots we purchase and retain the difference as revenue.

We enter into contracts with our advertiser clients, which specify the advertising package purchased by the client, the time slots or the programs within which advertisements will be broadcast and the relevant price for the advertising package purchased by the client. For advertisers who purchase advertising packages from us through an advertising agent, we enter into similar contracts with the advertising agent.

We usually require the agreed advertising fees to be paid in advance before the advertisements are broadcast. Third parties offering advertising time aired on CCTV have been increasing the prices charged to us for many of their advertising time slots every year since our establishment, and we expect that they will continue to raise such prices in the future. We believe that we will be able to pass on these price increases to our clients, however, there is no guarantee that we will be able to do so.

Our television advertising packages with CCTV include the following:

CCTV-1 and CCTV-2 Program Guide Set: Our Program Guide Package for CCTV-1 and CCTV-2 includes advertising time slots on these channels throughout the daytime and nighttime programming. The advertisements run during various programs, including After Diet Everyday, After Red Sunset, Before Today Law Statement, After Today Law Statement, and Before Eastern Sky. This package airs at least ten times per day and can reach an audience of approximately 120 million persons per day in the PRC.

CCTV-3 Program Sets: We offer various program sets that air on CCTV-3 during various programs and at various frequencies during the week. Our CCTV-3 program sets include:

•
CCTV-3 Elite Set:  Our Elite Set airs the most frequently at 52 times per week.  Advertising slots in the Elite Package air during programs such as Dream Theater, The Same Song, Art Life, Happy China Tour, Star Avenue and Want to Challenge.

•	CCTV-3 Art Diamond Set: Our Art Diamond Set airs at least 49 times per week during programs such as Golden Years and Behind the Scenes.

•	CCTV-3 Program Guide Set: Our Program Guide Set airs at least 49 times per week at the break between two programs, Golden Years and The Same Song.

•	CCTV-3 TV Drama Set: Our TV Drama Set airs at least 47 times per week during the break between two programs, Passion Square and Wanna Challenge.

•	CCTV-3 Art Daytime Set: Our Art Daytime Set airs at least 44 times per week during the break between two programs, Animal World and TV Series.

•	CCTV-3 Art Comprehensive Set: Our Art Comprehensive Set airs at least 36 times per week during the break between two programs, Worldwide and Dream Theatre.

•	CCTV-3 Elite Art Set: Our Elite Art Set airs at least 27 times per week during such programs as Passion Square, Behind the Scenes, and Golden Years.

•	CCTV-3 Golden Art Set: Our Golden Art Set airs at least 25 times per week during such programs as Entertainment Express.

•	CCTV Classic Art Set: Our Classic Art Set airs at least 20 times per week during such programs as International Art, China Stage and New Audio.

•	Art Time Set: Our Art Set airs at least 25 times per week during such programs as Art Arena and Passion Square.

•	Chinese MTV Set: Our Chinese MTV Set airs at least 20 times per week during such programs as New Audio and Date With You.

Our Customers

We have more than 1,000 customers in major provinces and cities across China. Our customers include both companies seeking to advertise their own products or services and advertising agencies that purchase advertisement packages for their clients. In 2009, non-agency corporate advertisers and advertising agencies accounted for 70% and 30%, respectively, of our total customers. Our advertising time slots on CCTV are attractive to our advertising agency customers and have enabled us to establish relationships with both national and international advertising agencies. We have also established business relationships with many leading domestic and international advertising agencies, some of which are members of the American Association of Advertising Agencies, who introduce clients to us for all of our services.

Our non-agency corporate advertiser clients come from a wide range of industries. The following table sets forth the breakdown of revenue contributions in by the industries in which our corporate customers operate:

Industry	Percentage of Total Revenues in 2009
Household products and electronic appliances	28.7%
Fashion	20.6%
Pharmaceuticals	16.9%
Food and beverages	7.9%
Paper and tissue	7.3%
Gold	6.1%
Cosmetics	5.1%
Telecommunications and information technology	2.1%
Others	5.3%
100.0%

We have 2 customers of our production services.

For the year ended December 31, 2009, our top five customers accounted for 20.0% of our total revenues. None of our customers for the year ended December 31, 2009 accounted for over 10% of our revenues. For the year ended December 31, 2008, our top five customers accounted for 30.7% of our total revenues. We had one customer, Hua Long Group, who accounted for at least 10% of our revenues for the year ended December 31, 2008. Hua Long Group accounted for approximately 12.3% of our revenues in 2008. The loss of any of these customers could have a material adverse effect on our results of operations.

Sales and Marketing

We market and sell advertising time slots to advertising agencies and corporate clients in a variety of different industries. As we continue to expand our service offerings, we intend to sell various services to our existing client base.

We separate our sales staff into teams which are responsible for specific industries so that our staff members can provide our advertising clients with information specific to the industry in which they operate. Although the majority of our marketing staff has prior experience working in the advertising industry, we train and educate our sales and marketing personnel to ensure that they are familiar with our service offerings and the advantages that our services offer over our competitors.

Our sales and marketing personnel coordinate with our clients to help effect their advertising goals. We work closely with our clients to understand their industry, business and marketing needs in order to deliver customized and effective television advertising solutions.

We market our services primarily through direct marketing, trade shows and other media events, including participating in advertising industry award competitions, trade shows, festivals, academic seminars and conferences to promote brand awareness of our company and our services.

To encourage our sales staff, we provide commission based bonuses for our sales and marketing personnel. We periodically evaluate the performance of our marketing personnel and pay seasonal quarterly bonuses and annual bonuses to each staff member in an amount up to 0.3% of the sales revenues generated by such staff member.

Quality Control

We strive to provide our clients with high-quality, cost-effective services. We analyze the content of each of the advertisements to be broadcast on CCTV pursuant to our advertising packages to assure the advertisement’s compliance with all PRC laws, rules and regulations. We also monitor the broadcasting of our clients’ advertisements to ensure that they are properly broadcast at the correct time as specified in our agreements with our clients. In addition, we provide training to our employees to ensure that they are knowledgeable about any new developments and regulations affecting out business and the advertising industry so that our employees can provide outstanding services to our customers.

Competition

The advertising industry in China is very competitive and highly fragmented. Many of our competitors have significantly more financial, marketing and other resources than we have. We compete with other advertising businesses primarily on the basis of service quality, available advertising time slots, price, reputation and relationships with television networks. We face competition with other television advertising agencies for the limited number of time slots available on the CCTV channels. Our main competitors in the television advertising sector in the PRC include China Mass Media Corp. Who’s Who Corp. and Impression Media Group. In addition, we face competition from other alternative advertising media companies, such as the Internet, street furniture, billboard, frame and public transport advertising companies, and with other traditional advertising media, such as newspapers, magazines and radio. We may face increase competition in the future from new entrants into the PRC advertising market from foreign-owned advertising companies who can enter the PRC advertising sector in accordance with PRC law.

Insurance

We maintain property insurance for our automobiles and key-man life insurance for certain of our officers and directors. We do not maintain any other types of insurance. We believe our insurance coverage is customary and standard for similarly sized companies in our industry. However, we cannot assure you that our existing insurance policies are sufficient to insulate us from all losses and liabilities that we may incur.

Employees

As of December 31, 2009, we had approximately 98 full-time employees. All of our employees are based inside China. We have not experienced any work stoppages and we consider our relations with our employees to be good.

We are required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including pension insurance, medical insurance, unemployment insurance, and job injuries insurance, and maternity insurance, in accordance with relevant regulations. Total contributions to the funds are approximately $13,384 and $13,318 for the years ended December 31, 2009 and 2008, respectively. We expect that the amount of our contribution to the government’s social insurance funds will increase in the future as we expand our workforce and operations.

None of our employees currently live in company-provided housing facilities. Under PRC laws, we are required to make contributions to a housing assistance fund for employees based in China. Any increase in contributions to the housing assistance fund will increase the costs and expenses of conducting our business operations and could have negative effect on our results of operations.

PRC Government Regulations

Business license

Any company that conducts business in the PRC must have a business license that covers a particular type of work. Pursuant to PRC regulations governing the advertising businesses, including the Advertising Law promulgated by the National People’s Congress on October 27, 1994 (the “1994 Advertising Law”), the Advertising Administrative Regulations (1987) and the Implementing Rules for the Advertising Administrative Regulations (2004), advertising companies must obtain a business license for its advertising activities from the State Administration for Industry and Commerce (the “SAIC”) or its local branches. CD Media Beijing’s business license covers its present business to design, create, handle (as agent), and release advertisements in the PRC for domestic and foreign investors; to arrange cultural communications (excluding shows); to undertake exhibitions and presentations; and to provide advertising consulting services (excluding intermediary services). CD Media Huizhou’s business license permits CD Media Huizhou to design, handle (as agent) and organize cultural communications (excluding news releases and advertisement making), provide cultural consulting services and to design images for advertising. Companies that operate outside the scope of their licenses can be subjected to fines, disgorgement of income and ordered to cease operations. Prior to expanding our business beyond that of our business licenses, we may be required to apply and receive approval from the relevant PRC government authorities.

Regulation of Advertising Content

The PRC government regulates the content for advertisements in China. Laws, rules and regulations implemented by the PRC government prohibit, among other things, false or misleading content, superlative wording, socially destabilizing content or content involving obscenities, superstition, violence, discrimination or infringement of the public interest. Advertisements for anesthetic, psychotropic, toxic or radioactive drugs are not permitted. Advertisements for tobacco may not be broadcast on television. Restrictions also exist regarding the advertisement of patented products and processes, pharmaceuticals, medical instruments, agrochemicals, foodstuff, alcohol and cosmetics. All advertisements relating to pharmaceuticals, medical instruments, agrochemicals and veterinary pharmaceuticals, along with any other advertisements which are subject to censorship by administrative authorities according to relevant laws and administrative regulations, must be submitted to the relevant administrative authorities for content approval prior to dissemination.

Advertisers, advertising agencies, and advertising distributors are required by PRC advertising laws and regulations to ensure that the content of the advertisements they prepare or distribute is true and accurate and in full compliance with applicable law. In providing advertising services, advertising operators and advertising distributors must review the specified supporting documents provided by advertisers for advertisements and verify that the content of the advertisements complies with applicable PRC laws, rules and regulations. Prior to distributing advertisements for items that are subject to government censorship and approval, advertising distributors must confirm that such censorship has been performed and approval has been obtained. Violation of these regulations may result in penalties, including fines, confiscation of advertising income, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In circumstances involving serious violations, the SAIC or its local branches may revoke violators’ licenses or permits for their advertising business operations. Additionally, advertisers, advertising agencies or advertising distributors may be subject to civil liability if they infringe on the legal rights and interests of third parties in the course of their advertising business.

Television Advertising

The PRC government also regulates television advertising. The State Administration of Radio, Film, and Television (the “SARFT”) promulgated the Administration of Advertisement Broadcasting of Radio and Television on September 11, 2009 that became effective on January 1, 2010 which has superseded the Interim Measures of Administration of Advertisement Broadcasting of Radio and Television in 2003 that became effective on January 1, 2004. This regulation is applicable to advertisement broadcasting operations of all radio and television stations and channels and contains many restrictions. The 2009 Administration of Advertisement Broadcasting of Radio and Television limits the aggregate time for broadcasting of advertisements to 12 minutes for every hour’s program by television stations. Television stations may not interrupt regular television programs for advertisements. Advertisements may only be shown during normally scheduled breaks between programs. Advertisements must be clearly distinguishable from other television programs and may not be broadcast in the form of news reports or other similar forms. Advertisements for certain products are further restricted. For example, advertisements for alcohol may not be broadcast more than 12 times per day and only 2 advertisements may appear between the hours of 7:00 p.m. CST and 9:00 p.m. CST on each channel. Each television channel must also broadcast public service advertisements for no less than 3% of its aggregate available advertising time.

The 2009 Administration of Advertisement Broadcasting of Radio and Television also provides that registration review and filing systems must be established and maintained for all advertising businesses. Advertising fees must be reasonable and rates and fee collection methods must be filed with the PRC Commodity Price Administration and the SAIC. Under the Implementation Rule of Advertising Industry Administration, or the Implementation Rule, promulgated by the SAIC, as amended, the advertising agent fee may not be more than 15% of the advertising fees. The advertising customer must provide relevant documents, including certificates rendered by relevant supervisory administrations before we can deliver or place its advertisements.

We assure that all of our advertisements comply with all applicable laws, rules and regulations. Our employees are trained to inspect advertising content for compliance with relevant laws and regulations. We do not believe that advertisements containing content subject to restriction or censorship comprise a material portion of the advertisements in our business. In the event that any of the advertisements our advertising customers or agencies provide to us or our affiliated entities, and which we or our affiliated entities include in advertising, are not in compliance with relevant PRC advertising laws, rules and regulations, or when these advertisements have not received required approvals or do not comply with content requirements, we will remove the advertisements as soon as we notice such violations.

Limitations on Foreign Ownership in the Advertising Industry

The main regulations governing foreign ownership in the PRC advertising industry include:

•	The Catalogue for Guiding Foreign Investment in Industry (as amended in 2007);

•	The Measures on Administration for Foreign-invested Advertising Enterprises (as amended in 2008); and

•	The Notice Regarding Investment in the Advertising Enterprises by Foreign Investors through Equity Acquisitions (2006).

The above regulations require that a foreign entity may invest directly in the PRC advertising industry only if it has at least two years of direct operations in the advertising industry outside of China. Since December 10, 2005, foreign investors have been permitted to own directly a 100% interest in advertising companies in China, but such foreign investors are required to be a company with advertising as its main business and to have at least three years of operations outside of China. PRC laws and regulations do not permit the transfer of any approvals, licenses or permits, including business licenses containing a scope of business that permits engaging in the advertising business.

The establishment of a foreign-invested advertising enterprise, by means of either a new establishment or equity acquisition of an existing domestic advertising company, is subject to examination by the SAIC or its authorized branch at the provincial level and the issuance of an Opinion on the Examination and Approval of the Foreign-invested Advertising Enterprise Project. Upon obtaining such Opinion from the SAIC or its relevant branch, an approval from the Ministry of Commerce or its competent local counterparts is required before a foreign-invested advertising enterprise may apply for its business license. In addition, if a foreign-invested advertising enterprise intends to set up any branch, it must meet the requirements that (i) its registered capital has been fully subscribed and contributed and (ii) its annual advertising sales revenues are not less than RMB 20 million.

Employment laws

We are subject to laws and regulations governing our relationship with our employees, including: wage and hour requirements, working and safety conditions, and social insurance, housing funds and other welfare. These include local labor laws and regulations, which may require substantial resources for compliance.

China’s National Labor Law, which became effective on January 1, 1995, and China’s National Labor Contract Law, which became effective on January 1, 2008, permit workers in both state and private enterprises in China to bargain collectively. The National Labor Law and the National Labor Contract Law provide for collective contracts to be developed through collaboration between the labor union (or worker representatives in the absence of a union) and management that specify such matters as working conditions, wage scales, and hours of work. The laws also permit workers and employers in all types of enterprises to sign individual contracts, which are to be drawn up in accordance with the collective contract. The National Labor Contract Law has enhanced rights for the nation’s workers, including permitting open-ended labor contracts and severance payments. The legislation requires employers to provide written contracts to their workers, restricts the use of temporary labor and makes it harder for employers to lay off employees. It also requires that employees with fixed-term contracts be entitled to an indefinite-term contract after a fixed-term contract is renewed twice or the employee has worked for the employer for a consecutive ten-year period.

Regulations on Trademarks

Both the PRC Trademark Law, adopted in 1982 and revised in 1993 and 2001, and the Implementation Regulation of the PRC Trademark Law, adopted in 2002, provide protection to the holders of registered trademarks. The State Trademark Bureau, under the authority of the SAIC, handles trademark registrations and grants rights of a term of 10 years in connection with registered trademarks. License agreements with respect to registered trademarks must be filed with the State Trademark Bureau.

Foreign currency exchange

Under the PRC foreign currency exchange regulations applicable to us, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. Conversion of Renminbi for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of the PRC State Administration of Foreign Exchange, or SAFE. Foreign-invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from the SAFE. Capital investments by foreign-invested enterprises outside of China are also subject to limitations, which include approvals by the Ministry of Commerce (“MOFCOM”), SAFE and the State Reform and Development Commission. We currently do not hedge our exposure to fluctuations in currency exchange rates.

Dividend distributions

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside at least 10.0% of their after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Properties

We lease our principal corporate office located at Room 801, No. 7, Wenchanger Road, Jiangbei, Huizhou City, Guangdong Province, China under a 2 year lease that expires on November 1, 2011. Rental expenses under this lease total RMB322 (US$47) per month. We are in the process of filing and registering this lease with the relevant government authority in the PRC.

We lease office space at CD Media Beijing’s registered office, Room 119, No. 12 North Shi Long Road, Meng Tou Gou District, Beijing, pursuant to a lease that expires on October 25, 2010. Rental expenses under this lease total RMB 5,000 (US$735) per month. We are in the process of filing and registering this lease with the relevant government authority in the PRC.

CD Media Beijing also leases approximately 404.5 square meters of office space in Beijing for operations pursuant to a lease that expires on April 2, 2011. Rental expenses under this lease total RMB55,000 (US$8,088) per month. We are in the process of filing and registering this lease with the relevant government authority in the PRC.

Legal Proceedings

We are not involved in any material legal proceedings outside of the ordinary course of our business.

MANAGEMENT

Executive Officers, Directors and Key Employees

The following individuals constitute our board of directors and executive management as of the date of this prospectus.

Name	Age	Position
Li HuiHua	37	Chief Executive Office and Chairman of the Board
Zhang Le	25	Chief Financial Officer and Corporate Secretary
Fu HaiMing	35	Director

Li HuiHua has been the Chief Executive Officer of the Company since April 2010 and Chief Executive Officer of CD Media BVI since 2009.  Ms. Li has also been a director of CD Media BVI since March 2010.  From February 2003 to June 2009, Ms. Li was self-employed at a self-owned electronic products business. From January 1998 to December 2002, Ms. Li was a Financial Controller in the accounting and capital management department of Huizhou Tongda Electronic Co., Ltd. From February 1994 to December 1997, Ms. Li was an Accountant at Tuopu Technology Co., Ltd. (Huizhou).  From July 1990 to October 1993 Ms. Li served as a Quality Assurance Supervisor at Zhongou Electronic Co., Ltd. (Huizhou). Ms. Li received a degree in accounting from the Accounting Department of Huizhou Business School in 1990.

Zhang Le has been the Chief Financial Officer and Corporate Secretary of the Company since April 2010 and has served as the Financial Manager of CD Media BVI since August 2008.  From July 2007 to July 2008, Mr. Zhang served as an accountant at CD Media BVI.  From May 2005 to June 2007, Mr. Zhang served as an accountant at Beijing Lindi European Construction Design Consulting Company Limited. From August 2004 to August 2005, Mr. Zhang served as an accountant at the Oriental Hospital of the Beijing Chinese Medicine University.  Mr. Zhang received a bachelor’s degree in Finance and Accounting in 2007 from Beijing Lianhe College.

Fu HaiMing has served as a director of the Company since April 2010 and the General Manager of CD Media BVI since February 2007.  From March 2001 to December 2006, Mr. Fu served as the Vice President of CD Media BVI.  From March 2001 to December 2006, Mr. Fu served as the Vice President of Business Expansion and Implementation of Beijing Future Advertisement Company.  Mr. Fu received a bachelor’s degree in mechanics engineering from Neimonggu Mechanics University in 1999.

Family Relationships

There are no family relationships among any of the officers and directors.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of the Company during the past ten years.

The Company is not aware of any legal proceedings in which any director, nominee, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, nominee, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Board of Directors and Committees

Our Board of Directors does not maintain a separate audit, nominating or compensation committee.  Functions customarily performed by such committees are performed by its Board of Directors as a whole.  We are not required to maintain such committees under the rules applicable to companies that do not have securities listed or quoted on a national securities exchange or national quotation system.  We intend to create board committees, including an independent audit committee, in the near future.  If we are successful in listing our common stock on either the NASDAQ Global Market or the NYSE Amex Equities, we would be required to have, prior to listing, an independent audit committee formed, in compliance with the requirements for listing on the NASDAQ Global Market or the NYSE Amex Equities and in compliance with Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

Director Independence

None of our directors are considered independent directors under NASDAQ Marketplace Rules or the rules of the NYSE Amex Equities, even though such definition does not currently apply to us because we are not listed on the NASDAQ Global Market or the NYSE Amex Equities.

Code of Business Conduct and Ethics

On December 20, 2007, we adopted a formal code of ethics statement for senior officers and directors (the “Code of Ethics”) that is designed to deter wrongdoing and to promote ethical conduct and full, fair, accurate, timely and understandable reports that the Company files or submits to the Securities and Exchange Commission and others. A form of the Code of Ethics is filed as Exhibit 14.1 to the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 18, 2009. Requests for copies of the Code of Ethics should be sent in writing to China Century Dragon Media, Inc., Attention: Secretary, Room 801, No. 7, Wenchanger Road, Jiangbei, Huizhou City, Guangdong Province, China.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Before the Share Exchange

Prior to the closing of the Share Exchange on April 30, 2010, we were a “blank check” shell company named SRKP 25, Inc. that was formed to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation. The only officers and directors of SRKP 25, Inc., Richard Rappaport and Anthony Pintsopoulos, SRKP 25’s President and Chief Financial Officer, respectively, did not receive any compensation or other perquisites for serving in such capacities. Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with SRKP 25 upon the closing of the Share Exchange and are no longer employed by or affiliated with our company.

Prior to the closing of the Share Exchange, our current named executive officers were compensated by CD Media Beijing until the closing of the Share Exchange, including for the year ended December 31, 2009 and the period from January 1, 2010 to April 30, 2010. The Chairman of the Board of CD Media Beijing, Li HuiHua, determined the compensation for herself and the other executive officers of CD Media Beijing that was earned in fiscal 2009 and the period from January 1, 2010 to April 30, 2010 after consulting with the board members of CD Media Beijing. In addition, the Board of Directors of CD Media Beijing approved the compensation. From January 1, 2010 to April 30, 2010 and during the fiscal years of 2009, 2008 and 2007, the compensation for CD Media Beijing’s named executive officers consisted solely of each executive officer’s salary and cash bonus. The Board of Directors of CD Media Beijing believes that the salaries paid to our executive officers during 2009 and the period from January 1, 2010 to April 30, 2010 are indicative of the objectives of its compensation program and reflect the fair value of the services provided to CD Media Beijing, as measured by the local market in China.

Compensation After the Share Exchange

Upon the closing of the Share Exchange, the executive officers of CD Media Beijing were appointed as our executive officers and we adopted the compensation policies of CD Media Beijing, as modified for a company publicly reporting in the United States. Compensation for our current executive officers is determined with the goal of attracting and retaining high quality executive officers and encouraging them to work as effectively as possible on our behalf. Compensation is designed to reward executive officers for successfully meeting their individual functional objectives and for their contributions to our overall development. For these reasons, the elements of compensation of our executive officers are salary and bonus. Salary is paid to cover an appropriate level of living expenses for the executive officers and the bonus is paid to reward the executive officer for individual and company achievement.

Salary is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect. When setting and adjusting individual executive salary levels, we consider the relevant established salary range, the named executive officer’s responsibilities, experience, potential, individual performance and contribution. We also consider other factors such as our overall corporate budget for annual merit increases, unique skills, demand in the labor market and succession planning.

We determine the levels of salary as measured primarily by the local market in China. We determine market rate by conducting a comparison with the local geographic area averages and industry averages in China. In determining market rate, we review statistical data collected and reported by the Beijing Labor Bureau which is published monthly. The statistical data provides the high, median, low and average compensation levels for various positions in various industry sectors. In particular, we use the data for the advertising services sector as our benchmark to determine compensation levels because we operate in Beijing as a provider of advertising services. Our compensation levels are at roughly the 80th-90th percentile of the compensation spectrum for the manufacturing sector.

Corporate performance goals include selling more advertising time. Additional key areas of corporate performance taken into account in setting compensation policies and decisions are cost control, profitability, and innovation. The key factors may vary depending on which area of business a particular executive officer’s work is focused. Individual performance goals include subjective evaluation, based on an employee’s team-work, creativity and management capability, and objective goals such as sales targets. As motivation to our management team, we provide commission based bonuses to management personnel. We periodically evaluate the performance of our management personnel and pay seasonal bonuses three times per year and annual bonuses to each member of management in an amount up to .3% of the sales revenues generated by such staff member.

If we successfully complete our proposed listing of our common stock on the NYSE Amex or NASDAQ, we may increase the amount of our bonuses to management personnel if corporate and individual performance goals are met. Generally, the amount of an annual bonus, when awarded, will be equal to one month’s salary plus 5% to 25% of the individual's annual salary. If the corporate and individual goals are fully met, the bonus will be closer to the top end of the range. If the goals are only partially met, the amount of the bonus will be closer to the bottom end of the range. In no event will there be a bonus equal to more than one month's salary if the corporate goals are not met by at least 50%.

Our board of directors intends to establish a compensation committee in 2010 comprised of non-employee directors. The compensation committee will perform, at least annually, a strategic review of the compensation program for our executive officers to determine whether it provides adequate incentives and motivation to our executive officers and whether it adequately compensates our executive officers relative to comparable officers in other companies with which we compete for executives. Those companies may or may not be public companies or companies located in the PRC or even, in all cases, companies in a similar business. Prior to the formation of the compensation committee, Li HuiHua, upon consulting with our board members, determined the compensation for our current executive officers. In 2010, our compensation committee will determine compensation levels for our executive officers. We have established a compensation program for executive officers for 2010 that is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect. If paid, bonuses for executive officers in 2010 will be based on company and individual performance factors, as described above.

If we successfully complete our proposed listing on Nasdaq or NYSE Amex Equities in 2010, we intend to adjust our compensation evaluations upwards in 2010, including through the payment of bonuses. However, in such case, we do not intend to increase compensation by more than 20%. We believe that adopting higher compensation in the future may be based on the increased amount of responsibilities and the expansion of our business to be assumed by each of the executive officers after we become a publicly listed company.

We also intend to expand the scope of our compensation, such as the possibility of granting options to executive officers and tying compensation to predetermined performance goals. We intend to adopt an equity incentive plan in the near future and issue stock-based awards under the plan to aid our company’s long-term performance, which we believe will create an ownership culture among our named executive officers that fosters beneficial, long-term performance by our company. We do not currently have a general equity grant policy with respect to the size and terms of grants that we intend to make in the future, but we expect that our compensation committee will evaluate our achievements for each fiscal year based on performance factors and results of operations such as revenues generated, cost of revenues, and net income.

Summary Compensation Table

The following table sets forth information concerning the compensation for the three fiscal years ended December 31, 2009 of the principal executive officer and principal financial officer. No other officer received annual compensation which exceeded $100,000.

Name and Position	Year	Salary	Bonus	Total
Li HuiHua	2009	$23,400	$2,000	$25,400
Chief Executive Officer	2008	21,000	1,800	22,800
	2007	18,000	1,500	19,500

Zhang Le	2009	$15,000	$1,250	$16,250
Chief Financial Officer	2008	12,000	1,000	13,000
	2007	9,500	800	10,300

Richard Rappaport (1)	2009	$-	$-	$-
Former President	2008	-	-	-
and Former Director	2007	-	-	-

Anthony Pintsopoulos (1)	2009	$-	$-	$-
Former Secretary, Former Chief	2008	-	-	-
Financial Officer, and Former	2007	-	-	-
Director

(1) Upon the close of the Share Exchange on April 30, 2010, Messrs. Rappaport and Pintsopoulos resigned from all positions with the Company, which they held from the Company’s inception on December 17, 2007.

Grants of Plan-Based Awards in 2009

There were no option grants in 2009.

Outstanding Equity Awards at 2009 Fiscal Year End

There were no outstanding equity awards in 2009.

Option Exercises and Stock Vested in Fiscal 2009

There were no option exercises or stock vested in 2009.

Pension Benefits

There were no pension benefit plans in effect in 2009.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

There were no nonqualified defined contribution or other nonqualified deferred compensation plans in effect in 2009.

Employment Agreements

We have employment agreements with the following persons and terms:

•	Li HuiHua is paid a monthly salary of RMB 11,000 ($1,613) pursuant to a two-year agreement that expires on March 17, 2011; and

•	Zhang Le is paid a monthly salary of RMB 4,500 ($658) pursuant to a two-year agreement that expires on December 31, 2010.

Pursuant to each of the foregoing person’s employment agreement with us, we may terminate the agreement without notice or severance if, among other things, the executive materially breaches our rules and regulations, is convicted of a criminal offense, commits series dereliction of duty causing damages of over RMB50,000 (US$7,353) to us, or is declared bankrupt. We may terminate the agreement upon thirty (30) days written notice if the executive is unable to work due to illness or injury (not caused by work) after completing medical treatment. The executive may terminate the agreement without prior notice to us if, among other things, we do not provide labor protection or conditions specified in the agreement, we do not pay the executive’s compensation in full and on time, our regulations are not in compliance with relevant PRC laws or we coerce the executive to enter into changes to the agreement against his will. In addition, none of the agreements provide for severance upon termination.

Director Compensation

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2009 by members of board of directors.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Li HuiHua	-	-	-	-	-	-	-
Fu HaiMing	-	-	-	-	-	-	-

We do not currently have an established policy to provide compensation to members of our Board of Directors for their services in that capacity. We intend to develop such a policy in the near future.

Indemnification of Directors and Executive Officers and Limitations of Liability

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. As of the date of the Share Exchange, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CD Media BVI

CD Media BVI, CD Media Huizhou and CD Media HK, which are either directly or indirectly wholly-owned subsidiaries of the Company, and CD Media Beijing, which is controlled by CD Media Huizhou through a series of contractual arrangements, each have interlocking executive and director positions with us and with each other.

Share Exchange

On April 30, 2010, SRKP 25 completed the Share Exchange with CD Media BVI, the shareholders of CD Media BVI, CD Media Huizhou and CD Media Beijing. At the closing, CD Media BVI became a wholly-owned subsidiary of SRKP 25 and 100% of the issued and outstanding securities of CD Media BVI were exchanged for securities of SRKP 25. An aggregate of 19,100,000 shares of common stock were issued to the shareholders of CD Media BVI and their designees. As of the close of the Share Exchange, the former shareholders of CD Media BVI owned approximately 75.5% of the issued and outstanding stock of SRKP 25. Prior to the closing of the Share Exchange and the closing of the Private Placement, the stockholders of SRKP 25 agreed to the cancellation of an aggregate of 4,450,390 shares and 5,677,057 warrants to purchase shares of common stock held by them such that there were 2,646,000 shares of common stock and warrants to purchase 1,419,333 shares of common stock owned by them immediately after the Share Exchange and Private Placement. The warrants are currently exercisable at an exercise price of $0.0001 per share and expire on April 30, 2015. The Board resigned in full and appointed Li Hui Hua and Fu HaiMing to the board of directors of our company, with Li HuiHua serving as Chairman. The Board also appointed Li HuiHua as our Chief Executive Officer and Zhang Le as our Chief Financial Officer and Corporate Secretary. Each of these executives and directors were executives and directors of CD Media BVI and/or its subsidiaries. In addition, we paid a $215,750 success fee to WestPark Capital for services provided in connection with the Share Exchange, including coordinating the share exchange transaction process, interacting with principals of the shell corporation and negotiating the definitive purchase agreement for the shell, conducting a financial analysis of CD Media BVI, conducting due diligence on CD Media BVI and its subsidiaries and managing the interrelationships of legal and accounting activities.

Private Placement

Richard Rappaport, the President of SRKP 25 and one of its controlling stockholders prior to the Share Exchange, indirectly holds a 100% interest in WestPark Capital the placement agent for the equity financing of approximately $5.35 million conducted by us on the close of the Share Exchange.

Anthony C. Pintsopoulos, an officer, director and significant stockholder of SRKP 25 prior to the Share Exchange, is the President and Treasurer of the placement agent. Kevin DePrimio, Jason Stern and Robert Schultz, each employees of WestPark Capital, are also stockholders of SRKP 25. In addition, Richard Rappaport is the sole owner of the membership interests of the parent of the placement agent. Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with the Company upon the closing of the Share Exchange. We paid WestPark Capital a commission equal to 10.0% with a non-accountable fee of 4.0% of the gross proceeds from the Private Placement. We are also retaining WestPark Capital for a period of five months following the closing of the Private Placement to provide us with financial consulting services for which we will pay WestPark Capital $4,000 per month. Out of the proceeds of the Private Placement, we paid $300,000 to Keen Dragon Group Limited, a third party unaffiliated with CD Media BVI, the Company, or WestPark Capital for services in connection with arranging the reverse merger.

WestPark Capital, Inc.

WestPark Capital is the Underwriter in this offering. Subject to the terms and conditions of the underwriting agreement dated [_________], 2010, WestPark Capital has agreed to purchase from us the number of shares set forth in the “Underwriting” section of this prospectus at the public offering price less the underwriting discounts and commissions indicated in the “Underwriting” section. In addition, we have agreed to pay the Underwriter an aggregate non-accountable expense allowance of 3.0% of the gross proceeds of this offering. Based on the mid-range point of the per share offering price of $3.50 and the sale by us of 2,500,000 shares of common stock offered in this offering, we will pay the Underwriter a non-accountable fee equal to approximately $262,500. The Underwriter will also receive warrants to purchase a number of share equal to 5% of the shares of our common stock sold in connection with this offering excluding the shares sold in the over-allotment option. The warrants will be exercisable at a per share price equal to 120% of the offering price of this offering.

The Underwriter has a 45-day option to purchase up to 375,000 additional shares of common stock at the public offering price solely to cover over-allotments, if any, if the Underwriter sells more than 2,500,000 shares of common stock in this offering. The Underwriter agreed to purchase 70% of the over-allotment shares from the selling stockholders identified in this prospectus and the remaining shares from us. We will not receive any proceeds from the sale of the shares, if any, by the selling stockholders. If the Underwriter exercises this option in full, the total underwriting discounts and commissions will be $[__], and total proceeds, before expenses, to the selling stockholders will be $[__] and the total proceeds to us, before expenses, from the over-allotment option exercise will be $[__].

See “Underwriting” on page 90 of this prospectus for more information.

Policy for Approval of Related Party Transactions

We do not currently have a formal related party approval policy for review and approval of transactions required to be disclosed pursuant to Item 404 (a) of Regulation S-K. We expect our board to adopt such a policy in the near future.

BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT,
AND SELLING STOCKHOLDERS

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days of the date of this prospectus are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

The following table sets forth certain information with respect to beneficial ownership of our common stock based on issued and outstanding shares of common stock before and after the offering, by:

•	Each person known to be the beneficial owner of 5% or more of our outstanding common stock;

•	Each executive officer;

•	Each director;

•	All of the executive officers and directors as a group; and

•	Each selling stockholder.

The number of shares of our common stock outstanding as of the date of this prospectus, excludes up to 2,500,000 shares of our common stock to be offered by us in a firm commitment public offering concurrently herewith. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Unless otherwise indicated, the address of each beneficial owner listed in the table is c/o China Century Dragon Media, Inc., Room 801, No. 7, Wenchanger Road, Jiangbei, Huizhou City, Guangdong Province, China.

		Beneficial Ownership Before the Offering		Number of	Beneficial Ownership After the Offering
Name and Address of Beneficial Owner	Title	Shares of Common Stock	Percent of Class(1)	Shares Being Offered(2)	Shares of Common Stock	Percent of Class(3)

Directors and Executive Officers

Li HuiHua	Chief Executive Officer and Chairman of the Board	6,261,500	24.7%	-	6,261,500	22.5%

Zhang Le	Chief Financial Officer and Corporate Secretary	-	-	-	-	-

Fu HaiMing	Director	700,000	2.8%	-	700,000	2.5%

Officers and Directors as a Group (total of 3 persons)		6,961,500	27.5%	-	6,961,500	25.0%

5% or More Owners

Richard A. Rappaport(4) 1900 Avenue of the Stars, Suite 310 Los Angeles, CA 90067		3,043,916	11.5%	-	3,043,916	10.5%

WestPark Capital Financial Services, LLC(5) 1900 Avenue of the Stars, Suite 310 Los Angeles, CA 90067		2,356,611	9.0%	-	2,356,611	8.2%

Zhang HaiLan		2,000,000	7.9%	-	2,000,000	7.2%

(1)	Based on 25,312,838 shares of common stock issued and outstanding as of May 13, 2010.

(2)	Up to 375,000 shares may be sold by the selling stockholders and us if the Underwriter exercises its over-allotment option. See “Selling Stockholders” table that follows.

(3)
Based on 27,812,838 shares of common stock, which consists of (i) 25,312,838 shares of common stock issued and outstanding as of May 13, 2010, and (ii) 2,500,000 shares of common stock issued in the public offering. This amount (i) excludes the 112,500 shares of our common stock that we may issue upon the Underwriter’s over-allotment option exercise, (ii) excludes 1,419,333 shares of common stock underlying warrants that are exercisable at $0.0001 per share; (iii) excludes 125,000 shares of common stock underlying warrants that will be issued to the Underwriter upon the completion of this offering, and (iv) is not affected by the 262,500 shares that the Underwriter may be purchased from selling stockholders named below.

(4)
Richard A. Rappaport served as President and director of the Company prior to the Share Exchange. Includes 312,479 shares of common stock and a warrant to purchase 122,346 shares of common stock owned by Mr. Rappaport. Also including 90,720 shares and warrants to purchase 35,520 shares of common stock owned by each of the Amanda Rappaport Trust and the Kailey Rappaport Trust, of which Mr. Rappaport serves as the trustee, and 1,418,057 shares and a warrant to purchase 938,554 shares of common stock owned by WestPark Capital Financial Services, LLC, of which Mr. Rappaport is CEO and Chairman. Mr. Rappaport may be deemed the indirect beneficial owner of these securities and disclaims beneficial ownership of the securities except to of his pecuniary interest in the securities.

(5)
Consists of 1,418,057 shares and a warrant to purchase 938,554 shares owned by WestPark Capital Financial Services, LLC, of which Mr. Rappaport is CEO and Chairman. Mr. Rappaport may be deemed the indirect beneficial owner of these securities and disclaims beneficial ownership of the securities except to the extent of his pecuniary interest in the securities.

Selling Stockholders

The Underwriter has a 45-day option to purchase up to 375,000 additional shares of common stock at the public offering price solely to cover over-allotments, if any, if the Underwriter sells more than 2,500,000 shares of common stock in this offering (the “Over-allotment Shares”). The Underwriter agreed to purchase up to 70% of the Over-allotment Shares, or 262,500 shares, from the selling stockholders identified in this prospectus and the remaining 30%, or 112,500 shares, will be purchased from us. We will not receive any proceeds from the sale of the shares, if any, by the selling stockholders. The selling stockholders acquired their shares in the private placement that we conducted on April 30, 2010 pursuant to which we sold we sold an aggregate of 3,566,838 shares of common stock for total gross proceeds of $5.35 million. If any of the stockholders that participated in the private placement elect not to participate as a selling stockholder for the Over-allotment Shares, we will cover such sale of shares to the Underwriter.

Except as indicated below, no selling stockholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. Except as indicated below, no selling security holder is a registered broker-dealer or an affiliate of a broker-dealer.

Except as described below, none of the selling stockholders, to our knowledge, has had a material relationship with our company other than as a stockholder at any time within the past three years.

	Beneficial Ownership Before the Offering		Number of	Beneficial Ownership After the Offering
Name of Selling Stockholder	Shares of Common Stock	Percent of Class(1)	Shares Being Offered(2)	Shares of Common Stock	Percent of Class(3)

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share. Prior to the Share Exchange and Private Placement, the stockholders of SRKP 25 held an aggregate of 7,096,390 shares, and an aggregate of 4,450,390 shares were cancelled in conjunction with the closing of the Share Exchange. There are currently 25,312,838 shares of common stock issued and outstanding. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of our common stock:

(i)	have equal ratable rights to dividends from funds legally available therefore, if declared by our Board of Directors;

(ii)	are entitled to share ratably in all of the Company’s assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;

(iii)	do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and

(iv)	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

The former shareholders of CD Media BVI and their designees own approximately 75.5% of the outstanding shares of our common stock. Accordingly, these stockholders are in a position to control all of our affairs.

Preferred Stock

We may issue up to 10,000,000 shares of our preferred stock, par value $0.0001 per share, from time to time in one or more series. No shares of Preferred Stock have been issued.

Our Board of Directors, without further approval of our stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and prior series of preferred stock then outstanding.

Warrants

Prior to the Share Exchange and Private Placement, the stockholders of SRKP 25 held an aggregate of 7,096,390 warrants to purchase shares of our common stock, and an aggregate of 5,677,057 warrants were cancelled in conjunction with the closing of the Share Exchange. As of the date of this prospectus, the stockholders held an aggregate of 1,419,333 warrants with an exercise price of $0.0001. The warrants are currently exercisable. According to the terms of the warrant agreement, the warrants expire on the earlier of December 17, 2017 or five years from the date we consummate a merger or other business combination with an operating business or any other event pursuant to which we cease to be a “shell company,” as defined by Rule 12b-2 under the Securities Exchange Act of 1934 and a “blank check company,” as defined by Rule 419 of the Securities Act of 1933. As a result of the close of the Share Exchange on April 30, 2010, the warrants will expire on April 30, 2015.

In addition, we plan to issue a warrant to the Underwriter as partial compensation for underwriting services in connection with this offering. The Underwriter will be able to purchase up to 125,000 shares of common stock at an exercise price equal to 120% of the per share offering price of our shares of common stock in this offering. The warrants will have a term of five years. The warrants will be subject to standard anti-dilution adjustments for stock splits and similar transactions, and will become exercisable 180 days after the date of this prospectus and expire five years from the effective date of the registration statement of which this prospectus forms a part.

Market Price of Our Common Stock

The shares of our common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to apply to list our common stock on either the NASDAQ Global Market or the NYSE Amex Equities. If and when our common stock is listed or quoted for trading, the price of our common stock will likely fluctuate in the future. The stock market in general has experienced extreme stock price fluctuations in the past few years. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside our control, could cause the price of our common stock to fluctuate, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of our common stock:

•	Our financial position and results of operations;

•	Our ability to obtain additional financing and, if available, the terms and conditions of the financing;

•	Announcements of innovations or new services by us or our competitors;

•	Federal and state regulatory actions and the impact of such requirements on our business;

•	The commencement of litigation against us;

•	Changes in estimates of our performance by any securities analysts;

•	The issuance of new equity securities pursuant to a future offering or acquisition;

•	Competitive developments, including announcements by competitors of new services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Period-to-period fluctuations in our operating results;

•	Investor perceptions of us; and

•	General economic and other national conditions.

Delaware Anti-Takeover Law and Charter Bylaws Provisions

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of our company, including changes a stockholder might consider favorable. In particular, our certificate of incorporation and bylaws, as applicable, among other things, will:

•	provide our board of directors with the ability to alter our bylaws without stockholder approval; and

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc.

Listing

We expect to apply to list our common stock on either the NASDAQ Global Market or the NYSE Amex Equities under the symbol “[___].” If we fail to obtain a listing on either of these exchanges, we will not complete this offering.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices. Upon completion of this offering, we will have outstanding an aggregate of 27,812,838 shares of common stock, assuming no exercise of the Underwriter’s over-allotment option. The 2,500,000 shares sold in this offering, in addition to the 3,566,838 shares of our common stock that we are concurrently registering under a separate prospectus for resale by the selling stockholders named under such prospectus, will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our “affiliates,” as that term is defined in Rule 144 of the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

All other outstanding shares not sold in this offering will be deemed “restricted securities” as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which rules are summarized below. Our current stockholders will not be eligible to utilize Rule 144 until May 6, 2011, at the earliest, which is 12 months from the date we filed our Form 10 information, as required under Rule 144. Subject to the lock-up agreements described below and the provisions of Rule 144, additional shares will be available for sale in the public market as follows (excluding 1,419,333 shares of common stock underlying previously issued warrants that are exercisable at $0.0001 per share and up to 125,000 shares of common stock that may underlie the Underwriter’s warrants).

Approximate Number of Shares Eligible for Future Sale	Date
2,500,000
After the date of this prospectus, these shares sold in this offering, excluding the 375,000 additional shares that the Underwriter has a 45-day option to purchase from us and the selling stockholders identified in this prospectus will be freely tradeable.

3,566,838
After the date of this prospectus, these shares will have been registered under a separate prospectus (“Resale Prospectus”) and will be freely tradable by selling stockholders listed in the Resale Prospectus, subject to the lock-up arrangement described below. These shares consist of all of the shares of common stock registered under the Resale Prospectus. The selling stockholders have agreed that (i) if this offering is for $10 million or more, then the selling stockholders would not be able to sell or transfer their shares until at least six months after this offering’s completion, and (ii) if this offering is for less than $10 million, then one-tenth of the selling stockholders’ shares would be released from the lock-up restrictions ninety days after this offering and there would be a pro rata release of the shares thereafter every 30 days over the following nine months. WestPark Capital, in its discretion, may also release some or all the shares from the lock-up restrictions earlier. We currently intend this offering to be in an amount of at least $10 million. However, there can be no assurance of the actual size of this offering.

2,646,000
Subject to a lock-up arrangement described below, these shares, which were held by our stockholders prior to the Share Exchange (the “Existing Security holders”), will be freely tradable after the Securities and Exchange Commission declares effective the registration statement that we intend to file on or about [____], 2010, which is 10 days after the end of the six-month period that immediately follows the date on which we filed the registration statement of which this prospectus is a part. Also to be registered under the registration statement is 1,419,333 shares of common stock underlying warrants that have been previously issued to the Existing Security holders, which are currently exercisable at $0.0001 per share. The Existing Security holders have agreed that they will not sell any of their shares subject to the same restrictions as that of the selling stockholders, as described above.

19,100,000
On May 6, 2011, which is twelve months after the filing of a current report on Form 8-K reporting the closing of the share exchange transaction, these shares, which were issued in connection with the share exchange transaction, may be sold under and subject to Rule 144. However, all of the holders of these shares have agreed with the Underwriter not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and shareholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the prior written consent of the Underwriter, for a period of 24 months after the date of this prospectus.

Rule 144

In general, under Rule 144 a person, or persons whose shares are aggregated, who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned shares of our common stock for at least nine months, including the holding period of any prior owner, except if the prior owner was one of our affiliates, would be entitled to sell all of their shares, provided the availability of current public information about our company.

Sales under Rule 144 may also subject to manner of sale provisions and notice requirements and to the availability of current public information about our company. Any substantial sale of common stock pursuant to any resale registration statement or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

Because we were a shell company with no operations prior to the close of the Share Exchange, none of our shares of common stock may not be sold under Rule 144 until May 6, 2011, which is 12 months after the filing of a current report on Form 8-K reporting the closing of the Share Exchange.

Lock-Up Agreements and Registration

The investors in our Private Placement, in which we sold 3,566,838 shares of common stock, entered into lock-up agreements pursuant to which they agreed that (i) if this offering is for $10 million or more, then the investors would not be able to sell or transfer their shares until at least six months after this offering’s completion, and (ii) if this offering is for less than $10 million, then one-tenth of the investors’ shares would be released from the lock-up restrictions ninety days after the offering and there would be a pro rata release of the shares thereafter every 30 days over the following nine months. WestPark Capital, Inc., in its discretion, may also release some or all the shares from the lock-up restrictions earlier. We currently intend this offering to be in an amount of at least $10 million. However, there can be no assurance of the actual size of this offering.

Notwithstanding the foregoing, such investors must provide written confirmation to WestPark Capital and us (the “Confirmations”) that he, she or it (i) is and has been in compliance with any and all state and federal securities and other laws, statues and regulations regarding his, her or its ownership and/or any sale, transfer or hypothecation of shares of our common stock including but not limited to those rules and regulations promulgated by the SEC, FINRA and any exchange on which the our common stock is listed, and those of federal and state governments and other agencies such as improper short selling of our common stock and failure to properly file all documents required by the SEC or otherwise and (ii) does not wish to have the shares subject to partial release to continue to bear a lock-up legend, failure to provide such written confirmation being sufficient grounds to allow the placement agent, in its sole discretion, to disallow the automatic release of such shares until the expiration in totality of the referenced lock-up. Subject to the lock-up agreement, the shares will be freely tradable upon effectiveness of the registration statement that we filed to register the investors’ shares.

We have agreed to register 2,646,000 shares of common stock and the 1,419,333 shares of common stock underlying the warrants held by our stockholders immediately prior to the Share Exchange (the “Existing Security holders”). The shares will be included in a registration statement that we agreed to file on or about [_______], 2010, which is 10 days after the end of the six-month period that immediately follows the date on which we filed the registration statement of which this prospectus is a part. All of the shares included in an effective registration statement may be freely sold and transferred, subject to a lock-up agreement pursuant to which the Existing Security holders agreed to be subject to the lock up restrictions that the selling stockholders are subject, as described above.

We have agreed with the Underwriter that we will not, without the prior consent of the Underwriter, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock (excluding the exercise of certain warrants and/or options currently outstanding and exercisable) for a period of 24 months after the date of this prospectus.

In addition, each of our executive officers and directors, in addition to all of the stockholders that received shares issued in the Share Exchange holding an aggregate of 19,100,000 shares of common stock, have agreed with the Underwriter not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and stockholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the prior written consent of the Underwriter, for a period of 24 months after the date of this prospectus.

We have been advised by the Underwriter that it has no present intention and there are no agreements or understandings, explicit or tacit, relating to the early release of any locked-up shares. The Underwriter may, however, consent to an early release from the lock-up period if, in its opinion, the market for the common stock would not be adversely impacted by sales. The release of any lock-up would be considered on a case-by-case basis. Factors that the Underwriter may consider in deciding whether to release shares from the lock-up restriction include the length of time before the lock-up expires, the number of shares involved, the reason for the requested release, market conditions, the trading price of our securities, historical trading volumes of our securities and whether the person seeking the release is an officer, director or affiliate of us.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement dated [_________], 2010 WestPark Capital, Inc., (the “Underwriter”), has agreed to purchase from us the number of shares of common stock set forth below at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.

Underwriter	Number of Shares
WestPark Capital, Inc.	[_____]
Total	[_____]

The underwriting agreement provides that the agreement may be terminated by the Underwriter at any time prior to delivery of and payment for the shares if, in the Underwriter’s judgment, payment for and delivery of the shares is rendered impracticable or inadvisable by reason of events specified in the underwriting agreement, including but not limited to the state of the financial markets and our financial condition. Subject to the foregoing, the Underwriter is committed to purchase all of the common stock being offered by us if any of such shares are purchased, other than those covered by the over-allotment option described below.

The Underwriter proposes to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus. The Underwriter may offer the common stock to some dealers at that price less a concession not in excess of $[__] per share. Dealers may re-allow a concession not in excess of $[__] per share to some other dealers. After the shares of common stock are released for sale to the public, the Underwriter may vary the offering price and other selling terms.

The Underwriter has a 45-day option to purchase up to 375,000 additional shares of common stock at the public offering price solely to cover over-allotments, if any, if the Underwriter sell more than 2,500,000 shares of common stock in this offering (the “Over-allotment Shares”). The Underwriter agreed to purchase up to 70% of the Over-allotment Shares from the selling stockholders identified in this prospectus and the remaining shares from us. We will not receive any proceeds from the sale of the shares, if any, by the selling stockholders. The Underwriter can exercise this right at any time and from time to time, in whole or in part, within 45 days after the offering.

The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay:

	Per Share		Total
	Without Over- allotment	With Over- allotment	Without Over- allotment	With Over- allotment
Underwriting Discounts and Commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$
Underwriting Discounts and Commissions paid by selling stockholders	$	$	$	$
Expenses payable by the selling stockholders	$	$	$	$

The Underwriter may make offers and sales both inside and outside the United States through its selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC.

The Underwriter has entered into an agreement in which it agreed to restrictions on where and to whom it and any dealer purchasing from it may offer shares of common stock, as a part of the distribution of the shares.

We have agreed with the Underwriter that we will not, without the prior consent of the Underwriter, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock (excluding the exercise of certain warrants and/or options currently outstanding and exercisable) for a period of 24 months after the date of this prospectus.

Each of our executive officers and directors, in addition to all of the stockholders that received shares issued in the Share Exchange holding an aggregate of 19,100,000 shares of common stock, have agreed with the Underwriter not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and stockholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the prior written consent of the Underwriter, for a period of 24 months after the date of this prospectus.

We have agreed to indemnify the Underwriter against some liabilities, including liabilities under the Securities Act, and to contribute to payments that the Underwriter may be required to make in respect thereof.

We have agreed to pay the Underwriter an aggregate non-accountable expense allowance of 3.0% of the gross proceeds of this offering or $262,500, based on a public offering price of $3.50 per share. In addition, we have agreed to pay the Underwriter’s road show expenses of $[______] and counsel fees (excluding blue sky fees) of $[______].

Upon the closing of this offering, we have agreed to sell to the Underwriter warrants to purchase a number of shares equal to 5% of the shares of our common stock sold in this offering, excluding any shares that may be sold pursuant to the Underwriter’s exercise of the over-allotment option. The warrants will be exercisable at a per share exercise price equal to 120% of the public offering price, subject to standard anti-dilution adjustments for stock splits and similar transactions, and will become exercisable 180 days after the date of this prospectus and expire five years from the effective date of the registration statement date of which this prospectus forms a part. The warrants and the 125,000 shares of common stock underlying the warrants have been deemed compensation by the FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(g)(1). The Underwriter (or permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate the warrants or the securities underlying the warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of this prospectus. Additionally, the warrants may not be sold transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180 day period) following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although the warrants and the underlying shares of common stock have been registered on the registration statement of which this prospectus forms a part, the warrants grant holders certain demand and “piggy back” registration rights. These rights apply to all of the securities directly and indirectly issuable upon exercise of the warrants. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants, other than underwriting commissions incurred and payable by the holders.

The Underwriter may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Penalty bids may have the effect of deterring syndicate members from selling to people who have a history of quickly selling their shares. In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to some limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the NASDAQ Global Market or the NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.

In connection with the offering, the Underwriter may make short sales of the issuer’s shares and may purchase the issuer’s shares on the open market to cover positions created by short sales. Short sales involve the sale by the Underwriter of a greater number of shares than it is required to purchase in the offering. ‘Covered’ short sales are sales made in an amount not greater than the Underwriter’s over-allotment option to purchase additional shares in the offering. The Underwriter may close out any covered short position by either exercising its over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the Underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. ‘Naked’ short sales are sales in excess of the over-allotment option. The Underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the Underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, the Underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the issuer’s stock or preventing or retarding a decline in the market price of issuer’s stock. As a result, the price of the issuer’s stock may be higher than the price that might otherwise exist in the open market.

Prior to this offering, there has been no public market of the common stock. Consequently, the public offering price will be determined by negotiations between us and the Underwriter. Among the factors considered in these negotiations will be prevailing market conditions, the market capitalizations and the stages of development of other companies that we and the Underwriter believe to be comparable to us, estimates of our business potential, our results of operations in recent periods, the present state of our development and other factors deemed relevant.

We intend to apply to list our common stock on either the NASDAQ Global Market or the NYSE Amex Equities under the symbol “[___].” If we fail to obtain a listing on either of these exchanges, we will not complete this offering.

We estimate that our out of pocket expenses for this offering will be approximately $[___] million.

Conflicts of Interest

Affiliates of WestPark Capital beneficially own more than 10% of the Company. Because WestPark Capital is an Underwriter and its affiliates beneficially own more than 10% of the Company, WestPark Capital may be deemed to have a “conflict of interest” and/or be an “affiliate” of us under NASD Conduct Rule 2720(f)(5). Accordingly, this offering is being conducted in accordance with NASD Conduct Rule 2720. This rule requires that a “qualified independent underwriter,” as defined by FINRA, participate in the preparation of the registration statement and prospectus, and exercise the usual standards of due diligence in respect thereto. [_______] is assuming the responsibilities of acting as the qualified independent underwriter in this offering. The public offering price will be no higher than that recommended by [_________]. We have agreed to indemnify [____] against any liabilities arising in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

Foreign Regulatory Restrictions on Purchase of the Common Stock

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the common stock or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the common stock may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the common stock may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by K&L Gates LLP, Los Angeles, California. TroyGould PC, Los Angeles, California, is acting as counsel for the Underwriter. Legal matters as to PRC law will be passed upon for us by Han Kun Law Offices. K&L Gates LLP may rely upon Han Kun Law Offices with respect to matters governed by PRC law.

EXPERTS

The (i) consolidated financial statements of China Century Dragon Media, Inc. as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 (ii) condensed parent-only balance sheet China Century Dragon Media, Inc. as of December 31, 2009 and 2008, and the related condensed parent-only statements of income and cash flows for the years ended December 31, 2009, 2008 and 2007included in footnote 13 to the Consolidated Financial Statements of China Century Dragon Media, Inc., each appearing in this prospectus and registration statement have been audited by MaloneBailey, LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

We are in the process of establishing a corporate website and expect to have it complete in the near future. We intend to make available free of charge on or through our internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

73

INDEX TO FINANCIAL STATEMENTS

CHINA CENTURY DRAGON MEDIA, INC. AND SUBSIDIARIES

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
China Century Dragon Media, Inc.
Guangdong, China

We have audited the accompanying consolidated balance sheets of China Century Dragon Media, Inc. and Subsidiaries (the “Company”) as of December 31, 2009 and 2008 and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements of the Company referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas

May 14, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
China Century Dragon Media, Inc.
Guangdong, China

We have audited the condensed Parent Only balance sheets of China Century Dragon Media, Inc. (the “Company”) as of December 31, 2009 and 2008 and the related condensed Parent Only statements of income and cash flows for the years ended December 31, 2009 and 2008 and the period from October 11, 2007 (inception) to December 31, 2007 included in Footnote 13 to the Consolidated Financial Statements of the Company. These Parent Only condensed financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required at this time, to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the condensed Parent Only financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008 and the results of its operations and its cash flows for the years ended December 31, 2009 and 2008 and the period from October 11, 2007 (inception) to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas

May 14, 2010

China Century Dragon Media, Inc. and Subsidiaries
Consolidated Balance Sheets

	December 31,
	2009	2008

Assets
Current Assets
Cash and cash equivalents	$654,831	$1,219,894
Accounts receivable, net	5,433,776	6,905,814
Prepayments and deposit for advertising slots purchases	7,589,725	3,032,760
Total current assets	13,678,332	11,158,468
Property and equipment, net	31,900	29,465
Capitalized television cost	6,821,550	-
Total Assets	$20,531,782	$11,187,933

Liabilities and Shareholders' Equity

Current Liabilities
Accounts payable	$885,013	$781,105
Customer deposit for media time	1,776,364	225,531
Accrued liabilities	184,341	89,990
Other taxes payable	320,712	1,334,144
Corporate income tax payable	1,678,069	2,147,916
Total current liabilities	4,844,499	4,578,686

Shareholders’ Equity
Preferred Stock, $0.0001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding	-	-
Common Stock, $0.0001 par value, 100,000,000 shares authorized, 19,100,000 shares issued and outstanding	1,910	1,910
Additional paid-in capital	630,440	630,440
Accumulated other comprehensive income	383,533	315,582
Statutory surplus reserve fund	790,138	790,138
Retained earnings	13,881,262	4,871,177
Total shareholders' equity	15,687,283	6,609,247
Total Liabilities and Shareholders’ Equity	$20,531,782	$11,187,933

See accompanying notes to the Consolidated Financial Statements.

China Century Dragon Media, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income

	For the Years Ended December 31,
	2009	2008	2007

Revenue	$74,479,651	$44,684,432	$17,102,819
Cost of revenue	(59,745,755)	(36,497,828)	(12,838,439)
Gross profit	14,733,896	8,186,604	4,264,380

General and administrative
Selling expenses	2,109,502	1,672,606	2,068,178
General and administrative	575,118	371,323	374,265
Depreciation of equipment	8,995	7,338	1,780
Total operating expenses	2,693,615	2,051,267	2,444,223

Income from operations	12,040,281	6,135,337	1,820,157
Gain on disposal of assets	660	-	-
Interest income	2,528	4,700	5,221

Income before income taxes	12,043,469	6,140,037	1,825,378
Income taxes	(3,033,384)	(1,535,009)	(602,375)

Net income	$9,010,085	$4,605,028	$1,223,003

Net income per share – Basic	$0.47	$0.24	$0.06

Weighted average shares outstanding – Basic	19,100,000	19,100,000	19,100,000

Net income per share – Diluted	$0.47	$0.24	$0.06

Weighted average shares outstanding – Diluted	19,100,000	19,100,000	19,100,000

Other Comprehensive Income
Net income	$9,010,085	$4,605,028	$1,223,003
Foreign currency translation adjustment	67,951	207,288	84,227
Comprehensive Income	$9,078,036	$4,812,316	$1,307,230

See accompanying notes to the Consolidated Financial Statements.

China Century Dragon Media, Inc. and Subsidiaries
Consolidated Statements of Changes in Shareholders’ Equity
For the Years Ended December 31, 2009, 2008 and 2007

					Accumulated
			Additional	Statutory	Other	Retained	Total
	Common Stock		Paid-in	Reserve	Comprehensive	Earnings	Stockholders'
	Shares	Amount	Capital	Fund	Income	(Unrestricted)	Equity

Balances, December 31, 2006	19,100,000	$1,910	$630,440	$-	$24,067	$(166,716)	$489,701
Allocation of retained earnings to statutory reserve fund	-	-	-	316,055	-	(316,055)	-
Foreign currency translation adjustment	-	-	-	-	84,227	-	84,227
Net income for the year	-	-	-	-	-	1,223,003	1,223,003
Balances, December 31, 2007	19,100,000	1,910	630,440	316,055	108,294	740,232	1,796,931
Allocation of retained earnings to statutory reserve fund	-	-	-	474,083	-	(474,083)	-
Foreign currency translation adjustment	-	-	-	-	207,288	-	207,288
Net income for the year	-	-	-	-	-	4,605,028	4,605,028
Balances, December 31, 2008	19,100,000	1,910	630,440	790,138	315,582	4,871,177	6,609,247
Foreign currency translation adjustment	-	-	-	-	67,951	-	67,951
Net income for the year	-	-	-	-	-	9,010,085	9,010,085
Balances, December 31, 2009	19,100,000	$1,910	$630,440	$790,138	$383,533	$13,881,262	$15,687,283

See accompanying notes to the Consolidated Financial Statements.

China Century Dragon Media, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2009	2008	2007

Cash Flows From Operating Activities

Net Income	$9,010,085	$4,605,028	$1,223,003
Adjustments to reconcile net income to net cash provided by(used in) operating activities:
Depreciation	8,995	7,338	1,780
Gain on disposal of assets	(660)	-	-
Changes in operating assets and liabilities:
Account receivable-trade	1,476,745	(5,198,481)	(856,843)
Prepayments and deposit for advertising slots purchases	(4,554,897)	(1,673,286)	(904,430)
Deferred income tax assets	-	-	69,798
Capitalized television cost	(6,817,365)	-	-
Accounts payable and accrued liabilities	(816,676)	703,416	583,157
Customer deposits	1,550,679	(346,695)	364,250
Corporate income tax payable	(471,311)	1,636,318	547,421
Net cash provided by (used in) operating activities	(614,405)	(266,362)	1,028,136

Cash Flows From Investing Activities
Cash paid for equipment additions	(20,867)	(16,646)	(17,807)
Cash received on disposal of fixed assets	14,661	-	-
Net cash used in investing activities	(6,206)	(16,646)	(17,807)

Cash Flows From Financing Activities
Due to shareholder	-	-	(389,755)
Net cash used in financing activities	-	-	(389,755)

Effect of exchange rate changes on cash	55,548	239,507	78,470
Net increase (decrease) in cash and cash equivalents	(565,063)	(43,501)	699,044
Cash and cash equivalents, beginning of year	1,219,894	1,263,395	564,351

Cash and cash equivalents, end of year	$654,831	$1,219,894	$1,263,395

Supplemental disclosure information:
Income taxes paid	$3,502,943	$-	$-
Interest paid	$-	$-	$-

See accompanying notes to the Consolidated Financial Statements.

China Century Dragon Media, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

NOTE 1. DESCRIPTION OF BUSINESS AND ORGANIZATION

China Century Dragon Media, Inc. (“CD Media”, or “the Company”) (formerly SRKP 25, Inc.), was incorporated under the laws of the State of Delaware on December 17, 2007. SRKP 25 agreed to issue an aggregate of 19,100,000 shares of its common stock in exchange for all of the issued and outstanding share capital of CD Media (Holding) Co., Limited (“CD Media BVI”) under a Share Exchange Agreement (the “Share Exchange”). The Share Exchange closed on April 30, 2010. After the share exchange, China Century Dragon Media, Inc. became parent company of CD Media BVI.

CD Media BVI was incorporated under the laws of British Virgin Island on March 31, 2009.

CD Media BVI has 50,000 common shares authorized with $1.00 par value each and 50,000 shares issued and outstanding.

CD Media (HK) Limited (“CD Media HK”) was incorporated under the laws of Hong Kong, PRC on May 6, 2009 by CD Media. CD Media HK has 10,000 common shares authorized with HKD 1 par value each and 10,000 shares are issued and outstanding.

Huizhou CD Media Co., Ltd (“CD Media HZ”) is located at Huizhou, Guangdong Province, PRC and incorporated under the Chinese laws on November 2, 2009. CD Media HZ had a registered capital of HKD 20 million by CD Media. The legal representative of CD Media HZ is Mr. Lin, Huabiao.

Beijing CD Media Advertisement Co., Ltd (“CD Media Beijing”) is located at Beijing, PRC and incorporated under the Chinese laws on June 29, 2001. CD Media Beijing had a registered capital of RMB 5 million.

On March 30, 2010, CD Media HZ and CD Media Beijing entered into an Exclusive Business Cooperation Agreement which entitles CD Media HZ to substantially all of the economic benefits of CD Media Beijing in consideration for services provided by CD Media HZ to CD Media Beijing. In addition, CD Media HZ entered into certain agreements with each of Xu Wen, Cheng Yongxia and Zheng Hongbo (the “CD Media Beijing Shareholders”), including Exclusive Option Agreements allowing CD Media HZ to acquire the shares of CD Media Beijing when permitted by PRC laws, Powers of Attorney that provide CD Media HZ with the voting rights of the CD Media Beijing Shareholders and Equity Interest Pledge Agreements that pledge the shares in CD Media Beijing to CD Media HZ. Effective control over CD Media Beijing was transferred to CD Media HZ through these series of contractual arrangements without transferring legal ownership in CD Media Beijing to CD Media HZ (the “Reorganization”). As a result of the Reorganization, CD Media Beijing became a variable interest entity (“VIE”) and is included in the consolidated group.

This VIE structure provides CD Media HZ, a wholly-owned subsidiary of CD Media BVI, with control over the operations and benefits and determents of CD Media HZ without having a direct equity ownership in CD Media Beijing.

On April 30, 2010, the Company completed the Share Exchange with CD Media BVI, the shareholders of CD Media BVI, CD Media HZ and CD Media Beijing. At the closing, CD Media BVI became a wholly-owned subsidiary of the Company and 100% of the issued and outstanding securities of CD Media BVI were exchanged for securities of the Company. An aggregate of 19,100,000 shares of common stock were issued to the shareholders of CD Media BVI and their designees. Prior to the closing of the Share Exchange, the stockholders of the Company agreed to the cancellation of an aggregate of 4,450,390 shares and 5,677,057 warrants to purchase shares of common stock held by them such that there were 2,646,000 shares of common stock and warrants to purchase 1,419,333 shares of common stock owned by them immediately after the Share Exchange. Each member of the Company’s board of directors prior to the Share Exchange resigned in full and appointed Li Hui Hua and Fu Hai Ming to the board of directors of the Company, with Li Hui Hua serving as Chairman. The Board also appointed Li Hui Hua as the Company’s Chief Executive Officer and Zhang Le as the Company’s Chief Financial Officer and Corporate Secretary. Each of these executives and directors were executives and directors of CD Media BVI and/or its subsidiaries.

The warrants have an exercise price of $0.0001 per share and are currently exercisable. According to the terms of the warrants, the warrants expire on the earlier of December 17, 2017 or five years from the date that the Company consummates a merger or other business combination with an operating business or any other event pursuant to which the Company ceases to be a “shell company,” as defined by Rule 12b-2 under the Securities Exchange Act of 1934 and a “blank check company,” as defined by Rule 419 of the Securities Act of 1933. As a result of the close of the Share Exchange on April 30, 2010, the warrants will expire on April 30, 2015.

The transaction has been treated as a recapitalization of CD Media BVI and its subsidiaries, with China Century Dragon Media, Inc. (the legal acquirer of CD Media BVI and its subsidiaries, including the consolidation of the VIE Beijing CD Media Advertisement Co., Ltd.) considered the accounting acquiree, and CD Media BVI whose management took control of China Century Dragon Media, Inc. (the legal acquiree of CD Media BVI) considered the accounting acquirer. The Company did not recognize goodwill or any intangible assets in connection with the transaction. All costs related to the transaction are being charged to operations as incurred. The 19,100,000 shares of common stock issued to the shareholders and designees of CD Media BVI in conjunction with the Share Exchange have been presented as outstanding for all periods. The historical consolidated financial statements include the operations of the accounting acquirer for all periods presented.

The corporate structure of the Company is as follows:

CD Media Beijing is engaged in the sale of commercial breaks on certain channels of China Central Television (“CCTV”) and providing production services for television commercials.

NOTE 2         SUMMARIES OF SIGNIFICANT ACCOUNTING POLICIES

Basis of preparation and consolidation

a.	Basis of preparation

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

The reorganization has been accounted for as a common control transaction and a recapitalization of CD Media with retroactive effect in the accompanying financial statements. The companies were controlled by the same three people before and after the reorganization. The financial statements have been prepared as if the existing corporate structure had been in existence throughout all periods and the reorganization had occurred as of the beginning of the earliest period presented in the accompanying financial statements.

b.	Basis of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, and its VIE. All significant inter-company transactions and balance have been eliminated upon consolidation.

We consolidate CD Media Beijing because it meets the requirement of being a VIE under US GAAP. In general, a VIE is a corporation, partnership, limited liability company, trust, or any other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations.

c.	Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting year. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

d.	Cash and cash equivalents

Cash and cash equivalents include cash on hand, cash on deposit with various financial institutions in PRC, Hong Kong, and all highly-liquid investments with original maturities of three months or less at the time of purchase. Banks and other financial institutions in PRC do not provide insurance for funds held on deposit.

e.	Accounts receivable

Accounts receivable are recognized and carried at original invoiced amount less an allowance for uncollectible accounts, as needed.

The Company uses the aging method to estimate the valuation allowance for anticipated uncollectible receivable balances. Under the aging method, bad debts percentages determined by management based on historical experience as well as current economic climate are applied to customers’ balances categorized by the number of months the underlying invoices have remained outstanding. The valuation allowance balance is adjusted to the amount computed as a result of the aging method. When facts subsequently become available to indicate that the amount provided as the allowance was incorrect, an adjustment which classified as a change in estimate is made. As of December 31, 2009 and 2008, there was no allowance for doubtful accounts recorded.

f.	Advances

Advances are payments to broadcast outlets for the purchase of future commercial break time. Costs are calculated based on the breaks available and sold based on the average cost of the breaks purchased as a package.

g.	Property and equipment

Property and equipment are initially recognized and recorded at cost. Gains or losses on disposals are reflected as gain or loss in the period of disposal. The cost of improvements that extend the life of plant and equipment are capitalized. These capitalized costs may include structural improvements, equipment and fixtures. All ordinary repairs and maintenance costs are expensed as incurred.

Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets:

Office and Other Equipment	5 years
Automobile	4 years

h.	Impairment of long-lived assets

The Company accounts for impairment of plant and equipment and amortizable intangible assets in accordance with current accounting standards, which requires the Company to evaluate a long-lived asset for recoverability when there is event or circumstance that indicate the carrying value of the asset may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset or asset group is not recoverable (when carrying amount exceeds the gross, undiscounted cash flows from use and disposition) and is measured as the excess of the carrying amount over the asset’s (or asset group’s) fair value.

i.	Comprehensive income

The Company has adopted the standards for reporting and displaying comprehensive income, its components, and accumulated balances in a full-set of general-purpose financial statements. Accumulated other comprehensive income represents the accumulated balance of foreign currency translation adjustments.

j.	Revenue recognition

Revenue Recognition

Substantially all of our revenues are derived from reselling blocks (or slots) of advertising time on several popular television channels of CCTV. We acquire this advertising time in large blocks, repackage the blocks into smaller time slots and sell these smaller slots to advertising agencies or other companies. Our pricing depends on the quality, ratings and target audience of the relevant television programs where the advertisements will be broadcast, the sales prices of our competitors, general market conditions and market demand. We typically require payment several weeks before the relevant advertisements are broadcast, and record these prepayments as a current liability. We recognize the revenue when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collection is reasonably assured, which is generally over the broadcast period.

Revenue arrangements involving multiple deliverables are broken down into single-element arrangements based on their relative fair value for revenue recognition purposes, when possible. We recognize revenues on the elements delivered and defer the recognition of revenues of the undelivered elements until the remaining obligations have been satisfied. Generally, we receive advanced payments for our advertising services and record them as customer advances. Such prepayments are only recognized as revenues when the services are rendered over the broadcast period.

Our business is centered on purchasing blocks of advertising time, repackaging the time into smaller units and reselling the smaller blocks (or slots) to our clients. We generally pay for the blocks of advertising time in advance of reselling it to our customers and we are committed to pay the remainder of the balance prior to the broadcast. In determining whether revenue is reported gross or net, we considered the eight factors outlined in the current accounting standards related to this matter. We sell the right to utilize advertising space on certain TV channels of CCTV. This right is conveyed to us by CCTV through contractual arrangements and we provide this right to our clients through an unrelated contractual arrangement. As a result, we are the primary obligor in this arrangement. In addition, we acquire the advertising blocks in advance and have unmitigated inventory risk. We are required to pay for the advertising time regardless whether we can resell the time or collect our fees from our customers. We also have latitude in establishing the price; discretion in supplier selection; and we assume the credit risk for the amount billed to our customers. Based on these factors, revenues are recognized at gross billings to our clients and the cost for purchasing the advertising time slots is recorded as our cost of goods sold and recognized over the same period as the related revenue, which is the broadcast period.

We derive a minimal portion of our revenues from production services. We design, produce and package content for public service announcements and commercial advertisements. For commercial television advertisements, advertisers will pay for our production services and sometimes for the broadcast of the advertisements produced by us if we also arrange for such broadcast. We typically require a prepayment from our clients at the time of the execution of the advertising production agreements and prior to the commencement of our work, but our revenues are typically recognized at the time the final work products are delivered to our clients for broadcast.

We report revenues gross of business tax and related surcharges, which are charged to cost of goods sold.

k.	Cost of goods sold

We purchase blocks of advertising time on certain CCTV programs for a fixed fee. Part or the entire fee is paid in advance and we recognize this cost, as our cost of goods sold, at the same time that we recognize the related revenue, which is ratably over the broadcast periods. The broadcast period typically ranges from one to three weeks and represents substantially all of our cost of goods sold.

l.	Capitalized television costs

The Company capitalizes televsion costs when incurred. Film costs are stated at the lower of cost, less accumulated amortization, or fair value. Production overhead, a component of film costs, includes allocable costs of individuals or departments with exclusive or significant responsibility for the production of films. Substantially all of the Company’s resources are dedicated to the production of its films. Capitalized production overhead does not include selling, general and administrative expenses. Interest expense on funds invested in production is capitalized into film costs until production is completed. In addition to the films being produced, costs of productions in development are capitalized as development film costs and are transferred to film production costs when a film is set for production. In the event a film is not set for production within three years from the time the first costs are capitalized or the film is abandoned, all such costs are generally expensed.

Television Cost Amortization - Once a film is released, film costs are amortized and participations and residual costs are accrued on an individual film basis in the proportion that the revenue during the period for each film (“Current Revenue”) bears to the estimated remaining total revenue to be received from all sources for each film (“Ultimate Revenue”) as of the beginning of the current fiscal period. The amount of film costs that is amortized each period will depend on the ratio of Current Revenue to Ultimate Revenue for each film for such period. The Company makes certain estimates and judgments of Ultimate Revenue to be received for each film based on information received from its distributor and its knowledge of the industry. Ultimate Revenue does not include estimates of revenue that will be earned beyond ten years of a film’s initial theatrical release date.

Unamortized film production costs are evaluated for impairment each reporting period on a film-by-film basis. If estimated remaining net cash flows are not sufficient to recover the unamortized film costs for that film, the unamortized film costs will be written down to fair value determined using a net present value calculation.

As of December 31, 2009, these productions had not been completed and are in process.

m.	Income taxes

The Company accounts for income taxes in accordance with current accounting standards, which require an asset and liability approach for financial accounting and reporting for income taxes and allow recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company adopted the accounting standard for uncertainty in income taxes which prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the Company has taken or expects to take on a tax return (including a decision whether to file or not to file a return in a particular jurisdiction).

n.	Foreign currency translation

The functional currency of CD Media BVI and CD Media HK is Hong Kong Dollar (“HKD”). These two Companies maintain their financial statements using the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

The functional currency of CD Media Beijing is the Renminbi (“RMB”), the PRC’s currency. The Company maintains its financial statements using its own functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

For financial reporting purposes, the financial statements of CD Media BVI and CD Media HK, which are prepared in HKD, are translated into the Company’s reporting currency, United States Dollars (“USD”); the financial statements of CD Media Beijing, which is prepared in RMB, are translated into the Company’s reporting currency, USD. Balance sheet accounts are translated using the closing exchange rate in effect at the balance sheet date and income and expense accounts are translated using the average exchange rate prevailing during the reporting period.

Adjustments resulting from the translation, if any, are included in accumulated other comprehensive income (loss) in stockholder’s equity.

The exchange rates used for foreign currency translation were as follows (USD$1 = RMB):

Period Covered	Balance Sheet Date Rates	Annual Average Rates
Year ended December 31, 2007	7.29410	7.59474
Year ended December 31, 2008	6.81710	6.93722
Year ended December 31, 2009	6.83574	6.82082

The exchange rates used for foreign currency translation were as follows (USD$1 = HKD):

Period Covered	Balance Sheet Date Rates	Average Rates
Year ended December 31, 2007	7.80190	7.80153
Year ended December 31, 2008	7.74960	7.86342
Year ended December 31, 2009	7,76759	7.75194

o.	Related parties

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

p.	Recently issued accounting pronouncements

In June 2009, the Financial Accounting Standards Board (FASB) issued a standard that established the FASB Accounting Standards Codification (ASC) and amended the hierarchy of generally accepted accounting principles (ASC) and amended the hierarchy of generally accepted accounting principles (GAAP) such that the ASC became the single source of authoritative nongovernmental U.S. GAAP. The ASC did not change current U.S. GAAP, but was intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All previously existing accounting standard documents were superseded and all other accounting literature not included in the ASC is considered non-authoritative. New accounting standards issued subsequent to June 30, 2009 are communicated by the FASB through Accounting Standards Updates (ASUs). The Company adopted the ASC on July 1, 2009. This standard did not have an impact on the Company’s consolidated results of operations or financial condition. However, throughout the notes to the consolidated financial statements references that were previously made to various former authoritative U.S. GAAP pronouncements have been changed to coincide with the appropriate section of the ASC.

In December 2007, the FASB issued a new standard which established the accounting for and reporting of noncontrolling interests (NCIs) in partially owned consolidated subsidiaries and the loss of control of subsidiaries. Certain provisions of this standard indicate, among other things, that NCIs (previously referred to as minority interests) be treated as a separate component of equity, not as a liability (as was previously the case); that increases and decreases in the parent’s ownership interest that leave control intact be treated as equity transactions, rather than as step acquisitions or dilution gains or losses; and that losses of a partially owned consolidated subsidiary be allocated to the NCI even when such allocation might result in a deficit balance. This standard also required changes to certain presentation and disclosure requirements. The Company adopted the standard beginning January 1, 2009. The provisions of the standard were applied to all NCIs prospectively, except for the presentation and disclosure requirements, which were applied retrospectively to all periods presented. As a result, upon adoption, the Company retroactively reclassified the “Minority interest in subsidiaries” balance previously included in the “Other liabilities” section of the consolidated balance sheet to a new component of equity with respect to NCIs in consolidated subsidiaries. The adoption also impacted certain captions previously used on the consolidated statement of income, largely identifying net income including NCI and net income attributable to the Company. The adoption of this standard did not have a material impact on the Company’s consolidated financial position or results of operations.
In June 2009, the FASB issued a new standard regarding the accounting for transfers of financial assets amending the existing guidance on transfers of financial assets to, among other things, eliminate the qualifying special-purpose entity concept, include a new unit of account definition that must be met for transfers of portions of financial assets to be eligible for sale accounting, clarify and change the derecognition criteria for a transfer to be accounted for as a sale, and require significant additional disclosure. The standard is effective for new transfers of financial assets beginning January 1, 2010. The adoption of this standard is not expected to have a material impact on the Company’s consolidated results of operations or financial condition.

 In June 2009, the FASB issued an accounting standard that revised the consolidation guidance for variable-interest entities. The modifications include the elimination of the exemption for qualifying special purpose entities, a new approach for determining who should consolidate a variable-interest entity, and changes to when it is necessary to reassess who should consolidate a variable-interest entity. The standard is effective January 1, 2010. The Company evaluated the impact of this standard, and does not expect it to have a material impact on the Company’s consolidated results of operations or financial condition.

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force, that provides amendments to the criteria for separating consideration in multiple-deliverable arrangements. As a result of these amendments, multiple-deliverable revenue arrangements will be separated in more circumstances than under existing U.S. GAAP. The ASU does this by establishing a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. A vendor will be required to determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis. This ASU also eliminates the residual method of allocation and will require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the overall arrangement proportionally to each deliverable based on its relative selling price. Expanded disclosures of qualitative and quantitative information regarding application of the multiple-deliverable revenue arrangement guidance are also required under the ASU. The ASU does not apply to arrangements for which industry specific allocation and measurement guidance exists, such as long-term construction contracts and software transactions.  The ASU is effective beginning January 1, 2011. The Company is currently evaluating the impact of this standard on the Company’s consolidated results of operations and financial condition.

In October 2009, the FASB issued ASU No. 2009-14, Certain Revenue Arrangements That Include Software Elements—a consensus of the FASB Emerging Issues Task Force, that reduces the types of transactions that fall within the current scope of software revenue recognition guidance. Existing software revenue recognition guidance requires that its provisions be applied to an entire arrangement when the sale of any products or services containing or utilizing software when the software is considered more than incidental to the product or service. As a result of the amendments included in ASU No. 2009-14, many tangible products and services that rely on software will be accounted for under the multiple-element arrangements revenue recognition guidance rather than under the software revenue recognition guidance. Under the ASU, the following components would be excluded from the scope of software revenue recognition guidance:  the tangible element of the product, software products bundled with tangible products where the software components and non-software components function together to deliver the product’s essential functionality, and undelivered components that relate to software that is essential to the tangible product’s functionality. The ASU also provides guidance on how to allocate transaction consideration when an arrangement contains both deliverables within the scope of software revenue guidance (software deliverables) and deliverables not within the scope of that guidance (non-software deliverables). The ASU is effective beginning January 1, 2011. The Company is currently evaluating the impact of this standard on the Company’s consolidated results of operations and financial condition.

q. Recently adopted accounting pronouncements

In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value, which provides additional guidance on how companies should measure liabilities at fair value under ASC 820. The ASU clarifies that the quoted price for an identical liability should be used. However, if such information is not available, a entity may use, the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities traded as assets, or another valuation technique (such as the market or income approach). The ASU also indicates that the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer and indicates circumstances in which quoted prices for an identical liability or quoted price for an identical liability traded as an asset may be considered level 1 fair value measurements.  The ASU is effective October 1, 2009. The adoption of this guidance did not have a material impact on the Company’s consolidated results of operations or financial condition.
In September 2009, the FASB issued ASU No. 2009-12, Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent), that amends ASC 820 to provide guidance on measuring the fair value of certain alternative investments such as hedge funds, private equity funds and venture capital funds. The ASU indicates that, under certain circumstance, the fair value of such investments may be determined using net asset value (NAV) as a practical expedient, unless it is probable the investment will be sold at something other than NAV. In those situations, the practical expedient cannot be used and disclosure of the remaining actions necessary to complete the sale is required. The ASU also requires additional disclosures of the attributes of all investments within the scope of the new guidance, regardless of whether an entity used the practical expedient to measure the fair value of any of its investments. This ASU is effective October 1, 2009. The adoption of this guidance did not have a material impact on the Company’s consolidated results of operations or financial condition.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (Now ASC 855), which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  ASC 855 also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected.  This disclosure should alert all users of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. ASC 855 is effective for interim and annual periods ending after June 15, 2009.  The adoption of this guidance did not have a material impact on the Company’s consolidated results of operations or financial condition.

NOTE 3. ADVANCES TO SUPPLIERS

Advances to suppliers represent amounts prepaid for commercial breaks. The advances are applied against amounts due to the supplier as commercial breaks are aired.

Advances consist of the following:

	December 31,
	2009	2008
Advances	$7,589,725	$3,032,760

NOTE 4. CAPITALIZED TELEVISION COST

Capitalized television cost consists of:

December 31,
2009
“Chi Dan Zhong Xin” television series	$2,347,200
“Xiao Mo Dou” animation	4,474,350
Total	$6,821,550

"Chi Dan Zhong Xin" Television Series

On January 14, 2009, CD Media Beijing entered into a Cooperation Agreement with a television production company with respect to the production and distribution of the television series "Chi Dan Zhong Xin." The total investment for the series was RMB16,000,000 ($2,347,200), which was fully paid in cash by the Company in 2009.  The television production company is in charge of the entire production of the series.  CD Media Beijing supervises the cash distribution process. The television series was approved by the Chinese Culture Department in March 2009 and it will be aired in 2010 on China Central Television. The Company will share the intellectual property rights related to the series with the production company and will receive 60% of the net profits generated from the series.

On March 26, 2010, CD Media Beijing entered into an agreement to sell its entire interest in the Chi Dan Zhong Xin television series to an unaffiliated third party for RMB 16,800,000 ($2,455,830).  The purchaser agreed to pay 20% of the purchase price to CD Media Beijing within five days of the closing of the agreement, 20% of the purchase price during the quarter ended June 30, 2010, 30% of the purchase price during the quarter ended September 30, 2010 and the remaining 30% of the purchase price during the quarter ended December 31, 2010.  CD Media Beijing recognized a gain of $108,630 on this sale.

“Xiao Mo Dou” Animation Series

On February 2, 2009, CD Media Beijing entered into a Cooperation Agreement with a media distribution company and a software development company with respect to the production and distribution of the animation series “Xiao Mo Dou.” The total investment for the series was RMB30,500,000 ($4,474,350), which was fully paid by the Company in 2009. The media distribution company is responsible for the negotiation of the distribution channels for the series with entities such as China Mobile, China Unicom and China Telecom, as well as accounting of production costs and profits.  The software company is responsible for developing “Xiao Mo Dou” and technology that accommodates the series with the distribution channels. CD Media Beijing is responsible for funding of the production of the series as well as providing marketing and promotion for the TV series.  Net profits are calculated on a monthly base and are distributed to the parties to the Cooperation Agreement in accordance with the following percentages:  35% to the media distribution company, 30% to the software development company and 35% to CD Media Beijing.  If there is any loss, CD Media Beijing also takes 100% of the loss.

On March 21, 2010, CD Media Beijing entered into an agreement to sell its entire interest in the Xia Mo Duo television series to an unaffiliated third party for RMB 35,175,000 ($5,143,000) on March 20, 2010.  The purchaser agreed to pay 20% of the purchase price to CD Media Beijing within three days of the closing of the agreement, 20% of the purchase price during the quarter ended June 30, 2010, 30% of the purchase price during the quarter ended September 30, 2009 and the remaining 30% of the purchase price during the quarter ended December 31, 2010.  CD Media Beijing recognized a gain of $245,340 on this sale.

CD Media Beijing evaluated the unamortized film production costs for impairment as of December 31, 2009 and determined that no impairment existed related to capitalized film costs.

NOTE 5. CUSTOMER DEPOSITS

Customer deposits represent amounts prepaid by the customers for commercial breaks. The deposits are applied and revenues are recognized as commercial breaks are aired.

Customer deposits consist of the following:

	December 31,
	2009	2008

Customer Deposit	$1,776,364	$225,531

NOTE 6. RELATED PARTY BALANCE AND TRANSCATIONS

During the year ended December 31, 2006, Mr. Haiming Fu, the General Manager of CD Media, advanced RMB3,250,000 (USD415,734) to the Company. The shareholder loan was free of interest with no maturity date. The balance was paid off by the Company during the year ended December 31, 2007.

The Company also leased an office space from a related party. During the years ended December 31, 2009 and 2008, the Company paid rent in the amount of RMB210,000 (USD30,272) and RMB900,000 (USD125,698), respectively.

NOTE 7. INCOME TAX

CD Media HZ was established in Huizhou, PRC, was entitled to a preferential Enterprise Income Tax (”EIT”) rate. CD Media HZ had applied for foreign investment Enterprise title, subject to tax at a statutory rate of 25%.

CD Media Beijing is governed by the Income Tax Law of the PRC concerning the private-run enterprises, which are generally subject to tax at a statutory rate of 25%, 25% and 33% on income reported in the statutory financial statements after appropriate tax adjustments in 2009, 2008 and 2007, respectively.

The provision for taxes on earnings consisted of:

	December 31,
	2009	2008	2007
Income before income taxes	$12,043,469	$6,140,037	$1,825,378

Current income taxes expenses:
PRC Enterprises Income Taxes:	(3,033,384)	(1,535,009)	(602,375)
United States Federal Income Taxes	-	-	-
Income Taxes (at 25%, 25% and 33% respectively)	$(3,033,384)	$(1,535,009)	$(602,375)

A reconciliation between the income tax computed at the U.S. statutory rate and the Group’s provision for income tax is as follows:

	2009	December 31, 2008	2007
U.S. statutory rate	34%	34%	34%

Foreign income not recognized in the U.S.	-34%	-34%	-34%

PRC preferential enterprise income tax rate	25%	25%	33%

Provision for income tax	25%	25%	33%

Accounting for Uncertainty in Income Taxes

On January 1, 2007, the Company adopted new accounting rules which address the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. The provisions clarify the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements, and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. These provisions also provide guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Based on the Company’s evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements.

NOTE 8. STATUTORY RESERVES

As stipulated by the relevant laws and regulations for enterprises operating in PRC, the subsidiaries of the Company are required to make annual appropriations to a statutory surplus reserve fund. Specifically, the subsidiaries of the Company are required to allocate 10% of their profits after taxes, as determined in accordance with the PRC accounting standards applicable to the subsidiaries of the Company, to a statutory surplus reserve until such reserve reaches 50% of the registered capital of the subsidiaries of the Company.

NOTE 9. COMMITMENTS AND CONTINGENCIES

Lease Obligation

The Company has entered into a tenancy agreement for the lease of office premises. The Company’s commitments for minimum lease payments under these non-cancelable operating leases for the next year are as follows:

	Payments due by Period (in $)
Contractual Obligations	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	More Than 5 Years
Operating Lease Obligations	$298,970	$230,796	$68,174	$-	$-
Total	$298,970	$230,796	$68,174	$-	$-

NOTE 10. OPERATING RISKS

Country risk

The Company has significant operations in the PRC. The operating results of the Company may be adversely affected by changes in the political and social conditions in the PRC and by changes in Chinese government policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things. The Company can give no assurance that those changes in political and other conditions will not result in have a material adverse effect upon the Company’s business and financial condition.

Exchange risk

The Company cannot guarantee the Renminbi, Hong Kong dollar and US dollar exchange rate will remain steady, therefore the Company could post the same profit for two comparable periods and post higher or lower profit depending on exchange rate of Renminbi, Hong Kong dollar and US dollar. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

Political risk

Currently, PRC is in a period of growth and is openly promoting business development in order to bring more business into PRC. Additionally PRC currently allows a Chinese corporation to be owned by a United States corporation. If the laws or regulations relating to ownership of a Chinese corporation are changed by the PRC government, the Company's ability to operate the PRC subsidiaries could be affected.

NOTE 11. CONCENTRATION OF CREDIT RISK

A significant portion of the Company’s cash at December 31, 2009 and 2008 was maintained at various financial institutions in the PRC which do not provide insurance for amounts on deposits.  The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk in this area.

The Company operates principally in the PRC and grants credit to its customers in this geographic region. Although the PRC is economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company’s operations.

For the year ended December 31, 2009, no customer had net sales exceeding 10% of the Company’s total net sales of the year. For the year ended December 31, 2008, one customer had net sales exceeding 10% of the Company’s total net sales of the year. For year ended December 31, 2007, one customer had net sales exceeding 10% of the Company’s total net sales of the year.

The Company’s top three vendors accounted for 20.1%, 30.5% and 49.5% of our total purchases of advertising time during the years ended December 31, 2009, 2008 and 2007, respectively.  For the year ended December 31, 2009, no vendor had net purchases exceeding 10% of the Company’s total net purchases of the year. For the year ended December 31, 2008, one vendor had net purchases exceeding 10% of the Company’s total net purchases of the year. For year ended December 31, 2007, two vendors had net purchases exceeding 10% of the Company’s total net purchases of the year.

NOTE 12 - QUARTERLY INFORMATION (UNAUDITED)

The table below presents selected (unaudited) results of operations for the quarters indicated:

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,
	2009	2009	2009	2009	Total
Revenues	$36,377,462	$14,343,825	$12,372,515	$11,385,849	$74,479,651
Gross profit	$7,548,677	$2,818,949	$2,311,190	$2,055,080	$14,733,896
Net Income	$4,970,774	$1,639,237	$1,263,321	$1,136,753	$9,010,085
Earnings per share – Basic and Diluted	$0.26	$0.09	$0.07	$0.06	$0.47
Weighted-average shares outstanding – Basic and Diluted	19,100,000	19,100,000	19,100,000	19,100,000	19,100,000

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,
	2008	2008	2008	2008	Total
Revenues	$13,514,064	$11,283,327	$11,093,684	$8,793,357	$44,684,432
Gross profit	$1,815,173	$2,509,134	$2,152,721	$1,709,576	$8,186,604
Net Income	$946,196	$1,473,629	$1,242,810	$942,393	$4,605,028
Earnings per share – Basic and Diluted	$0.05	$0.08	$0.07	$0.05	$0.24
Weighted-average shares outstanding – Basic and Diluted	19,100,000	19,100,000	19,100,000	19,100,000	19,100,000

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,
	2007	2007	2007	2007	Total
Revenues	$4,127,282	$5,719,250	$3,659,294	$3,596,993	$17,102,819
Gross profit	$1,065,163	$1,313,262	$968,230	$917,725	$4,264,380
Net Income	$281,185	$401,304	$282,894	$257,620	$1,223,003
Earnings per share – Basic and Diluted	$0.01	$0.02	$0.01	$0.01	$0.06
Weighted-average shares outstanding – Basic and Diluted	19,100,000	19,100,000	19,100,000	19,100,000	19,100,000

NOTE 13 - CONDENSED PARENT COMPANY FINANCIAL INFORMATION

Basis of Presentation

The condensed parent company financial statements have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X, as the restricted net assets of the subsidiaries of China Century Dragon Media, Inc. exceed 25% of the consolidated net assets of China Century Dragon Media, Inc. The ability of the Company’s Chinese operating subsidiaries to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balances of the Chinese operating subsidiaries. Because substantially all of the Company’s operations are conducted in China and a substantial majority of its revenues are generated in China, a majority of the Company’s revenue being earned and currency received are denominated in Renminbi (RMB). RMB is subject to the exchange control regulation in China, and, as a result, the Company may be unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict its ability to convert RMB into US Dollars.

The condensed parent company financial statements have been prepared using the same accounting principles and policies described in the notes to the consolidated financial statements, with the only exception being that the parent company accounts for its subsidiaries using the equity method. Refer to the consolidated financial statements and notes presented above for additional information and disclosures with respect to these financial statements.

China Century Dragon Media, Inc.
Condensed Parent Company Balance Sheets
(US Dollars in Thousands)

	December 31,	December 31,
	2009	2008
ASSETS
Cash
Investment in subsidiaries, at equity in net assets	$15,687	$6,609
Total Assets	$15,687	$6,609

LIABILITIES AND STOCKHOLDERS' EQUITY

TOTAL LIABILITIES	$-	$-

STOCKHOLDERS' EQUITY
Preferred stock, $0.0001 par value, 10,000,000 shares
authorized, 0 shares outstanding at March 31, 2010 and 2009,
and December 31, 2009 and 2008, respectively	-	-
Common Stock $0.0001 par value, 100,000,000 shares
authorized, 19,100,000 shares issued and outstanding at March 31, 2010 and 2009,	2	2
and December 31, 2009 and 2008, respectively
Additional paid-in capital	680	630
Accumulated other comprehensive income	334	316
Statutory reserve fund	790	790
Retained earnings (unrestricted)	13,881	4,871
Total Stockholders' Equity	15,687	6,609
Total Liabilities & Stockholders' Equity	$15,687	$6,609

China Century Dragon Media, Inc.
Condensed Parent Company Statements of Income
(US Dollars in Thousands)

			For the period from
			October 11, 2007
	For the Year Ended	For the Year Ended	(Inception) to
	December 31,	December 31,	December 31,
	2009	2008	2007
Equity in undistributed income of subsidiaries	$9,010	$4,605	$1,223
Income before income taxes	9,010	4,605	1,223

Provision for income tax	-	-	-
Net income	$9,010	$4,605	$1,223

China Century Dragon Media, Inc.
Condensed Parent Company Statements of Cash Flows
(US Dollars in Thousands)

			For the period from
			October 11, 2007
	For the Year Ended	For the Year Ended	(Inception) to
	December 31,	December 31,	December 31,
	2009	2008	2007
Cash Flows from Operating Activities
Net income	$9,010	$4,605	$1,223
Adjustments to reconcile net income to net cash
provided (used) by operating activities:
Equity in undistributed income of subsidiaries	(9,010)	(4,605)	(1,223
Net Cash Provided (Used) by Operating Activities	-	-	-

Net Increase in Cash and Cash Equivalents	-	-	-
Cash and Cash Equivalents, beginning of period	-	-	-
Cash and Cash Equivalents, end of period	$-	$-	$-

[INSIDE BACK COVER]

2,500,000 Shares of Common Stock

China Century Dragon Media, Inc.

PROSPECTUS

WestPark Capital, Inc.

_________, 2010

[RESALE PROSPECTUS ALTERNATE PAGE]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject To Completion	May 14, 2010

3,566,838 Shares

China Century Dragon Media, Inc.

Common Stock

This prospectus relates to the resale by the selling stockholders of up to 3,566,838 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We will not receive any proceeds from the sales by the selling stockholders.  The selling stockholders named herein may be deemed underwriters of the shares of common stock which they are offering.

Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system.  We intend to apply for the listing of our common stock on the NASDAQ Global Market or the NYSE Amex Equities under the symbol “[___].”  There can, however, be no assurance that our common stock will be accepted for listing on either such exchange.

Since there is currently no public market established for our securities, the selling security holders will sell at a fixed price that is equal to the price at which we sell shares in our public offering pursuant to the registration statement of which this prospectus is a part. Once, and if, our shares of common stock are quoted on the NASDAQ Global Market or the NYSE Amex Equities and there is an established market for these resale shares, the selling stockholders may sell the resale shares from time to time at the market price prevailing on the NASDAQ Global Market or the NYSE Amex Equities at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers.

The Selling Stockholders have agreed not to sell any of these shares until [_______], 2010, which is six months after closing of the public offering that we conducted on [_______], 2010.  WestPark Capital, Inc., the placement agent in the private placement in which the Selling Stockholders acquired their shares and an underwriter to the public offering, in its discretion, may also release some or all the shares from the lock-up restrictions earlier.

The purchase of the securities involves a high degree of risk. See section entitled “Risk Factors” beginning on page 9.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The Date of This Prospectus Is: ____________________, 2010

[RESALE PROSPECTUS ALTERNATE PAGE]

TABLE OF CONTENTS

PROSPECTUS SUMMARY	2
SUMMARY FINANCIAL DATA	8
RISK FACTORS	9
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	28
USE OF PROCEEDS	31
DIVIDEND POLICY	31
CAPITALIZATION	32
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	33
DILUTION	33
SELECTED CONSOLIDATED FINANCIAL DATA	35
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	36
DESCRIPTION OF BUSINESS	46
MANAGEMENT	55
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	60
BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT, AND SELLING STOCKHOLDERS	61
DESCRIPTION OF SECURITIES	63
SHARES ELIGIBLE FOR FUTURE SALE	67
PLAN OF DISTRIBUTION	70
SELLIONG STOCKHOLDERS	70A
LEGAL MATTERS	73
EXPERTS	73
ADDITIONAL INFORMATION	73
INDEX TO FINANCIAL STATEMENTS	F-1

PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS	II-9
SIGNATURES	II-15

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus.  We have not authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

i

[RESALE PROSPECTUS ALTERNATE PAGE]

The Offering

Common stock offered by selling stockholders	3,566,838 shares
Common stock outstanding	25,312,838 shares(1)
Use of proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders.

(1)
Based on 25,312,838 shares of common stock issued and outstanding as of the date of this prospectus, and excludes (i) 2,500,000 shares of common stock being registered for issuance in a public offering, (ii) the underwriter’s warrants to purchase up to 125,000 shares of common stock, and (iii) 1,419,333 shares of common stock that are issuable upon the exercise of outstanding warrants, exercisable at $0.0001 per share.

The Selling Stockholders have agreed not to sell any of these shares until [_______], 2010, which is six months after closing of the public offering that we conducted on [_______], 2010.  WestPark Capital, Inc., the placement agent in the private placement in which the Selling Stockholders acquired their shares and an underwriter to the public offering, in its discretion, may also release some or all the shares from the lock-up restrictions earlier.

[RESALE PROSPECTUS ALTERNATE PAGE]

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

31

[RESALE PROSPECTUS ALTERNATE PAGE]

SELLING STOCKHOLDERS

The following table provides as of the date of this prospectus information regarding the beneficial ownership of our common stock held by each of the selling stockholders, including:

•	the number of shares owned by each stockholder prior to this offering;
•	the percentage owned by each stockholder prior to completion of the offering;
•	the total number of shares that are to be offered for each stockholder;
•	the total number of shares that will be owned by each stockholder upon completion of the offering; and
•	the percentage owned by each stockholder upon completion of the offering.

On April 30, 2010, we received gross proceeds of approximately $5.35 million in the closing of a private placement transaction (the “Private Placement”).  Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 3,566,838 shares of Common Stock at $1.50 per share.   We paid WestPark Capital a placement agent commission equal to 10.0% with a non-accountable fee of 4.0% of the gross proceeds from the financing.  We also agreed to retain WestPark Capital for a period of five months following the closing of the Private Placement to provide us with financial consulting services for which we will pay WestPark Capital $4,000 per month.

We agreed to file a registration statement covering the common stock sold in the Private Placement within 30 days of the final closing of the Private Placement pursuant to the subscription agreement entered into with each investor. The investors in the Private Placement also entered into a lock-up agreement pursuant to which they agreed that (i) if the proposed public offering that we expect to conduct is for $10 million or more, then the investors would not be able to sell or transfer their shares until at least six months after the public offering’s completion, and (ii) if the offering is for less than $10 million, then one-tenth of the investors’ shares would be released from the lock-up restrictions ninety days after the offering and there would be a pro rata release of the shares thereafter every 30 days over the following nine months.  WestPark Capital, in its discretion, may also release some or all the shares from the lock-up restrictions earlier.  We currently intend this offering to be in an amount of at least $10 million. However, there can be no assurance of the actual size of this offering.

Except as described below, none of the selling stockholders, to our knowledge, has had a material relationship with our company other than as a shareholder at any time within the past three years.

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering(1)	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common stock Beneficially Owned After Completion of the Offering(2)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering(2)
J&N Invest, LLC	400,000	(3)	*	400,000	—	—
MidSouth Investor Fund LP	333,333	(4)	*	333,333	—	—
Continuum Capital Partners, LP	333,333	(5)	*	333,333	—	—
Clarke, David H.	153,333		*	153,333	—	—
Berg, Howard	120,000		*	120,000	—	—
Stellar Capital Fund LLC	100,000	(6)	*	100,000	—	—
Colman, Frederic	100,000		*	100,000	—	—
Kuber, Douglas	100,000		*	100,000	—	—
Delaware Charter , Tax Id #51-0099493, FBO David H Clarke R/O IRA #2056-8346, C/O Legent Clearing, 9300 Underwood Suite 400, Omaha, NE 68114	86,666	(7)	*	86,666	—	—
Delaware Charter, Tax Id #51-0099493, FBO Frederick Berdon R/O IRA #4284-6540, C/O Legent Clearing, 9300 Underwood, Suite 400, Omaha, NE 68114	80,000	(8)	*	80,000	—	—

70A

[RESALE PROSPECTUS ALTERNATE PAGE]

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering(1)	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common stock Beneficially Owned After Completion of the Offering(2)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering(2)
Kagel, David L.	79,333		*	79,333	—	—
Metsch, Richard	66,666		*	66,666	—	—
Jordon, David L.	66,666		*	66,666	—	—
Schwartzberg, Gil N.	397,490	(9)	2.1%	66,666	330,824	1.8%
Delaware Charter, Tax Id #51-0099493, FBO Stanley Wayne Gerlach IRA #6035-6566, C/O Legent Clearing, 9300 Underwood, Suite 400, Omaha, NE 68114	50,000	(10)	*	50,000	—	—
Delaware Charter, Tax Id #51-0099493, FBO Paul Masters IRA #6910-2620, C/O Legent Clearing, 9300 Underwood, Suite 400, Omaha, NE 68114	50,000	(11)	*	50,000	—	—
Micro PIPE Fund 1, LLC	50,000	(12)	*	50,000	—	—
Pearson, Eric J.	43,333		*	43,333	—	—
Rosenberg, Jonathan	42,666		*	42,666	—	—
Rothstein, Steven	40,000		*	40,000	—	—
Hayden, Matthew M.	34,000		*	34,000	—	—
Taylor, Stephen S.	34,000		*	34,000	—	—
Merkel, Charles M.	30,000		*	30,000	—	—
Pawliger, Richard	30,000		*	30,000	—	—
Hoefer, Richard and Donna	30,000		*	30,000	—	—
Sperling, Gerlad and Seena, JTWROS	30,000		*	30,000	—	—
Rosenberg, Linda	29,666		*	29,666	—	—
Rothstein, Norman	29,333		*	29,333	—	—
Delaware Charter, Tax Id #51-0099493, FBO S. Michael Rosenberg R/O IRA #5993-9479, C/O Legent Clearing, 9300 Underwood, Suite 400, Omaha, NE 68114	28,666	(13)	*	28,666	—	—
Antin, Norman B.	26,666		*	26,666	—	—
Boyer, David L.	23,333		*	23,333	—	—
Miriam Mooney Trust FBO Catherine Sotto	23,333	(14)	*	23,333	—	—
The Gerlach Survivor Trust under the Gerlach Family Trust	20,000	(15)	*	20,000	—	—
Delaware Charter, Tax Id #51-0099493, FBO Thomas G. Charles R/O IRA #5149-4214, C/O Legent Clearing, 9300 Underwood, Suite 400, Omaha, NE 68114	20,000	(16)	*	20,000	—	—
Zheng, Qiping	20,000		*	20,000	—	—
Rosenblatt, Marvin	20,000		*	20,000	—	—
Miriam Mooney Trust FBO Joan Connolly	20,000	(17)	*	20,000	—	—
MSL Investment Association LLC	20,000	(18)	*	20,000	—	—
Collins, William and Ann	20,000		*	20,000	—	—
Lahr, John W.	20,000		*	20,000	—	—

70B

[RESALE PROSPECTUS ALTERNATE PAGE]

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering(1)	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common stock Beneficially Owned After Completion of the Offering(2)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering(2)
Baleno, John	20,000		*	20,000	—	—
BDB Irrevocable Family Trust	19,200	(19)	*	19,200	—	—
Rosenberg, S. Michael	18,500		*	18,500	—	—
Tangiers Investors LP	16,666	(20)	*	16,666	—	—
Lyons, Allan R.	16,666	(21)	*	16,666	—	—
Miriam Mooney Trust FBO David Forrer	16,000	(22)	*	16,000	—	—
Nielsen, Mark	15,000		*	15,000	—	—
Moro Inc.	15,000	(23)	*	15,000	—	—
Purdom, Mark W.	15,000		*	15,000	—	—
Tocco, James	15,000		*	15,000	—	—
Chazanovitz, David	14,000		*	14,000	—	—
Mitchell J. Lipcon Profit Sharing Keough Plan	13,666	(24)	*	13,666	—	—
Lurie, William L.	13,666		*	13,666	—	—
Izmirian, George Glenn	13,500		*	13,500	—	—
McCartney, Timothy M.	13,500		*	13,500	—	—
Delaware Charter, Tax Id #51-0099493, FBO Fred Williams R/O IRA #7201-7149, C/O Legent Clearing, 9300 Underwood, Suite 400, Omaha, NE 68114	13,333	(25)	*	13,333	—	—
Forrer, John	13,333		*	13,333	—	—
Delaware Charter, Tax Id #51-0099493, FBO Jonathan A Gerlach IRA #2299-5859, C/O Legent Clearing, 9300 Underwood, Suite 400, Omaha, NE 68114	12,600	(26)		12,600
Blisko, Solomon	11,666		*	11,666	—	—
Reiff, Jerry N.	11,000		*	11,000	—	—
Jasper, Scott Francis	11,000		*	11,000	—	—
Hall, Warren James	10,000		*	10,000	—	—
Darwin, Charles Barnes II	10,000		*	10,000	—	—
Paul, Melvyn	10,000		*	10,000	—	—
Kendall, Peter M.	10,000		*	10,000	—	—
Quave, Gerald J. Jr.	10,000		*	10,000	—	—
Whittle, Brian A.	10,000		*	10,000	—	—
S. Gerlach & L. Gerlach TTEE	10,000	(27)	*	10,000	—	—
Glantz, Michael	10,000		*	10,000	—	—
Tedesco, Gino and Joseph	10,000		*	10,000	—	—
Hardy, John	10,000		*	10,000	—	—
Rosenblatt, Kenneth	10,000		*	10,000	—	—
Mormando, Anthony	10,000		*	10,000	—	—
Gordon, Morton and Devera	10,000		*	10,000	—	—
Delaware Charter, Tax Id #51-10099493, FBO Steve Lilcata SEP IRA #2127-0567, C/O Legent Clearing, 9300 Underwood, Suite 400, Omaha, NE 68114	9,958	(28)	*	9,958	—	—
Grossman, Martin	9,000		*	9,000	—	—
Cooke, Carl G.	8,333		*	8,333	—	—

70C

[RESALE PROSPECTUS ALTERNATE PAGE]

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering(1)	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common stock Beneficially Owned After Completion of the Offering(2)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering(2)
Delaware Charter, Tax Id #51-0099493, FBO Edward M Liceaga SEP-IRA #3944-8590, C/O Legent Clearing, 9300 Underwood, Suite 400, Omaha, NE 68114	8,028	(29)	*	8,028	—	—
Baylis, Carl	8,000		*	8,000	—	—
Smith, Christopher	8,000		*	8,000	—	—
Christopher and Julie Blair JTWROS	7,500		*	7,500	—	—
Wang, Luo	7,000		*	7,000	—	—
Mauser, Joseph T.	7,000		*	7,000	—	—
Stahl Family Revocable Family Trust TTEE 08/23/2001	7,000	(30)	*	7,000	—	—
Maine, Jerry	7,000		*	7,000	—	—
Delaware Charter, Tax Id #51-0099493, FBO Lynita C DeCotis IRA #7537-9018, C/O Legent Clearing, 9300 Underwood, Suite 400, Omaha, NE 68114	6,700	(31)	*	6,700	—	—
DeCotis, James Anthony and Lynita Carla	6,700		*	6,700	—	—
Joury, Sasson	6,700		*	6,700	—	—
Taylor, Richard Charles	6,700		*	6,700	—	—
Walker, James	6,700		*	6,700	—	—
Nicolosi, Anthony Joseph	6,700		*	6,700	—	—
Getz, Norman W.	6,700		*	6,700	—	—
Cohen, Robert and Debbie	6,700		*	6,700	—	—
Goldstein, Gary M.	6,700		*	6,700	—	—
Tafel, Zeev	6,700		*	6,700	—	—
Lerner, Jerry S. and Deborah A.	6,700		*	6,700	—	—
Antunes, Louis Philippe	6,700		*	6,700	—	—
Jerkins, Ken M.	6,700		*	6,700	—	—
Lowe, Joan	6,700		*	6,700	—	—
Krauser, Jack T.	6,700		*	6,700	—	—
Centauro, George	6,700		*	6,700	—	—
Stange, David W.	6,700		*	6,700	—	—
Treesh, Richard C.	6,700		*	6,700	—	—
Cheley, Dean	6,700		*	6,700	—	—
McCormick, John	6,700		*	6,700	—	—
Palmatier, Steven Jon	6,666		*	6,666	—	—
Simon, Steve B.	6,666		*	6,666	—	—
JK Investment Inc.	6,666	(32)	*	6,666	—	—
Newton, David Keith	6,400		*	6,400	—	—
Jelcada LP	5,333		*	5,333	—	—
Yablonsky, Mitchell	5,000		*	5,000	—	—

* Less than 1%

(1)
Based on 25,312,838 shares of common stock outstanding as of the date of this prospectus.  The number of shares of our common stock outstanding excludes (i) up to 2,500,000 shares of our common stock to be offered by us in a firm commitment public offering concurrently herewith and (ii) 1,419,333 shares of common stock that are issuable upon the exercise of outstanding warrants.  Also (i) excludes the 125,000 shares underlying warrants that we will issue to the Underwriter upon the closing of the public offering, (ii) excludes the 375,000 shares of our common stock that we may issue upon the Underwriter’s over-allotment option exercise in a public offering and (iii) is not affected by the 112,500 shares that the Underwriter may be purchased from selling stockholders in such public offering.

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(2)
Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumption that all shares registered for sale hereby will be sold. However, the selling stockholders may offer all, some or none of the shares pursuant to this prospectus, and to our knowledge there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering.

(3)	Jeffrey Rubin, as manager, has voting and investment control over the shares owned by this entity.

(4)	Lyman O. Heidtke, as general partner, has voting and investment control over the shares owned by this entity.

(5)
Gil N. Schwartzberg, as manager of the general partner, has voting and investment control over the shares owned by this entity. Mr. Schwartzberg is the spouse of Debbie Schwartzberg.  Excludes shareholdings discussed under footnote (9), below.

(6)	Richard Schmidt, as managing member, has voting and investment control over the shares owned by this entity.

(7)	David H. Clarke has voting and investment control over the shares owned by this entity.

(8)
Frederick Berdon has voting and investment controls over the shares owned by this entity. Based on information provided to us by this selling stockholder, Mr. Berdon is an affiliate of a broker-dealer but the selling stockholder acquired these securities in the ordinary course of business and that at the time of the acquisition of these securities, it had no agreements or understandings, directly or indirectly, with any person to distribute these securities.

(9)
Includes 274,008 shares of common stock and 107,283 shares of common stock issuable upon the exercise of outstanding warrants, each held by Debbie Schwartzberg, who is the spouse of the selling stockholder.  Also includes 28,408 shares of common stock and 11,123 shares of common stock issuable upon the exercise of outstanding warrants held in such amounts by each of the Julie Schwartzberg Trust dated 2/9/2009 and the David N. Sterling Trust dated 2/3/2000.  The selling stockholder is a co-trustee of the foregoing trusts.  As a result, the selling stockholder may be deemed the indirect beneficial owner of these securities and disclaims beneficial ownership of the securities except to of his pecuniary interest in the securities.  Excludes the shares held by Continuum Capital Partners, LP listed in the table above and footnote (5) above.

(10)	Stanley W. Gerlach has voting and investment control over the shares owned by this entity.

(11)
Paul Masters has voting and investment control over the shares owned by this entity. Based on information provided to us by this selling stockholder, Mr. Masters is an affiliate of a broker-dealer but the selling stockholder acquired these securities in the ordinary course of business and that at the time of the acquisition of these securities, it had no agreements or understandings, directly or indirectly, with any person to distribute these securities.

(12)	David F. Mickelson, as managing member, has voting and investment control over the shares owned by this entity.

(13)	S. Michael Rosenberg has voting and investment control over the shares owned by this entity.

(14)	John O. Forrer, as trustee, has voting and investment control over the shares owned by this entity.

(15)	Suzanne A. Gerlach, as trustee, has voting and investment control over the shares owned by this entity.

(16)	Thomas G. Charles has voting and investment control over the shares owned by this entity.

(17)	John O. Forrer, as trustee, has voting and investment control over the shares owned by this entity.

(18)	Marilyn Lefkowitz, as manager, has voting and investment control over the shares owned by this entity.

(19)	Duane H. Butcher, as Trustee has voting and investment control over the shares owned by this entity.

(20)	Justin Ederle, as managing member of the general partner, has voting and investment control over the shares owned by this entity.

(21)
Based on information provided to us by this selling stockholder, Mr. Allen is an affiliate of a broker-dealer but the selling stockholder acquired these securities in the ordinary course of business and that at the time of the acquisition of these securities, it had no agreements or understandings, directly or indirectly, with any person to distribute these securities.

(22)	John O. Forrer, as trustee, has voting and investment control over the shares owned by this entity.

(23)	Stephen Schwartz, as President, has voting and investment control over the shares owned by this entity.

(24)	Mitchell J. Lipcon, as Trustee, has voting and investment control over the shares owned by this entity.

(25)	Fred Williams has voting and investment control over the shares owned by this entity.

(26)	Jonathan A Gerlach has voting and investment control over the shares owned by this entity.

(27)	Stanley Wayne Gerlach, Jr. and Linda B. Gerlach, as trustees, president and secretary, have voting and investment control over the shares owned by this entity.

(28)	Steve Lilcata has voting and investment control over the shares owned by this entity.

(29)	Edward M Liceaga has voting and investment control over the shares owned by this entity.

(30)	Frederic Colman as Custodian has voting and investment control over the shares owned by this entity.

(31)	Lynita C DeCotis has voting and investment control over the shares owned by this entity.

(32)	Jagadish Gangahanumaiah, as president, has voting and investment control over the shares owned by this entity.

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PLAN OF DISTRIBUTION

            The selling stockholders of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•  an exchange distribution in accordance with the rules of the applicable exchange;

•  privately negotiated transactions;

•  settlement of short sales entered into after the date of this prospectus;

•  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•  a combination of any such methods of sale;

•  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•  any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.  The maximum commission or discount to be received by any FINRA member or independent broker-dealer, however, will not be greater than eight (8) percent for the sale of any securities being registered hereunder pursuant to Rule 415 of the Securities Act.

WestPark Capital, Inc. (the “Underwriter”) is an underwriter of up to 2,500,000 shares of our common stock (excluding an Underwriter’s option to purchase an additional 375,000 shares from us and the selling stockholders to cover over-allotments) to be offered by us in a firm commitment public offering concurrently herewith, may dispose of shares on behalf of its account holders who are also selling stockholders. The maximum commission or discount to be received by Underwriter will not be greater than eight percent (8%) for the sale of any securities being registered hereunder. Additionally, any securities acquired by any participating FINRA members during the 180-day period preceding the date of the filing of the prospectus with the Commission will be subject to lock-up restrictions under FINRA Rule 5110(g), unless an exemption is available under FINRA Rule 5110(g)(2). FINRA Rule 5110(g) provides that such securities shall not be sold during our public offering or sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness of sales of our public offering.

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In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective for twelve (12) months. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

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LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by K&L Gates LLP, Los Angeles, California. Legal matters as to PRC law will be passed upon for us by Han Kun Law Offices. K&L Gates LLP may rely upon Han Kun Law Offices with respect to matters governed by PRC law.

EXPERTS

The (i) consolidated financial statements of China Century Dragon Media, Inc. as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 (ii) condensed parent-only balance sheet China Century Dragon Media, Inc. as of December 31, 2009 and 2008, and the related condensed parent-only statements of income and cash flows for the years ended December 31, 2009, 2008 and 2007included in footnote 13 to the Consolidated Financial Statements of China Century Dragon Media, Inc., each appearing in this prospectus and registration statement have been audited by MaloneBailey, LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports, and other information, are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

We are in the process of establishing a corporate website and expect to have it complete in the near future. We intend to make available free of charge on or through our internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered.

Securities and Exchange Commission registration fee(1)	$1926.29
FINRA Filing Fee(1)	[____	]
Listing Fee(1)	[____	]
Printing and transfer agent fees	[____	]
Accounting fees and expenses	[____	]
Legal fees and expenses	[____	]
Underwriter’s counsel fees and blue sky fees	[____	]
Non-accountable fee to underwriter equal to 3.0% of gross proceeds (assuming no exercise of the over-allotment option)	262,500
Roadshow fees and expenses	[____	]
Total	$ [____	]

(1)	All amounts are estimates other than the Commission’s registration fee, FINRA filing fee and listing fee.

Item 14. Indemnification of directors and officers

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. As of the date of the Share Exchange, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Item 15. Recent sales of  securities

On April 30, 2010, pursuant to the terms of the Exchange Agreement, as amended, entered into by and between SRKP 22, CD Media BVI and the shareholders of CD Media BVI, SRKP 25 issued 19,100,000 shares of common stock to the shareholders and their designees in exchange for all of the issued and outstanding securities of CD Media BVI.  All of the securities were offered and issued in reliance upon an exemption from registration pursuant to Regulation S of the Securities Act of 1933, as amended (“Securities Act”).  We complied with the conditions of Rule 903 as promulgated under the Securities Act including, but not limited to, the following: (i) each recipient of the shares is a non-U.S. resident and has not offered or sold their shares in accordance with the provisions of Regulation S; (ii) an appropriate legend was affixed to the securities issued in accordance with Regulation S; (iii) each recipient of the shares has represented that it was not acquiring the securities for the account or benefit of a U.S. person; and (iv) each recipient of the shares agreed to resell the securities only in accordance with the provisions of Regulation S, pursuant to a registration statement under the Securities Act, or pursuant to an available exemption from registration.  We will refuse to register any transfer of the shares not made in accordance with Regulation S, after registration, or under an exemption.

On April 30, 2010, we received gross proceeds of approximately $5.35 million in the closing of a private placement transaction (the “Private Placement”).  Pursuant to subscription agreements entered into with the investors, we sold an aggregate of 3,566,838 shares of Common Stock at $1.50 per share.   We agreed to pay WestPark Capital, the placement agent for the Private Placement, a commission equal to 10.0% with a non-accountable fee of 4.0% of the gross proceeds from the Private Placement.  The securities were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder. Each of the persons and/or entities receiving our securities qualified as an accredited investor (as defined by Rule 501 under the Securities Act).

On December 17, 2007, we offered and sold an aggregate of 7,096,390 shares of our common stock for aggregate proceeds equal to $5,000.12, pursuant to the terms and conditions set forth in those certain common stock purchase agreements (each a “Common Stock Purchase Agreement”), and warrants (the “Warrants”) to purchase an aggregate of 7,096,390 shares of our common stock for aggregate proceeds equal to $2,500.05, pursuant to the terms and conditions set forth in those certain warrant purchase agreement (each a “Warrant Purchase Agreement”). The Warrants have an exercise price equal to $0.0001. The Warrants are immediately exercisable and terminate on the earlier of December 17, 2017 or five years from the date the Company consummates a merger or other business combination with an operating business or any other event pursuant to which the Company ceases to be a “shell company” and a “blank check company.” This occurred upon the close of the Share Exchange that closed on April 30, 2010. We sold these shares of common stock and Warrants under the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

Item 16. Exhibits

Exhibit No.	Exhibit Description

1.1*	Form of Underwriting Agreement.

2.1
Amended and Restated Share Exchange Agreement, dated as of April 14, 2010, by and among the Registrant, CD Media (Holding) Co., Limited, the shareholders of CD Media BVI, Huizhou CD Media Co., Ltd., and Beijing CD Media Advertisement Co., Ltd.

3.1
Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form 10-SB (File No. 000-53021) filed with the Securities and Exchange Commission on January 16, 2008).

3.2	Bylaws (incorporated by reference from Exhibit 3.2 to the Registration Statement on Form 10-SB (File No. 000-53021) filed with the Securities and Exchange Commission on January 16, 2008).

3.3	Articles of Merger effecting name change filed with the Office of Secretary of State of Delaware on April 30, 2010.

4.1*	Specimen Certificate of Common Stock.

4.2
Form of Warrant dated December 17, 2007 (incorporated by reference from Exhibit 4.1 to the Registration Statement on Form 10-SB (File No. 000-53021) filed with the Securities and Exchange Commission on January 16, 2008).

4.3*	Form of Underwriter Warrant.

5.1*	Opinion of K&L Gates LLP.

10.1
Registration Rights Agreement dated April 30, 2010 entered into by and between the Registrant and Stockholders (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2010).

10.2
Amended and Restated Share and Warrant Cancellation Agreement dated April 23, 2010 entered into by and between the Registrant and Stockholders (incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2010).

10.3
Form of Subscription Agreement by and between the Company, CD Media BVI and the investors.
 (incorporated by reference from Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2010).

10.4
Form of Employment Agreement entered into with executive officers indicated in Schedule A attached to the Form of Agreement (translated to English) (incorporated by reference from Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2010).

10.5
Exclusive Cooperation Agreement dated as of March 30, 2010 by and among CD Media HZ and CD Media.
 (incorporated by reference from Exhibit 10.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2010).

Exhibit No.	Exhibit Description
10.6
Form of Exclusive Option Agreement dated March 30, 2010 entered into with the individuals indicated in Schedule A attached to the Form of Agreement (incorporated by reference from Exhibit 10.6 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2010).

10.7
Form of Power of Attorney dated March 30, 2010 entered into with the individuals indicated in Schedule A attached to the Form of Agreement (incorporated by reference from Exhibit 10.7 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2010).

10.8
Form of Equity Pledge Agreement dated March 30, 2010 entered into with the individuals indicated in Schedule A attached to the Form of Agreement (incorporated by reference from Exhibit 10.8 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2010).

16.1
Letter from AJ. Robbins, PC to the Securities and Exchange Commission dated May 6, 2010 (incorporated by reference from Exhibit 16.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2010).

21.1	List of Subsidiaries (incorporated by reference from Exhibit 21.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2010).

23.1*	Consent of K&L Gates LLP (contained in Exhibit 5.1).

23.2*	Consent of Han Kun Law Offices

23.3	Consent of MaloneBailey, LLP.

24.1	Power of Attorney (included on signature page).

* To be filed by amendment.

Item 17. Undertakings

The undersigned registrant hereby undertakes with respect to the securities being offered and sold in this offering:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

i.    in any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.   any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.   any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that it will:

(i)  for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(ii) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

For the purpose of determining liability under the Securities Act to any purchaser, the undersigned registrant undertakes that each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

For the purpose of determining liability under the Securities Act to any purchaser, the undersigned registrant undertakes that:

(i) if the undersigned registrant is relying on Rule 430B:

(a) each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) if the undersigned registrant is subject to Rule 430C:

(a) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huizhou, People’s Republic of China, on the 15th day of May, 2010.

China Century Dragon Media, Inc.

By:	/s/ Li Hui Hua
Name:	Li Hui Hua
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Li Hui Hua, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign (1) any and all amendments to this Form S-1 (including post-effective amendments) and (2) any registration statement or post-effective amendment thereto to be filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

Chief Executive Office and Chairman
of the Board (Principal Executive
/s/ Li Hui Hua	Officer)	May 14, 2010
Li Hui Hua

Chief Financial Officer and Corporate Secretary
(Principal Financial and Accounting
/s/ Zhang Le	Officer)	May 14, 2010
Zhang Le

/s/ Fu Hai Ming	Director	May 14, 2010
Fu Hai Ming

II-1

EXHIBIT INDEX

Exhibit No.	Exhibit Description

1.1*	Form of Underwriting Agreement.

2.1
Amended and Restated Share Exchange Agreement, dated as of April 14, 2010, by and among the Registrant, CD Media (Holding) Co., Limited, the shareholders of CD Media BVI, Huizhou CD Media Co., Ltd., and Beijing CD Media Advertisement Co., Ltd.

3.1
Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form 10-SB (File No. 000-53021) filed with the Securities and Exchange Commission on January 16, 2008).

3.2	Bylaws (incorporated by reference from Exhibit 3.2 to the Registration Statement on Form 10-SB (File No. 000-53021) filed with the Securities and Exchange Commission on January 16, 2008).

3.3	Articles of Merger effecting name change filed with the Office of Secretary of State of Delaware on April 30, 2010.

4.1*	Specimen Certificate of Common Stock.

4.2
Form of Warrant dated December 17, 2007 (incorporated by reference from Exhibit 4.1 to the Registration Statement on Form 10-SB (File No. 000-53021) filed with the Securities and Exchange Commission on January 16, 2008).

4.3*	Form of Underwriter Warrant.

5.1*	Opinion of K&L Gates LLP.

10.1
Registration Rights Agreement dated April 30, 2010 entered into by and between the Registrant and Stockholders (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2010).

10.2
Amended and Restated Share and Warrant Cancellation Agreement dated April 23, 2010 entered into by and between the Registrant and Stockholders (incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2010).

10.3
Form of Subscription Agreement by and between the Company, CD Media BVI and the investors.
 (incorporated by reference from Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2010).

10.4
Form of Employment Agreement entered into with executive officers indicated in Schedule A attached to the Form of Agreement (translated to English) (incorporated by reference from Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2010).

10.5
Exclusive Cooperation Agreement dated as of March 30, 2010 by and among CD Media HZ and CD Media.
 (incorporated by reference from Exhibit 10.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2010).

10.6
Form of Exclusive Option Agreement dated March 30, 2010 entered into with the individuals indicated in Schedule A attached to the Form of Agreement (incorporated by reference from Exhibit 10.6 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2010).

Exhibit No.	Exhibit Description

10.7
Form of Power of Attorney dated March 30, 2010 entered into with the individuals indicated in Schedule A attached to the Form of Agreement (incorporated by reference from Exhibit 10.7 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2010).

10.8
Form of Equity Pledge Agreement dated March 30, 2010 entered into with the individuals indicated in Schedule A attached to the Form of Agreement (incorporated by reference from Exhibit 10.8 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2010).

16.1
Letter from AJ. Robbins, PC to the Securities and Exchange Commission dated May 6, 2010 (incorporated by reference from Exhibit 16.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2010).

21.1	List of Subsidiaries (incorporated by reference from Exhibit 21.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2010).

23.1*	Consent of K&L Gates LLP (contained in Exhibit 5.1).

23.2*	Consent of Han Kun Law Offices

23.3	Consent of MaloneBailey, LLP.

24.1	Power of Attorney (included on signature page).

* To be filed by amendment.